                               SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                         /X/
Filed by a Party other than the Registrant:  / /

Check the appropriate box:


/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                      TEXARKANA FIRST FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Common Stock, par value $0.01 per share

     2)   Aggregate number of securities to which transaction applies:
          1,539,342

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $37,500,000 - Sale Price

     4)   Proposed maximum aggregate value of transaction:  $37,500,000

     5)   Total fee paid: $7,500

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                     [LOGO]



                                August 11, 2000


Dear Shareholder:

       You are cordially invited to attend the special meeting of shareholders of Texarkana First Financial Corporation, a Texas corporation and the holding company for First Federal Savings and Loan Association of Texarkana, to be held at the main offices of First Federal, 3rd & Olive Streets, Texarkana, Arkansas at 4:00 p.m. (Central time) on September 13, 2000.


       The attached Notice of Special Meeting of Shareholders and proxy statement describe the formal business to be transacted at the special meeting. The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization by and between First United Bancshares, Inc. and Texarkana First Financial dated as of May 15, 2000, and the Plan of Merger attached thereto as EXHIBIT A, which provide for the merger of First United Acquisition Co., Inc., a Texas corporation to be formed as a wholly-owned subsidiary of First United, with and into Texarkana First Financial, with Texarkana First Financial continuing as the surviving corporation and as a wholly-owned subsidiary of First
United. In the merger, the shares of, and options to acquire shares of, Texarkana First Financial's common stock outstanding at the effective time of the merger would be converted into the right to receive an aggregate amount of cash equal to $37,500,000, or (i) $23.35208 per share of common stock outstanding at the effective time, and (ii) $23.35208 less the per-share exercise price for each option to acquire a share of common stock that is outstanding and unexercised at the effective time. The merger will be a taxable transaction to shareholders generally. Shareholders of Texarkana First Financial will have no equity interest in either Texarkana First Financial or First United after completion of the merger. The closing price per share for the Texarkana First Financial common stock as reported on the AMEX on May 15, 2000, the last full trading day prior to the public announcement of the proposed merger, was $21.50. The closing price per share on May 5, 2000, ten days before public announcement of the proposed merger, was $16.625. The accompanying proxy statement more fully describes the proposed merger.


       Consummation of the merger is subject to certain conditions, including the approval of all applicable regulatory authorities and the approval of our shareholders. The Board of Directors believes that the proposed merger is in the best interests of Texarkana First Financial and its shareholders, and has unanimously approved the merger agreement and the merger. The Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement. You are urged to carefully read the accompanying proxy statement, which provides important information regarding the merger and related matters.

       Your vote is important, regardless of the number of shares that you own. In order for the merger to be consummated, the merger agreement must be approved by the holders of two-thirds of the outstanding shares of common stock entitled to vote. Consequently, a failure to vote or a vote to abstain will have the same effect as a vote against the merger agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy in the enclosed postage-paid envelope as soon as possible, even if you currently plan to attend the special meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are not able to attend the special meeting. Executed proxies with no instructions indicated on such proxies will be voted "FOR" approval and adoption of the merger agreement.

       We look forward to seeing you at this important special meeting. If you have any questions regarding the special meeting or the proposed merger, you are encouraged to call John Harrison, President and Chief Operating Officer of Texarkana First Financial, at (870) 773-1103.


                                          Sincerely,

                                          /s/ James W. McKinney

                                          James W. McKinney
                                          Chairman and Chief Executive Officer

                                     [LOGO]


                                3RD & OLIVE STREETS
                             TEXARKANA, ARKANSAS 71854
                                   (870) 773-1103

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD SEPTEMBER 13, 2000


       A special meeting of the shareholders of Texarkana First Financial Corporation will be held at the main offices of First Federal Savings and Loan Association, 3rd & Olive Streets, Texarkana, Arkansas at 4:00 p.m. (Central time) to consider the following proposal:

       To approve and adopt the Agreement and Plan of Reorganization by and between First United Bancshares, Inc. and Texarkana First Financial Corporation, dated as of May 15, 2000, and the Plan of Merger attached thereto as EXHIBIT A, pursuant to which:

              - First United Acquisition Co., Inc., a Texas corporation to be formed as a wholly-owned subsidiary of First United, will merge with and into Texarkana First Financial, with Texarkana First Financial continuing as the surviving corporation and a wholly-owned subsidiary of First United; and
              - the outstanding shares of, and options to acquire shares of, the common stock of Texarkana First Financial will be exchanged for an aggregate consideration of $37,500,000 in cash.

       The board of directors has fixed July 26, 2000, as the record date for the determination of shareholders entitled to vote at the special meeting.

       If you wish to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or letter from the nominee confirming your beneficial ownership of the shares of common stock. You must also bring a form of personal identification. In order to vote your shares at the special meeting you must obtain from each nominee a proxy issued in your name.

       Under Part Five of the Texas Business Corporation Act, if Texarkana First Financial shareholders dissent from and do not vote in favor of the approval and adoption of the Agreement and Plan of Reorganization and the merger, they are entitled to certain appraisal rights, provided that they strictly comply with certain statutory procedures explained in detail in the attached proxy statement. A copy of the dissenters' rights provisions of the Texas Business Corporation Act (Articles 5.11 through 5.13) is attached as APPENDIX C to the proxy statement.

       It will be helpful to us if you read the proxy statement and voting instructions on the proxy card, and then vote by promptly marking, signing, dating and returning the proxy in the enclosed, self-addressed, stamped envelope so that the necessary quorum will be represented at the special meeting.


                                          By Order of the Board of Directors,

                                          /s/ James W. McKinney

                                          James W. McKinney
                                          Chairman and Chief Executive Officer


Texarkana, Arkansas
August 11, 2000

   PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.  IF THE MERGER IS
    CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING YOUR CERTIFICATES.

                                       [logo]

                                3RD & OLIVE STREETS
                             TEXARKANA, ARKANSAS  71854
                                   (870) 773-1103
                              _______________________

                                  PROXY STATEMENT
                              _______________________

                          SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD SEPTEMBER 13, 2000


       This proxy statement and the accompanying form of proxy are being provided to you in connection with the solicitation of proxies by the Board of Directors of Texarkana First Financial Corporation from holders of outstanding shares of its common stock, par value $0.01 per share. The proxies will be voted at Texarkana First Financial's special meeting of shareholders to be held on September 13, 2000, at the time and place and for the purpose set forth in the accompanying Notice of Special Meeting of Shareholders and at any adjournments or postponements of the special meeting. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about August 11, 2000.


       At the special meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization by and between Texarkana First Financial and First United Bancshares, Inc., dated as of May 15, 2000, and the Plan of Merger attached thereto as EXHIBIT A (together, the "merger agreement"), pursuant to which First United Acquisition Co., Inc., a Texas corporation to be formed as a wholly-owned subsidiary of First United, will merge with and into Texarkana First Financial. As a result of the merger, Texarkana First Financial will continue as the surviving corporation and as a wholly-owned subsidiary of First United, and First United Acquisition Co. will cease to exist. In the merger, the shares of, and options to acquire shares of, Texarkana First Financial's common stock outstanding at the effective time of the merger will be converted into the right to receive an aggregate amount of cash equal to $37,500,000, or (i) $23.35208 per share of Texarkana First Financial common stock outstanding at the effective time of the merger, and (ii) $23.35208 less the per-share exercise price for each option to acquire a share of Texarkana First Financial common stock that is outstanding and unexercised immediately prior to the effective time of the merger. Shares held by shareholders properly perfecting their dissenters' rights will be converted into cash pursuant to the dissenters' rights statutes also described in this proxy statement. For a discussion of the consideration to be received by Texarkana First Financial's shareholders in the merger, see "THE PROPOSED MERGER--PURCHASE PRICE." The merger will be a taxable transaction to shareholders generally. Shareholders of Texarkana First Financial will have no equity interest in either Texarkana First Financial or First United after completion of the merger. A copy of the merger agreement is included as APPENDIX A to this proxy statement and is incorporated herein by reference. The closing price per share for the Texarkana First Financial common stock as reported on the AMEX on May 5, 2000, ten days before public announcement of the proposed merger, was $16.625. The closing price per share on May 15, 2000, the last full trading day prior to the public announcement of the proposed merger, was $21.50.

       Consummation of the merger is conditioned upon, among other things, approval and adoption of the merger agreement by the requisite vote of Texarkana First Financial's shareholders and the receipt of all requisite regulatory approvals and consents. For further information concerning the terms and conditions of the merger, see "THE PROPOSED MERGER--THE MERGER."

       The Board of Directors knows of no additional matters that will be presented for consideration at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Texarkana First Financial or any other person.

                                  SUMMARY TERM SHEET

       The following is a brief summary term sheet for the merger, which highlights selected information from this proxy statement regarding the merger and the merger agreement. This term sheet may not, however, contain all of the information that is important to you as a shareholder of Texarkana First Financial Corporation. Accordingly, we encourage you to carefully read the entire proxy statement and the appendices to this proxy statement. Page numbers refer to pages of this proxy statement on which more detailed information may be found.

THE PROPOSED TRANSACTION

       - THE PROPOSAL (page 8). You are being asked to consider and vote upon a proposal to approve the merger agreement that provides for Texarkana First Financial to be merged with and into First United Bancshares, Inc.


       - EACH TEXARKANA FIRST FINANCIAL SHARE WILL BE EXCHANGED FOR $23.35208 IN CASH (page 20). Upon completion of the merger, you will be entitled to receive $23.35208 in cash for each of your shares of Texarkana First Financial stock.


       - EACH TEXARKANA FIRST FINANCIAL OPTION WILL BE EXCHANGED FOR $23.35208 LESS THE PER-SHARE EXERCISE PRICE IN CASH (pages 20 and 27). Upon completion of the merger, you will be entitled to receive, for each of your options to acquire a share of Texarkana First Financial stock which is outstanding and unexercised immediately prior to the effective time of the merger, the amount in cash equal to $23.35208 less the per-share exercise price of the option.


TEXARKANA FIRST FINANCIAL'S FINANCIAL ADVISOR SAYS THE CASH CONSIDERATION IS FAIR TO TEXARKANA FIRST FINANCIAL SHAREHOLDERS (page 14 and APPENDIX B)


       On August 11, 2000, Stifel, Nicolaus & Company, Incorporated, Texarkana First Financial's financial advisor, delivered their opinion to Texarkana First Financial's Board of Directors that, as of the date of this proxy statement, the consideration to be received by Texarkana First Financial shareholders in the merger is fair from a financial point of view.

       Stifel, Nicolaus provided its advisory services and its opinion for the information and assistance of the Texarkana First Financial board in connection with its consideration of the merger. Stifel, Nicolaus's opinion is not a recommendation as to how any Texarkana First Financial shareholder should vote at the special meeting. THE OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

THE MERGER WILL BE A TAXABLE TRANSACTION TO YOU (page 23)


       As a result of the merger, you will generally recognize a gain or loss for United States income tax purposes measured by the difference between the cash received pursuant to the merger agreement and your adjusted tax basis in the shares of Texarkana First Financial's common stock exchanged for such cash. Because determining the tax consequences of the merger can be complicated, you should consult with your tax advisor as to the specific tax consequences of the merger to you, including the applicability and effect of federal, state, local, foreign and other tax laws.


TEXARKANA FIRST FINANCIAL'S RECOMMENDATION TO SHAREHOLDERS (page 12)


       Your Board of Directors has determined, by unanimous vote, that the merger is fair to and in the best interests of Texarkana First Financial and its shareholders and has unanimously approved and adopted the merger agreement and the merger. Your Board of Directors unanimously recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

MARKET PRICE INFORMATION (page 35)


       The closing price per share for the Texarkana First Financial common stock as reported on the AMEX on April 17, 2000, the lowest price the stock reached in the month immediately preceding the public announcement of the proposed merger, was $15.875. The closing price per share on May 5, 2000, ten days before public announcement of the proposed merger, was $16.625. The closing price per share on May 15, 2000, the last full trading day prior to the public announcement of the proposed merger, was $21.50.

THE SPECIAL MEETING

       - TIME, PLACE AND DATE OF THE SPECIAL MEETING (page 4). The special meeting of Texarkana First Financial shareholders will be held at 4:00 p.m., Central time, on September 13, 2000 in the lobby of First Federal's main office, 3rd & Olive Streets, Texarkana, Arkansas.


       - REQUIRED VOTE (page 4). Approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Texarkana First Financial common stock.


       - SHAREHOLDERS ENTITLED TO VOTE (page 4). You are entitled to vote at the special meeting if you owned shares of Texarkana First Financial common stock at the close of business on July 26, 2000, the record date for the special meeting. You will have one vote for each share of Texarkana First Financial common stock you owned on the record date. 1,539,342 shares of Texarkana First Financial common stock were outstanding as of the record date and are entitled to vote at the special meeting.


       - PROCEDURE FOR VOTING (page 4). You may vote by completing and returning the enclosed proxy card, or by appearing at the special meeting and voting in person. If you complete and return the enclosed proxy but wish to revoke it, you must either file a written, signed notice of revocation with Texarkana First Financial's corporate secretary, submit a later-dated proxy to Texarkana First Financial, or attend the meeting and vote in person.


       - SOLICITATION OF PROXIES (page 4). Texarkana First Financial will pay all of the costs of soliciting proxies. In addition to soliciting proxies by mail, Texarkana First Financial's directors, officers and employees, without receiving additional compensation, may solicit proxies by personal interview, mail, telephone and facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Texarkana First Financial will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them. Regan & Associates has been retained by Texarkana First Financial to assist it in the solicitation of proxies.

THE MERGER

       -  STRUCTURE OF THE MERGER (page 8).  Upon completion of the merger:

              - First United Acquisition Co. will be merged with and into Texarkana First Financial, and Texarkana First Financial will be the surviving corporation after the merger;

              -      Texarkana First Financial will be 100% owned by First
                     United; and

              - Each share of Texarkana First Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than shares as to which dissenters' rights are perfected), and each option to acquire a share of Texarkana First Financial common stock that is outstanding and unexercised immediately prior to the effective time, will be converted into the right to receive a cash payment in accordance with the merger agreement. Texarkana First Financial shareholders will have no equity interest in Texarkana First Financial or First United after the merger.

       - ACCOUNTING TREATMENT (page 24). The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by First United in connection with the merger will be allocated to Texarkana First Financial's assets and liabilities based upon their fair values, with any excess being treated as goodwill.


       - RIGHTS OF DISSENTING SHAREHOLDERS (page 24). Under Texas law, if holders of the shares of Texarkana First Financial's common stock dissent and do not vote for approval and adoption of the merger agreement and the merger, they are entitled to appraisal rights, provided that they strictly comply with certain statutory procedures further explained in detail in this proxy statement. A copy of Articles 5.11 through 5.13 of the Texas Business Corporation Act, which sets forth the rights of dissenting shareholders under Texas law, is attached as APPENDIX C to this proxy statement.


       - REASONS FOR THE MERGER (page 12). In arriving at its determination that the merger is fair to, and in the best interests of, the Texarkana First Financial shareholders, the Texarkana First Financial Board of Directors considered a number of factors, including, without limitation, the following:

          - The merger represents an opportunity for Texarkana First Financial shareholders to realize a premium over recent market prices for their shares;

          - In the opinion of Texarkana First Financial's financial advisor, the price per share of common stock to be received by you is fair from a financial point of view;

          - Texarkana First Financial and First Federal compete against many larger and better capitalized financial institutions and are vulnerable to competitive factors;

          - Texarkana First Financial shares are somewhat illiquid, and there is no assurance that Texarkana First Financial shares will appreciate in the future; and

          - The Board of Directors has explored strategic alternatives and believes that the merger offers a unique opportunity to maximize the value of Texarkana First Financial common stock.

       - INTERESTS OF CERTAIN PERSONS IN THE MERGER (page 21). The officers and directors of Texarkana First Financial have interests in the merger as employees and directors that are different from, or in addition to, your interests as shareholders.

PARTIES TO THE MERGER

       - TEXARKANA FIRST FINANCIAL (page 1). Texarkana First Financial is a thrift holding company subject to supervision by the Office of Thrift Supervision. Texarkana First Financial directly owns 100% of the shares of common stock of First Federal Savings and Loan Association, Texarkana, Arkansas.


       - FIRST UNITED (page 1). First United is an Arkansas corporation and registered bank holding company subject to supervision by the Federal Reserve. First United is based in El Dorado, Arkansas and conducts its operations through 11 subsidiary banks and a subsidiary trust company.

       - FIRST UNITED ACQUISITION CO. (page 1). First United Acquisition Co., Inc. will be organized as a Texas corporation and wholly-owned subsidiary of First United, solely for the purpose of effecting the merger.

BANCORPSOUTH, INC.'S ACQUISITION OF FIRST UNITED

       - THE BANCORPSOUTH MERGER (page 20). On April 16, 2000, First United entered into an agreement to merge into BancorpSouth, Inc. That merger, which is subject to several conditions, including regulatory and shareholder approval, is expected to be completed during the third quarter of 2000. BancorpSouth and First United have each scheduled a special meeting of their shareholders on August 24, 2000, to vote on that merger.


       - BANCORPSOUTH, INC. (page 1). BancorpSouth, Inc. is a Mississippi corporation and registered bank holding company, and conducts its operations through its bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries.


       - HOW TEXARKANA FIRST FINANCIAL'S MERGER IS AFFECTED (page 20). If First United merges into BancorpSouth before the Texarkana First Financial merger with First United is completed, BancorpSouth will succeed to First United's rights and obligations as a party to the merger with Texarkana First Financial.

THE MERGER AGREEMENT

       - EFFECTIVE TIME OF THE MERGER (page 26). The merger of Texarkana First Financial and First United Acquisition Co. will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Texas. The filing is expected to occur on or before September 29, 2000, after approval of the merger agreement by Texarkana First Financial's shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. There can be no assurance that all conditions to the merger contained in the merger agreement will be satisfied or waived.


       - REPRESENTATIONS AND WARRANTIES OF TEXARKANA FIRST FINANCIAL AND FIRST UNITED (page 27). The merger agreement contains various customary representations and warranties made by each of the parties to the merger agreement.


       - COVENANTS OF TEXARKANA FIRST FINANCIAL AND FIRST UNITED; CONDUCT OF BUSINESS PRIOR TO THE MERGER (page 30). The merger agreement contains various customary covenants, including a covenant that during the period from the date of the merger agreement until consummation of the merger Texarkana First Financial will conduct its business in the usual and ordinary course.


       - CONDITIONS TO CONSUMMATION OF THE MERGER (page 32). The completion of the merger depends upon satisfaction of a number of conditions, including, among other things:

          - approval of the merger agreement by the shareholders of Texarkana First Financial holding not less than two-thirds of the outstanding shares of common stock;

          -   receipt of all applicable regulatory approvals; and

          - the absence of a material adverse change in the business, financial condition or results of operation of Texarkana First Financial since December 31, 1999.

       - NO NEGOTIATIONS WITH OTHERS (page 34). Subject to certain exceptions, Texarkana First Financial may not, directly or indirectly, nor permit either First Federal or their respective officers, directors or employees to:

          - initiate, solicit or encourage, including by way of furnishing information or assistance, or take any action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any competing transaction;

          - negotiate with any person in furtherance of such inquiries or to obtain a competing transaction; or

          - agree to or endorse any competing transaction, or authorize any investment banker, financial advisor, attorney, accountant or other representative retained by Texarkana First Financial or First Federal to take any such action.

       - TERMINATION OF MERGER AGREEMENT (page 35). The merger agreement provides that the merger agreement and the merger may be terminated by the mutual consent of the parties, or by either party upon the occurrence or non-occurrence of certain events.


MANAGEMENT OWNERSHIP (page 5)


       As of the record date, July 26, 2000, the directors and executive officers of Texarkana First Financial owned or had power to vote (including options exercisable within 60 days of the record date), in the aggregate, 251,528 shares of outstanding Texarkana First Financial common stock, representing an aggregate of approximately 15.2% of the outstanding shares of Texarkana First Financial common stock. The table beginning on page 5 contains more detailed information regarding the share ownership of executive officers and directors.

                                  TABLE OF CONTENTS


SUMMARY TERM SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ii

THE COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SELECTED CONSOLIDATED FINANCIAL DATA OF TEXARKANA FIRST FINANCIAL. . . . . . . . . .1

SPECIAL MEETING OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . .4
       Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       Solicitation and Voting . . . . . . . . . . . . . . . . . . . . . . . . . . .4
       Revocability of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . .5
       Adjournments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

BENEFICIAL OWNERSHIP OF COMMON STOCK
       BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . . . . . . . . . .5

THE PROPOSED MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
       Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .9
       Reasons for the Merger and Recommendation of the Board of Directors . . . . 12
       Opinion of the Financial Advisor. . . . . . . . . . . . . . . . . . . . . . 14
       Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Funding of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 20
       The BancorpSouth Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . 21
       Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . 23
       Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       Conversion of Shares of Texarkana First Financial's Common Stock. . . . . . 26
       Treatment of Texarkana First Financial Stock Options. . . . . . . . . . . . 27
       Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . 27
       Employee Matters and Impact on Employee Benefit Plans . . . . . . . . . . . 29
       Covenants of Texarkana First Financial and First United;
       Conduct of Business Prior to the Merger . . . . . . . . . . . . . . . . . . 30
       Conditions to Consummation of the Merger. . . . . . . . . . . . . . . . . . 32
       No Negotiations with Others . . . . . . . . . . . . . . . . . . . . . . . . 34
       Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . 34
       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

                                      vii

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 36

FUTURE SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

FORWARD-LOOKING STATEMENTS--CAUTIONARY STATEMENTS. . . . . . . . . . . . . . . . . 37


APPENDIX A:   Agreement and Plan of Reorganization by and between First United
              Bancshares, Inc. and Texarkana First Financial Corporation, dated as of May 15, 2000

APPENDIX B:   Opinion of Stifel, Nicolaus & Company, Incorporated

APPENDIX C:   Dissenters' Rights Provisions -- Articles 5.11 - 5.13 of the Texas
                     Business Corporation Act

                                    THE COMPANIES

TEXARKANA FIRST FINANCIAL CORPORATION

       Texarkana First Financial is a thrift holding company subject to supervision by the Office of Thrift Supervision. Texarkana First Financial directly owns 100% of the shares of common stock of First Federal. First Federal operates full-service banking locations in the Arkansas cities of Texarkana, Ashdown, DeQueen, Hope and Nashville, and in Texarkana, Texas. Texarkana First Financial's primary activities are to assist First Federal in the management and coordination of its financial resources and to provide capital, business development, long range planning and public relations for First Federal. Texarkana First Financial's executive offices are located at 3rd & Olive Streets, Texarkana, Arkansas, and its telephone number is (870) 773-1103.

FIRST UNITED

       First United is an Arkansas corporation and registered bank holding company subject to supervision by the Federal Reserve. First United is based in El Dorado, Arkansas and conducts its operations through its 11 subsidiary banks, The First National Bank of El Dorado, First National Bank of Magnolia, Merchants and Planters Bank, N.A. of Camden, The City National Bank of Fort Smith, The Bank of North Arkansas, FirstBank, First United Bank, Fredonia State Bank, City Bank & Trust of Shreveport, Citizens National Bank of Hope and First Republic Bank, and through its subsidiary trust company, First United Trust Company, N.A. First United's subsidiaries conduct a commercial banking, trust and insurance business through a total of 69 offices in 39 municipalities or communities in 21 counties and parishes in Arkansas, Louisiana and Texas. As of March 31, 2000, First United had total assets of approximately $2.72 billion, deposits of approximately $2.27 billion and shareholders' equity of approximately $264.1 million. First United's executive offices are located at Main and Washington Streets, El Dorado, Arkansas 71730, and its telephone number is (870) 863-3181.

FIRST UNITED ACQUISITION CO.

       First United Acquisition Co., Inc. will be organized as a Texas corporation and wholly-owned subsidiary of First United solely for the purpose of effecting the merger. It is anticipated that First United Acquisition Co. will not conduct any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement.

BANCORPSOUTH

       BancorpSouth, Inc. is a Mississippi corporation and registered bank holding company, and conducts its operations through its bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank conducts a commercial banking, trust, insurance and investment services business through 167 banking and mortgage locations and 170 ATM's in 87 communities throughout Mississippi, west Tennessee and portions of Alabama. Prior to June 20, 1997, BancorpSouth Bank operated under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee. As of March 31, 2000, BancorpSouth had total assets of approximately $5.84 billion, deposits of approximately $4.98 billion and shareholders' equity of approximately $494.1 million. BancorpSouth's executive offices are located at One Mississippi Plaza, Tupelo, Mississippi 38804, and its telephone number at that location is (662) 680-2000.

                         SELECTED CONSOLIDATED FINANCIAL DATA
                            OF TEXARKANA FIRST FINANCIAL

       The selected consolidated financial data of Texarkana First Financial for the years ended September 30, 1999, 1998, 1997, 1996 and 1995, and for the six-months ended March 31, 2000 and 1999, and the balance sheet data as of September 30, 1999, 1998, 1997, 1996 and 1995, and as of March 31, 2000
and 1999, are derived from the audited Consolidated Financial Statements of Texarkana First Financial and the unaudited Consolidated Financial Statements of Texarkana First Financial, respectively, not included in this proxy statement.

                             In thousands, except per share data and percentages

                                         For the Six Months Ended
                                                March 31,                          For the Year Ended September 30,
                                        --------------------------  -------------------------------------------------------------
                                            2000         1999          1999        1998         1997        1996          1995
                                        --------------------------  -------------------------------------------------------------
 SUMMARY INCOME DATA:

 Net interest income . . . . . . . .      $3,592       $3,395         $6,901      $6,773       $6,435      $6,265        $5,194

 Provision for loan losses . . . . .           -            -              -        (100)           -           -           177

 Noninterest income  . . . . . . . .         440          606          1,118       1,151          755         756           665

 Noninterest expense . . . . . . . .       1,583        1,534          3,020       2,933        2,604       3,335         2,367
 Income (loss) before securities gains
   or losses, extraordinary items and
   income taxes. . . . . . . . . . .       2,449        2,467          4,999       5,091        4,586       3,686         3,315

 Federal income tax expense  . . . .         856          860          1,778       1,785        1,702       1,283         1,312

 Net income (loss) net of income tax
   expense . . . . . . . . . . . . .       1,593        1,607          3,221       3,306        2,884       2,403         2,003

 Extraordinary items . . . . . . . .           -            -              -           -            -           -             -

 Securities gains, net of income tax
   expense . . . . . . . . . . . . .           -            6              6           -            -          (2)            -

 Net income (loss) . . . . . . . . .       1,593        1,613          3,227       3,306        2,884       2,401         2,003
 Dividends declared  . . . . . . . .    $    .34     $    .32       $    .65    $    .58     $    .50    $   3.45             -

 PER SHARE INCOME DATA:

 Weighted average shares outstanding -
   diluted . . . . . . . . . . . . .   1,485,156    1,588,098      1,556,569   1,708,687    1,720,070   1,833,786    1,844,928

 Net income per share - diluted  . .      $1.072       $1.016          $2.07       $1.94        $1.68       $1.31         $.40(1)

 SELECTED AVERAGE BALANCE SHEET DATA:

 Loans, net of allowance for loan
   losses. . . . . . . . . . . . . .    $165,660     $155,588       $156,073    $149,774     $141,830    $129,182      $121,074

 Assets  . . . . . . . . . . . . . .     203,039      193,514        195,698     185,955      169,042     164,377       148,890

 Deposits  . . . . . . . . . . . . .     147,814      151,368        151,481     147,011      138,379     128,109       126,692

 Long-term debt  . . . . . . . . . .           -            -              -           -            -           -             -

 Shareholders' equity  . . . . . . .     $26,933      $27,189        $26,857     $27,907      $26,860     $32,705       $18,341

 PER SHARE DATA:

 Shares outstanding at end of period   1,539,342    1,588,592      1,539,342   1,675,992    1,787,005   1,884,563     1,983,750

 Book value per common share . . . .   $   17.81    $   16.77      $   17.14   $   16.36    $   15.32   $   14.02     $   16.54


----------------

       (1) Earnings per share for 1995 are calculated from July 7, 1995, the date of the initial public offering, to September 30, 1995.

                                         For the Six Months Ended
                                                March 31,                          For the Year Ended September 30,
                                        --------------------------  -------------------------------------------------------------
                                            2000         1999          1999        1998         1997        1996          1995
                                        --------------------------  -------------------------------------------------------------

 SELECTED FINANCIAL RATIOS:

 Net income to shareholders' equity
   (end of period) . . . . . . . . .         5.81         6.05          12.23       12.06        10.53        9.09          6.11

 Net income to total assets (end of
   period). . . . .  . . . . . . . .          .77          .84           1.60        1.75         1.61        1.45          1.25

 Total interest expense to gross
   interest income . . . . . . . . .        53.75        54.13          53.57       53.86        52.04       50.84         53.77

 Return on average assets  . . . . .         1.57         1.67           1.65        1.78         1.71        1.46          1.35

 Net interest rate margin  . . . . .         3.63         3.62           3.63        3.74         3.90        3.90          3.59

 Shareholders' equity to average
   assets. . . . . . . . . . . . . .        13.26        14.05          13.72       15.01        15.89       19.90         12.32

 Net loan charge-offs to average loans       .008         .001           .005        .014         .015        .003          .004

 Allowance for loan losses to total
   loans . . . . . . . . . . . . . .          .57          .65            .62         .64          .76         .84           .91

 Nonperforming loans to total loans
 (exclusive of other real estate)  .          .34          .51            .66         .19          .19         .15           .17

                           SPECIAL MEETING OF SHAREHOLDERS

PURPOSE

       The special meeting will be held at 4:00 p.m., Central time, on September 13, 2000 in the main offices of First Federal, 3rd and Olive Streets, Texarkana, Arkansas. At the special meeting, shareholders of Texarkana First Financial will be asked to consider and vote on a proposal to approve and adopt the merger agreement. The merger agreement provides for the merger of First United Acquisition Co., Inc. a Texas corporation to be formed as a wholly-owned subsidiary of First United, with and into Texarkana First Financial. Upon consummation of the merger, Texarkana First Financial would be the surviving corporation and would be a wholly-owned subsidiary of First United. Pursuant to the merger agreement, upon consummation of the proposed merger (i) each share of Texarkana First Financial's common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $23.35208 in cash, and (ii) each option to acquire shares of Texarkana First Financial stock which is outstanding and unexercised immediately prior to the effective time of the merger will be canceled and converted into the right to receive the amount in cash equal to $23.35208 less the per-share exercise price of each such option to acquire shares of Texarkana First Financial stock. The aggregate purchase price to be paid by First United for Texarkana First Financial's issued and outstanding common stock and all outstanding and unexercised options to acquire shares of Texarkana First Financial's common stock will be an amount equal to $37,500,000. See "THE PROPOSED MERGER--THE MERGER."

       The board of directors of Texarkana First Financial believes that the merger is in the best interests of Texarkana First Financial and its shareholders and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

SOLICITATION AND VOTING

       In addition to the solicitation of proxies by use of the mail, officers, directors and regular employees of Texarkana First Financial may solicit the return of proxies by personal interview, mail, telephone and facsimile. These persons will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Texarkana First Financial will also request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares. Texarkana First Financial will reimburse such persons and the transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

       Regan & Associates has been retained by Texarkana First Financial to assist it in the solicitation of proxies. Regan & Associates will receive a fee of $5,000 for its assistance, plus reimbursement for out-of-pocket expenses. Texarkana First Financial will bear all of the costs of the solicitation of proxies. Shareholders are urged to send in their proxies without delay.

       All shareholders of Texarkana First Financial as of the close of business on the record date set for the special meeting are eligible to vote at the special meeting. The record date for the special meeting is set at the close of business on July 26, 2000. As of the record date, 1,983,750 shares of Texarkana First Financial's common stock were issued and 1,539,342 shares were outstanding. At that date, such shares were held of record by approximately 391 shareholders. The presence, in person or by proxy, of at least a majority of all the outstanding shares of Texarkana First Financial's common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shareholders as of the record date are entitled to one vote for each share of Texarkana First Financial's common stock that they own.

       The affirmative vote of the holders of at least two-thirds of the outstanding shares of Texarkana First Financial's common stock entitled to vote is required to approve and adopt the merger agreement and the merger. A failure to return a properly executed proxy or to vote in person at the special meeting will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement.

       Abstentions and broker nonvotes will be counted as shares present at the special meeting for purposes of determining the presence of a quorum. Abstentions and broker nonvotes will have the same effect as a vote

"AGAINST" approval of the merger agreement. A broker nonvote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

       As of the record date, the directors and executive officers, together with their respective affiliates, the Texarkana First Financial Directors' and Officers' Management Recognition Plan Trusts, and including options exercisable within 60 days of the record date, collectively owned or had power to vote approximately 251,528 shares of Texarkana First Financial common stock, or approximately 15.2% of the total currently outstanding shares. See "BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

REVOCABILITY OF PROXIES

       Texarkana First Financial encourages the personal attendance of its shareholders at the special meeting. An execution of the accompanying proxy will not affect a shareholder's right to attend the special meeting and to vote in person.

       Proxies may be revoked if you:

       - Deliver a signed, written revocation letter, dated any time before the proxy is voted, to Ms. Debbie Rose, Corporate Secretary, Texarkana First Financial Corporation, at Texarkana First Financial's principal executive offices, 3rd and Olive Streets, Texarkana, Arkansas 71854;

       - Sign and deliver a proxy, dated later than the first one, to Texarkana First Financial's Corporate Secretary at the above address; or

       - Attend the meeting and vote in person. Attending the special meeting alone will not revoke your proxy. A revocation letter or a later-dated proxy will not be effective until received by Texarkana First Financial prior to the shareholder vote at the special meeting.

ADJOURNMENTS

       Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies to a date after the date of the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting, by the chairman of the board of directors of Texarkana First Financial, by the whole board of directors, or by approval of the holders of 50 percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Texarkana First Financial shareholders who have already sent in their proxies to revoke them at any time prior to their use.

                         BENEFICIAL OWNERSHIP OF COMMON STOCK
                     BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table includes, as of the record date, certain information as to Texarkana First Financial's common stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which were known to Texarkana First Financial to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock, (ii) the directors of Texarkana First Financial, and (iii) all directors and executive officers of Texarkana First Financial as a group.

                                                          COMMON STOCK
                                                    BENEFICIALLY OWNED AS OF
                                                        JULY 26, 2000(1)

            NAME OF BENEFICIAL OWNER                 AMOUNT          PERCENT
 ---------------------------------------------  ----------------  ------------
 Texarkana First Financial Corporation            162,764 (2)        10.6%
      Employee Stock Ownership Plan Trust
      3rd and Olive Streets
      Texarkana, Arkansas  71854-5917

 First Manhattan Capital Management               145,098             9.4%
      437 Madison Avenue, 31st floor
      New York, NY  10022

 John Hancock Financial Services                  124,800             8.1%
      101 Huntington Avenue
      Boston, MA  02199

 Gabriel Capital Corp.                            111,900             7.3%
      450 Park Avenue
      New York, NY 10022

 Directors:
      James W. McKinney (Chairman and CEO)         79,524 (3)         5.0%
      John E. Harrison (President and COO)         74,530 (4)         4.7%
      John M. Andres                               12,829 (5)          .8%
      Arthur L. McElmurry                          15,829 (6)         1.0%
      Donald N. Morriss                            21,829 (7)         1.4%
      Josh R. Morriss, Jr.                         15,805 (8)         1.0%

 Certain other executive officers:
      Travis L. Mauldin                            11,976 (9)          .7%
      James L. Sangalli                             4,693(10)          .3%

 All directors and executive officers
      of Texarkana First Financial as a group     251,528(11)        15.2%
      (8 persons)

---------------


(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of common stock if he directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. Shares which may be acquired by the exercise of stock options which are exercisable within 60 days of the record date are deemed to be beneficially owned by the holder and are outstanding for the purpose of computing the percentages of common stock beneficially owned by the respective individual or group. Percentages are based upon 1,539,342 shares issued and outstanding as of the record date.


(2) The Texarkana First Financial Corporation Employee Stock Ownership Plan Trust was established pursuant to the Texarkana First Financial Employee Stock Ownership Plan by an agreement between Texarkana First Financial and Messrs. McElmurry, McKinney and Donald Morriss, who act as trustees of the ESOP. As of the record date, 70,823 shares held in the ESOP Trust had been allocated to the accounts of participating employees, and 91,941 shares were unallocated. Under the terms of the ESOP, the trustees must vote all allocated shares held in the ESOP Trust in accordance with the instructions of the participating employees, and unallocated shares held in the ESOP Trust must be voted by the trustees in the same proportion as the allocated shares are voted. Allocated shares for which no voting instructions are received, or for which an abstention is received, shall be disregarded in determining the proportion of votes for and against to be cast by the trustees.


(3) Includes 25,870 shares held jointly with Mr. McKinney's spouse, with whom voting and dispositive power is shared; 1,000 shares held jointly with his daughter; 100 shares held as custodian for his granddaughter; and 12,879 vested shares allocated within the ESOP. Also includes 29,756 shares which are subject to options currently exercisable, and 9,919 shares subject to options exercisable within 60 days of the record date, pursuant to Texarkana First Financial's Employee Stock Program. Mr. McKinney is also one of three Trustees of the ESOP (see footnote 2 above). Mr. McKinney is also, as a director of Texarkana First Financial, a trustee of the 1996 Texarkana First Financial Corporation Management Recognition Plan and Trust for Directors, which awards shares of Texarkana First Financial common stock to non-employee directors as compensation for their contributions to Texarkana First Financial. The trustees of the Directors' MRP and Trust vote all shares of Texarkana First Financial common stock held by the Directors' MRP Trust which have not yet been earned by and allocated to share recipients in their sole discretion, provided, however, that the trustees of the Directors' MRP and Trust may, in accordance with the terms of the Directors' MRP and Trust Agreement, take into consideration how share recipients have voted earned and allocated shares with respect to a particular proposal. As of the record date, 3,500 shares of Texarkana First Financial common stock were held by the Directors' MRP Trust and had not yet been earned and allocated to share recipients, and thus will be voted by the Board of Directors, as trustees of the Directors' MRP and Trust, in their sole discretion.


(4) Includes 20,580 shares held jointly with Mr. Harrison's spouse, with whom voting and dispositive power is shared; 1,160 shares owned by his spouse; 3,500 shares owned by a trust for which voting and dispositive power is shared; and 8,455 vested shares allocated within the ESOP. Also includes 29,756 shares which are subject to options currently exercisable, and 9,919 shares subject to options exercisable within 60 days of the record date, pursuant to Texarkana First Financial's Employee Stock Program.
       Mr. Harrison is also, as a director of Texarkana First Financial, a trustee of the Directors' MRP and Trust (see footnote 3 above).


(5) Includes 7,186 shares which are subject to options exercisable within 60 days of the record date pursuant to Texarkana First Financial's Directors Stock Plan. Mr. Andres is also, as a director of Texarkana First Financial, a trustee of the Directors' MRP and Trust (see footnote 3 above).


(6) Includes 9,593 shares held in trust for which Mr. McElmurry and his spouse are trustees and share voting power. Also includes 6,236 shares which are subject to options exercisable within 60 days of the record date pursuant to Texarkana First Financial's Directors Stock Plan. Mr. McElmurry is also one of three Trustees of the ESOP (see footnote 2 above). Mr. McElmurry is also, as a director of Texarkana First Financial, a trustee of the Directors' MRP and Trust (see footnote 3 above). Mr. McElmurry is also, with Mr. Donald N. Morriss, a trustee of the 1996 Texarkana First Financial Corporation Management Recognition Plan and Trust for Officers, which awards shares of Texarkana First Financial common stock to key employees as compensation for their contributions to Texarkana First Financial. The trustees of the Officers' MRP and Trust vote all shares of Texarkana First Financial common stock held by the Officers' MRP Trust which have not yet been earned by and allocated to share recipients in their sole discretion, provided, however, that the trustees of the Officers' MRP and Trust may, in accordance with the terms of the Officers' MRP and Trust Agreement, take into consideration how share recipients have voted earned and allocated shares with respect to a particular proposal. As of the record date, 11,013 shares of Texarkana First Financial common stock were held by the Officers' MRP Trust and had not yet been earned and allocated to share recipients, and thus will be voted by the trustees of the Officers' MRP and Trust in their sole discretion.


(7) Includes 800 shares held by Mr. Morriss as custodian for his children. Also includes 6,736 shares which are subject to options exercisable within 60 days of the voting record date pursuant to Texarkana First

       Financial's Directors Stock Plan. Mr. Morriss is also one of three Trustees of the ESOP (see footnote 2 above). Mr. Morriss is also, as a director of Texarkana First Financial, a trustee of the Directors' MRP and Trust (see footnote 3 above). Mr. Morriss is also a trustee of the Officers' MRP and Trust (see footnote 6 above).


(8) Includes 7,366 shares held in a Family Limited Partnership and 703 shares owned by Mr. Morriss's spouse. Includes 7,736 shares which are subject to options exercisable within 60 days of the voting record date pursuant to Texarkana First Financial's Directors Stock Plan. Mr. Morriss is also, as a director of Texarkana First Financial, a trustee of the Directors' MRP and Trust (see footnote 3 above).


(9) Includes 757 shares owned by Mr. Mauldin's spouse, and 1,902 shares allocated within the ESOP. Also includes 4,000 shares which are subject to options currently exercisable, and 2,000 shares subject to options exercisable within 60 days of the record date, pursuant to Texarkana First Financial's Employee Stock Program. Includes 600 shares which are to vest within 60 days of the record date pursuant to the Officers' MRP.


(10) Includes 2,293 shares allocated within the ESOP. Also includes 1,200 shares which are subject to options currently exercisable, and 400 shares subject to options exercisable within 60 days of the record date, pursuant to Texarkana First Financial's Employee Stock Program.


(11) Includes 25,529 shares allocated to the accounts of executive officers as a group in the ESOP. Also includes 3,500 shares held by the Directors' MRP Trust and 11,013 shares held by the Officers' MRP Trust.


                                 THE PROPOSED MERGER

       The following is a summary description of the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this proxy statement, including the merger agreement, which is attached as APPENDIX A to this proxy statement. We urge you to read the appendices in their entirety.

THE MERGER

       Under the terms of the merger agreement, at the effective time, First United Acquisition Co., a Texas corporation to be formed as a wholly-owned subsidiary of First United, will merge with and into Texarkana First Financial with Texarkana First Financial continuing as the surviving corporation. As a result of the merger, Texarkana First Financial will become a wholly-owned subsidiary of First United and will succeed to all of the assets and liabilities of First United Acquisition Co., Inc. which is to be formed only to facilitate the merger. The separate corporate existence of First United Acquisition Co. will cease following consummation of the merger.
 Upon completion of the merger, shareholders of Texarkana First Financial will no longer own any shares of Texarkana First Financial's common stock and will not, as a result of the merger, own any common stock either of First United or First United Acquisition Co.

       As consideration for the merger of First United Acquisition Co. with and into Texarkana First Financial, First United will pay to the shareholders and option holders of Texarkana First Financial an aggregate amount of $37,500,000 in cash. Each of the outstanding shares of Texarkana First Financial's common stock will, therefore, be converted at the effective time of the merger into the right to receive $23.35208 in cash, and each option to acquire a share of Texarkana First Financial's common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive $23.35208 less the per-share exercise price for the option. For a discussion of the consideration to be received by Texarkana First Financial's shareholders in the merger, see "THE PROPOSED MERGER--PURCHASE PRICE" and "THE PROPOSED MERGER--FUNDING OF THE PURCHASE PRICE."

       Immediately after the merger of First United Acquisition Co. with and into Texarkana First Financial, and on the same day thereof, First United will cause First Federal to be merged with and into FirstBank, a Texas banking association and wholly-owned subsidiary of First United, with FirstBank as the surviving entity. Simultaneously with the merger of First Federal into FirstBank, First United will cause Texarkana First Financial to be merged with and into First United. Immediately after the consummation of these transactions, FirstBank will be a wholly-owned subsidiary of First United.

       On April 16, 2000, First United entered into an Agreement and Plan of Merger with BancorpSouth, Inc., a Mississippi corporation and registered bank holding company. Pursuant to that agreement, First United is to merge with and into BancorpSouth, with BancorpSouth being the surviving entity, and the banking subsidiaries and trust company subsidiary of First United will each merge with and into BancorpSouth Bank, with BancorpSouth Bank being the surviving entity. If the BancorpSouth merger is completed before the merger of First United Acquisition Co. with and into Texarkana First Financial, then BancorpSouth will assume the rights, interests and obligations of First United with respect to the merger of First United Acquisition Co. with and into Texarkana First Financial, First Federal will be merged with and into BancorpSouth Bank, and Texarkana First Financial will be merged with and into BancorpSouth. See "THE PROPOSED MERGER--THE BANCORPSOUTH MERGER."

BACKGROUND OF THE MERGER

       Management and the Board of Directors have, from time to time, discussed intensifying competition in, and the continuing consolidation of, the bank, thrift and financial services industries. Management and the Board of Directors continually are reviewing strategic alternatives in order to enhance shareholder value, and at various times in the past, management and the Board of Directors have considered the possibility of a sale of Texarkana First Financial as a way to enhance shareholder value. Management and certain members of the Board of Directors also have been contacted from time to time by officers and other representatives of various financial institutions, with inquiries about the willingness of the Board of Directors to consider a sale of Texarkana First Financial; however, none of such inquiries matured into a formal offer or resulted in a letter of intent for the sale of Texarkana First Financial.


       In late 1999, after receiving inquiries with respect to Texarkana First Financial's interest in a potential business combination from Bank of the Ozarks, Inc., Mr. James McKinney, Chairman of the Board of Directors, contacted investment bankers, among them Stifel, Nicolaus, and requested that they assist the Board of Directors in exploring strategic alternatives available to Texarkana First Financial, and advise the Board of Directors on matters relating to the enhancement of shareholder value. Representatives of Texarkana First Financial informed Bank of the Ozarks, Inc. that Texarkana First Financial was considering its strategic alternatives at that time and that, should a sale of Texarkana First Financial be one of the options, they would be contacted.


       In early December 1999, Stifel, Nicolaus furnished the Board of Directors with an analysis of strategic alternatives for Texarkana First Financial. On December 7, 1999, representatives of Stifel, Nicolaus met with the full Board of Directors in person and reviewed and discussed the analysis. Among other things, Stifel's analysis discussed a range of potential values for the sale of Texarkana First Financial, should Texarkana First Financial determine that a sale was in the best interest of Texarkana First Financial and its shareholders. The preliminary range of values discussed at that time was $25-$30 per share. Stifel, Nicolaus was subsequently retained as Texarkana First Financial's financial advisor on December 14, 1999.


       At the request of the Board of Directors, in January and February 2000, Stifel, Nicolaus contacted, from a list of potential acquirers presented to the Board of Directors on December 7, 1999, ten potential acquirers to seek indications of interest in acquiring Texarkana First Financial. After contacting the list of potential acquirers, Stifel, Nicolaus informed the Board of Directors that, of the ten companies initially contacted, four, including Bank of the Ozarks, Inc. and First United, had indicated an interest in receiving more information and entering into discussions. At that time, the Board, through Mr. McKinney, instructed Stifel, Nicolaus to attempt to determine the level of interest and range of values that the four potential acquirers would consider in an acquisition of Texarkana First Financial.

       Per Mr. McKinney's instructions, Stifel, Nicolaus obtained confidentiality agreements with the four financial organizations that had previously expressed an interest in Texarkana First Financial. Following the execution of those confidentiality agreements, Stifel, Nicolaus supplied certain financial and other information regarding Texarkana First Financial and First Federal to these organizations. At the same time, Stifel, Nicolaus requested indications of interest from the various organizations concerning the possible acquisition of Texarkana First Financial.


       During late February and early March 2000, First United responded with a preliminary aggregate deal value of $40 million, or approximately $24.81 per Texarkana First Financial share, in cash. Upon further analysis, First United reduced their indication of interest to $37.5 million. Bank of the Ozarks, Inc. responded with a preliminary proposal for an exchange of 1.19 shares of Bank of the Ozarks, Inc. stock for each share of Texarkana First Financial stock, or a preliminary value at the time of the proposal of approximately $20.23 per Texarkana First Financial share. First Federal Bancshares of Arkansas, Inc. responded with a preliminary value of $25 per Texarkana First Financial share, in cash. A fourth company responded with an oral indication of approximately $20-21 per Texarkana First Financial share in stock. The fourth company was informed by Stifel, Nicolaus that they would be contacted if their preliminary indication of interest compared favorably with the others already received.


       By March 2000, due to a decline in the market price of Bank of the Ozarks, Inc.'s stock, the value of a possible stock transaction with Bank of the Ozarks, Inc. was below that of a possible cash transaction with First United or First Federal Bancshares. Consequently, in early to mid March, Stifel, Nicolaus notified Bank of the Ozarks, Inc. that Texarkana First Financial had decided to pursue other alternatives. Texarkana First Financial scheduled separate on-site due diligence reviews with First United and First Federal Bancshares. The due diligence reviews commenced on March 14, 2000, and ended on March 29, 2000, with both parties conducting due diligence.

       Upon conclusion of the due diligence reviews and further negotiations, Stifel, Nicolaus solicited final offers from First United and First Federal Bancshares. First Federal Bancshares withdrew its indication of interest and First United reaffirmed its indication of interest for an aggregate deal value of $37.5 million in cash, or $23.35208 per share.

       On April 11, 2000, representatives of Stifel, Nicolaus were contacted by James V. Kelley, Chairman, President and CEO of First United, to inform them of negotiations for a potential merger between First United and BancorpSouth, and to ask Stifel, Nicolaus to provide a fairness opinion to First United in that transaction. On the same day, Stifel, Nicolaus contacted James McKinney, Chairman and CEO of Texarkana First Financial, to inform him that First United was participating in merger discussions with an undisclosed acquirer, and to ascertain whether Mr. McKinney was opposed to Stifel, Nicolaus' agreeing to provide a fairness opinion to First United. Prior to that time the Board of Directors had no knowledge of the BancorpSouth transaction.


       At a meeting of the Board of Directors on April 18, 2000, the Board of Directors was informed by counsel of the status of the potential merger opportunity with First United. Counsel advised the Board of Directors of the importance of maintaining the confidentiality of the discussions with regard to the proposed transaction. Counsel advised that insider trading liability could attach if information is provided to others, and that the directors and their affiliates could not at that point trade in the securities of Texarkana First Financial, First United or BancorpSouth.


       Counsel then advised the Board of Directors of their duty of due care to make a well-informed decision with regard to the potential merger and that it would be imprudent to proceed in the transaction without a fairness opinion rendered by an independent financial advisor. The Board of Directors was then advised by counsel of possible conflicts of interest on the part of Stifel, Nicolaus, given (i) Stifel, Nicolaus' economic interest in the transaction, because they are to receive a 1% commission in the event the proposed transaction is successful, but only a $75,000 fee if the transaction is not successful, and (ii) given the fact that Stifel, Nicolaus would be providing a fairness opinion to First United in the context of First United's transaction with BancorpSouth. Counsel advised the Board of Directors that steps had been taken to minimize the effects of any conflicts of interest of Stifel, Nicolaus, by ensuring that all amounts due and owing to Stifel, Nicolaus in connection with its work with First United on the BancorpSouth transaction would be paid before Stifel, Nicolaus would deliver its fairness opinion analysis to the Board of Directors of Texarkana First Financial and before the Board of Directors would approve the transaction with First United (which delivery and approval took place on April 25, 2000). Counsel cautioned the Board of Directors, however, that conflicts are still present. The Board of Directors considered the risks associated with relying on Stifel, Nicolaus' opinion despite the presence of conflicts of interest, and weighed those risks against the benefits of relying on Stifel, Nicolaus' fairness opinion in this transaction. The Board of Directors was concerned principally that, if they did not use Stifel, Nicolaus' fairness opinion, additional time would be necessary to obtain such an opinion from another investment banker, and the resulting delay in the negotiation process with First United might jeopardize the transaction as a whole, or might adversely impact the final merger consideration, because prices for bank and thrift stocks had fallen over the preceding months. The additional cost associated with engaging another investment banker for purposes of obtaining a fairness opinion was also considered, as was Stifel, Nicolaus' strong reputation in the field and the integrity of the Stifel, Nicolaus representatives with whom the Board of Directors had dealt to that point.


       The Board of Directors also considered the fact that representatives of Stifel, Nicolaus, in their December 7, 1999 presentation to the Board of Directors, suggested that an appropriate sale price for Texarkana First Financial would be in the range of $25 to $30 per share, but that the consideration to be paid in the transaction with First United would be $23.35208 per share. Counsel advised the Board of Directors that, because Stifel, Nicolaus would receive a 1% brokerage commission if the transaction was consummated, but a $75,000 fee if it was not, Stifel, Nicolaus had an economic incentive to render a fairness opinion. Counsel also advised the Board of Directors that representatives of Stifel, Nicolaus had assured them that the lower value could be justified objectively, based on macroeconomic changes that had taken place in the market for bank and thrift stocks since December 1999, and that the same methodology that was used to generate values of $25-$30 per share in December 1999 would also justify a fairness opinion in April 2000 with regard to the $23.35208 per share to be paid in the First United transaction. The Board of Directors considered the fact that stock prices for publicly-traded financial institution holding companies had declined by more than 10% since December 1999, and that Texarkana First Financial's own stock price had dropped significantly over that period. The Board of Directors also considered as a primary indicator of the fairness of the transaction the fact that Texarkana First Financial had essentially entered into an auction process, and that First United was the only competitive bidder that remained.

       The Board of Directors also was advised of the background of merger discussions to date, and it thoroughly discussed the acquisition proposal of First United. After extensive deliberation, the Board of Directors voted to continue with Stifel, Nicolaus to provide the fairness opinion.

       At a special meeting of the Board of Directors held on April 25, 2000, a merger agreement with First United, substantially final in form, was presented to the Board of Directors, and representatives of Stifel, Nicolaus discussed the opinion of Stifel, Nicolaus regarding the fairness from a financial point of view of the proposed First United transaction. At that meeting, Stifel, Nicolaus delivered its oral opinion to the effect that, as of that date, and subject to various assumptions, matters considered and limitations described in the opinion, that the $37.5 million cash offer from First United was fair, from a financial point of view, to the holders of Texarkana First Financial's common stock. Stifel, Nicolaus also discussed with the Board of Directors the declining prices for bank stocks generally, and for Texarkana First Financial's stock in particular, since December 1999, when Stifel, Nicolaus made its initial presentation to the Board of Directors. Counsel advised the Board of Directors regarding, and the Board of Directors discussed, various substantive matters governed by the merger agreement. The Board of Directors' discussion included, among other things, discussions regarding the status of negotiations with First United, timing of a potential transaction, tax treatment of the proposal, Texarkana First Financial's projected future performance and other available strategic alternatives, including remaining independent, background information on First United, their plans and prospects for financing the acquisition, post-signing and preclosing covenants, termination provisions, employee benefit matters, director and officer indemnification and director and officer insurance coverage, various ancillary agreements, and other open issues. After a lengthy discussion, the Board of Directors unanimously approved the merger agreement and the merger of a subsidiary of First United into Texarkana First Financial, and empowered management, through counsel, to negotiate the final open issues with regard to the agreement. Counsel to Texarkana First Financial then completed negotiations with regard to the remaining open issues, and, upon the approval of management, prepared a final agreement for execution, and prepared Texarkana First Financial's disclosure schedules to accompany the final agreement. The agreement was then executed as of May 15, 2000.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

       At a special board meeting on April 25, 2000, the Texarkana First Financial Board of Directors determined that the merger is fair to and in the best interests of Texarkana First Financial and its shareholders and, by the unanimous vote of all the directors, approved and adopted the merger agreement and the transactions contemplated by the merger agreement. ACCORDINGLY, THE TEXARKANA FIRST FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT TEXARKANA FIRST FINANCIAL SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

       The Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of First United and Texarkana First Financial, are fair and in the best interests of Texarkana First Financial and its shareholders. In the course of reaching its determination, the Board of Directors consulted with its legal counsel with respect to its legal duties, the terms of the merger agreement and related issues; with its financial advisor Stifel, Nicolaus with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

       The financial services industry has changed significantly in recent years. Such changes include:

-      consolidation of the banking industry through mergers;

- deregulation of competition among banking, securities and insurance services providers; and

- a trend towards banks and others offering a broad range of different financial services and products to customers.

       In the future, many expect the extensive use of technology to continue to transform the delivery of banking services. For these reasons, the Board of Directors developed concerns about Texarkana First Financial's small size and limited resources and its ability to meet the challenges facing it. The Board of Directors was also concerned about Texarkana First Financial's ability to meet its shareholders' expectations. Increasing shareholder value in future years would require increases in profitability and growth, which would be difficult for Texarkana First Financial to achieve given its small size, current market conditions and increasing consumer demand for sophisticated financial services. The Board of Directors believes that the merger at this time is in the best interests of the shareholders. Texarkana First Financial's financial advisor has advised us that First United's offer of $23.35208 per share for Texarkana First Financial's outstanding common stock is fair from a financial point of view to Texarkana First Financial's shareholders.

       In reaching its determination to approve the merger agreement, the Board of Directors considered all factors it deemed material. The Board of Directors analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Texarkana First Financial. In this regard, the Board of Directors considered the performance trends of Texarkana First Financial over the past several years. The Board of Directors compared Texarkana First Financial's current and anticipated future operating results to publicly available financial and other information for other similarly sized banking institutions in Arkansas and East Texas. The Board of Directors used this information in analyzing the options of selling Texarkana First Financial, remaining independent on a stand-alone basis or pursuing acquisitions, and the business strategies that could reasonably be implemented by Texarkana First Financial. The Board of Directors concluded that although Texarkana First Financial has been successful in reducing its operating costs, competition from larger financial institutions would make it difficult for Texarkana First Financial over time to earn an adequate return as an independent entity, which, in the future, may decrease the value of Texarkana First Financial's common stock.

       The Board of Directors concluded that the merger represents an opportunity for Texarkana First Financial's shareholders to realize a premium over recent market prices for their common stock. The shareholders of Texarkana First Financial will receive approximately a 40% premium over the $16.625 closing price of Texarkana First Financial's common stock on May 5, 2000, the lowest point the stock reached during the two weeks prior to the announcement that Texarkana First Financial had received a merger proposal from First United.

       The Board of Directors considered the opinion of Stifel, Nicolaus that, as of April 25, 2000, and updated through the date of this proxy statement, the purchase price to be received by holders of Texarkana First Financial's common stock pursuant to the merger agreement was fair to Texarkana First Financial's shareholders from a financial point of view. See "THE PROPOSED MERGER--OPINION OF THE FINANCIAL ADVISOR." The Board of Directors reviewed the assumptions and results of the various valuation methodologies employed by Stifel, Nicolaus in arriving at its opinion and found those assumptions and results to be reasonable and complete.

       The Board of Directors considered the current operating environment, including but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the Board of Directors at its regular meetings and was also discussed between the Board of Directors and Texarkana First Financial's advisors. The Board of Directors also considered the current and prospective economic and competitive conditions facing Texarkana First Financial in its market areas.

       The Board of Directors also considered provisions made for benefits to and obligations of employees, management and members of the Board of Directors. The Board of Directors concluded that those terms are fair and reasonable.

       The Board of Directors considered the likelihood of the merger being approved by the appropriate regulatory authorities. See "THE PROPOSED MERGER--REGULATORY APPROVALS."

       The Board of Directors considered the specific terms of the merger agreement, including the taxable nature of the purchase price. The Board of Directors also considered the ability of First United to pay the aggregate purchase price, and accordingly reviewed First United's financial condition, results of operation, liquidity and capital position.

       The Board of Directors also considered the fact that the merger consideration is all cash, which provides certainty of value to Texarkana First Financial's shareholders as compared to a stock transaction.

       In addition, the Board of Directors considered the fact that the merger agreement prohibits Texarkana First Financial and First Federal from initiating, soliciting, or encouraging discussions with third parties which may be reasonably expected to lead to an alternative business combination.

       The above discussion of the factors considered by the Board of Directors is not intended to be exhaustive. In determining whether to approve and recommend the merger agreement, the Board of Directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above and the opinion of Stifel, Nicolaus referred to above, the Board of Directors unanimously approved and adopted the merger agreement and the merger as being in the best interests of Texarkana First Financial and its shareholders.

       For the reasons set forth above, the Board of Directors has unanimously approved the merger agreement and the merger as advisable and in the best interests of Texarkana First Financial and its shareholders and recommends that the shareholders of Texarkana First Financial vote "FOR" the approval and adoption of the merger agreement and the merger.

OPINION OF THE FINANCIAL ADVISOR

       Texarkana First Financial retained Stifel, Nicolaus & Company, Incorporated as its financial advisor in connection with the merger because Stifel, Nicolaus is a nationally recognized investment-banking firm with substantial expertise in transactions similar to the merger. Stifel, Nicolaus is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel, Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

       At a meeting of Texarkana First Financial's Board of Directors on April 25, 2000, Stifel, Nicolaus rendered to Texarkana First Financial's Board of Directors an oral opinion that, as of such date and subject to various assumptions, matters considered and limitations described, the $23.35208 to be paid for each share of Texarkana First Financial's common stock pursuant to the merger agreement, referred to below as the cash consideration, was fair to the holders of Texarkana First Financial's common stock from a financial point of view.


       Stifel, Nicolaus has confirmed its April 25, 2000 oral opinion by delivery of its written opinion to Texarkana First Financial's Board of Directors, dated the date of this proxy statement, that, based upon and subject to various assumptions, matters considered and limitations described therein, the cash consideration of $23.35208 per share to be received by the shareholders of Texarkana First Financial pursuant to the merger agreement is fair to such shareholders from a financial point of view.

       The full text of Stifel, Nicolaus's opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as APPENDIX B to this proxy statement and is incorporated herein by reference, and should be read in its entirety in connection with this proxy statement. The summary of the opinion of Stifel, Nicolaus set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

       No limitations were imposed by Texarkana First Financial on the scope of Stifel, Nicolaus's investigation or the procedures to be followed by Stifel, Nicolaus in rendering its opinion. Stifel, Nicolaus was not requested to and did not make any recommendation to Texarkana First Financial's Board of Directors as to the form or amount of the consideration to be paid to Texarkana First Financial or its shareholders, which was determined through arm's length negotiations between the parties. In arriving at its opinion, Stifel, Nicolaus did not ascribe a specific range of values to Texarkana First Financial. Its opinion is based on the financial and comparative analyses described below. Stifel, Nicolaus's opinion was directed solely to Texarkana First Financial's Board of Directors for its use in connection with its consideration of the merger. Stifel, Nicolaus's opinion addressed only the fairness of the consideration to be received from a financial point of view, did not address any other aspect of the merger, and was not intended to be and does not constitute a recommendation to any shareholder of Texarkana First Financial as to how such shareholder should vote with respect to the merger. Stifel, Nicolaus was not requested to opine as to, and its opinion does not address, Texarkana First Financial's underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Texarkana First Financial.

       In connection with its April 25, 2000 oral opinion and its written opinion dated the date hereof, Stifel, Nicolaus, among other things:

       -      reviewed the merger agreement;

       - reviewed the financial statements of Texarkana First Financial included in its Annual Reports on Form 10-K for each of the five years ended September 30, 1995 through 1999, internal financial statements for the three months ended March 31, 2000 and (in connection with the written opinion dated the date hereof) the financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

       - reviewed the financial statements of First United included in its Annual Reports on Form 10-K for each of the five years ended December 31, 1995 through 1999, internal financial statements for the three months ended March 31, 2000 and (in connection with the written opinion dated the date hereof) the financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;


       - reviewed various internal financial analyses and forecasts for Texarkana First Financial and First United prepared by their respective managements;


       - reviewed pro forma financial forecasts for the pro forma combined company resulting from the merger of First United with BancorpSouth prepared by their respective managements which utilized First United's and BancorpSouth's internal financial forecasts, to determine, among other things, the ability of First United and BancorpSouth to pay the merger consideration;

       - conducted conversations with Texarkana First Financial's and First United's senior management regarding their respective business plans and financial forecasts;

       - compared financial and securities data of Texarkana First Financial and First United with various other companies whose securities are traded in public markets and reviewed the historical stock prices and trading volumes of the common stock of Texarkana First Financial and First United;

       - reviewed the financial terms of certain other business combinations; and

       - conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

       Stifel, Nicolaus also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the bank and thrift industries generally.

       In rendering its opinion, Stifel, Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it. Stifel, Nicolaus did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to it, Stifel, Nicolaus assumed with Texarkana First Financial's consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Texarkana First Financial and First United as to the future operating and financial performance of Texarkana First Financial and First United, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel, Nicolaus could form its opinion. Stifel, Nicolaus also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Texarkana First Financial or First United since the date of the last financial statements made available to it. Stifel, Nicolaus also assumed, without independent verification and with Texarkana First Financial's consent, that the aggregate allowances for loan losses set forth in the financial statements of Texarkana First Financial and First United are in the aggregate adequate to cover all such losses. Stifel, Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of Texarkana First Financial's or First United's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Texarkana First Financial or First United. Stifel, Nicolaus relied on advice of Texarkana First Financial's counsel and accountants as to all legal and accounting matters with respect to Texarkana First Financial, the merger agreement and the transactions and other matters contained or contemplated therein. Stifel, Nicolaus assumed, with Texarkana First Financial's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval, and that all conditions to the merger will be satisfied and not waived.

       In rendering its opinion, Stifel, Nicolaus assumed that the merger will be consummated as provided in the merger agreement, will constitute a tax-free reorganization as contemplated by the merger agreement and will be accounted for under the purchase accounting method. Stifel, Nicolaus's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion, and does not imply any conclusion as to the price or trading range of the stock of Texarkana First Financial or First United, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

       As a matter of policy, Texarkana First Financial and First United do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel, Nicolaus in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either Texarkana First Financial or First United, including, without limitation, factors related to the integration of Texarkana First Financial and First United and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

       In connection with rendering its April 25, 2000 oral opinion, Stifel, Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel, Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel, Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Texarkana First Financial or First United. Any estimates contained in Stifel, Nicolaus's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel, Nicolaus's analyses was identical to Texarkana First Financial or First United or the merger, respectively. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of Texarkana First Financial or companies to which they are being compared. None of the analyses performed by Stifel, Nicolaus was assigned a greater significance by Stifel, Nicolaus than any other. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Texarkana First Financial's common stock or First United's common stock may trade in the public markets.

       The following is a summary of the financial analyses performed by Stifel, Nicolaus in connection with providing its oral opinion on April 25, 2000.

       ANALYSIS OF BANK MERGER TRANSACTIONS. Stifel, Nicolaus analyzed various information relating to recent transactions in the thrift industry, consisting of (1) 60 acquisitions announced between April 13, 1999 and April 13, 2000, involving sellers in all regions of the United States with announced transaction values and excluding merger of equals transactions, referred to below as Group A, (2) a second group of 19 thrift acquisitions announced between April 13, 1999 and April 13, 2000, involving sellers in all regions of the United States with announced transaction values between $25 million and $75 million and excluding merger of equals transactions, referred to below as Group B, and (3) a third group of 13 thrift acquisitions announced between April 13, 1999 and April 13, 2000, involving sellers with an equity / assets ratio greater than 12% in all regions of the United States with announced transaction values between $25 million and $75 million and excluding merger of equals transactions, referred to below as Group C. These transactions are referred to below as the selected transactions. Stifel, Nicolaus calculated the following ratios with respect to the merger and the selected transactions:


                                       Texarkana/         Group A Selected Transactions
                                                          -----------------------------
                                      First United
Ratios                                                 25th Percentile    Median   75th Percentile
------                                                 ---------------    ------   ---------------
Deal Price Per Share/Book Value
       Per Share                        136.8%              122.3%        152.3%         195.6%
Deal Price Per Share/Tangible Book
       Value Per Share                  136.8%              124.1%        155.3%         196.9%
Adjusted Deal Price/6.50% Equity        175.2%              161.0%        185.6%         225.5%
Deal Price Per Share/Latest 12
       Months Earnings Per Share         11.0x               19.2x         25.3x          30.5x
Deal Price/Assets                        18.2%               14.5%         18.6%          24.5%
Premium over Tangible Book
       Value/Deposits                     6.6%                5.4%          8.4%          12.7%
Deal Price/Deposits                      24.5%               20.2%         24.5%          32.0%



                                       Texarkana/         Group B Selected Transactions
                                                          -----------------------------
                                      First United
Ratios                                                 25th Percentile    Median   75th Percentile
------                                                 ---------------    ------   ---------------
Deal Price Per Share/Book Value
       Per Share                        136.8%              121.5%        135.1%         166.2%
Deal Price Per Share/Tangible Book
       Value Per Share                  136.8%              122.7%        135.1%         174.6%
Adjusted Deal Price/6.50% Equity        175.2%              153.1%        170.7%         232.0%
Deal Price Per Share/Latest 12
       Months Earnings Per Share         11.0x               19.8x         25.3x          29.0x
Deal Price/Assets                        18.2%               16.1%         20.1%          25.6%
Premium over Tangible Book
       Value/Deposits                     6.6%                5.3%          8.1%          12.8%
Deal Price/Deposits                      24.5%               21.8%         27.7%          33.8%


                                       Texarkana/         Group C Selected Transactions
                                                          -----------------------------
                                      First United
Ratios                                                 25th Percentile    Median   75th Percentile
------                                                 ---------------    ------   ---------------
Deal Price Per Share/Book Value
       Per Share                        136.8%              117.3%        124.6%         150.8%
Deal Price Per Share/Tangible Book
       Value Per Share                  136.8%              117.3%        126.1%         150.8%
Adjusted Deal Price/6.50% Equity        175.2%              149.8%        170.7%         223.4%
Deal Price Per Share/Latest 12
       Months Earnings Per Share         11.0x               21.1x         27.8x          29.8x
Deal Price/Assets                        18.2%               19.3%         22.9%          27.5%
Premium over Tangible Book
       Value/Deposits                     6.6%                5.0%          5.8%          12.4%
Deal Price/Deposits                      24.5%               27.7%         30.0%          38.6%


This analysis resulted in a range of imputed values for Texarkana First Financial's common stock of between $23.31 and $53.78 based on the median multiples for Group A, between $22.98 and $53.78 based on the median multiples for Group B, and between $21.27 and $59.21 based on the median multiples for
Group C.

     PRESENT VALUE ANALYSIS. Applying discounted cash flow analysis to the theoretical future earnings and dividends of Texarkana First Financial, Stifel, Nicolaus compared the $23.35 consideration to be received in exchange for one share of Texarkana First Financial's common stock under the terms of the merger agreement as of April 25, 2000 to the calculated future value of one share of Texarkana First Financial's common stock on a stand-alone basis. The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, and a 15.0%, 17.5%, 20.0% and 22.5% discount rate. Stifel, Nicolaus selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly traded comparable thrifts. The stand-alone present value of Texarkana First Financial's common stock calculated on this basis ranged from $13.06 to $24.94 per share.

     DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Stifel, Nicolaus estimated the net present value of the future streams of after-tax cash flow that Texarkana First Financial could produce to benefit a potential acquirer, referred to below as dividendable net income. In this analysis, Stifel, Nicolaus assumed that Texarkana First Financial would perform in accordance with management's estimates and calculated assumed after-tax distributions to a potential acquirer such that its tangible common equity ratio would be maintained at 6.5% of assets. Stifel, Nicolaus calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2000, discounted to present values at assumed discount rates ranging from 11.0% to 15.0%. This discounted cash flow analysis indicated an implied equity value reference range of $17.72 to $29.18 per share of Texarkana First Financial's common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Texarkana First Financial's common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated revenue enhancements, earnings growth rates, dividend payout rates and discount rates.

     ANALYSIS OF PREMIUM TO MARKET PRICE FOR MERGER TRANSACTIONS. Stifel, Nicolaus analyzed the premiums paid to the then current market price one day, one week and one month prior to the date of announcement of a transaction for 549 transactions in the bank and thrift industries announced in the U.S. between April 13, 1995 and April 13, 2000. Stifel, Nicolaus calculated the following ratios with respect to the merger and such transactions:


                                                             Texarkana/         Transactions Announced
                                                                                ----------------------
                                                            First United      Between 4/13/95 and 4/13/00
                                                                              ---------------------------
Market Premium Data
-------------------                                                              25th                    75th
                                                                              Percentile    Median    Percentile
                                                                              ----------    ------    ----------
Premium to stock price 1 day prior to announcement                39.4%          11.0%       21.5%      34.6%
Premium to stock price 1 week prior to announcement               43.7%          14.3%       25.4%      41.2%
Premium to stock price 1 month prior to announcement              53.1%          18.0%       30.5%      46.2%


     This analysis resulted in a range of imputed values for Texarkana First Financial's common stock of between $19.90 and $20.35 based on the median premiums for such transactions.

     COMPARISON OF SELECTED COMPANIES. Stifel, Nicolaus reviewed and compared various multiples and ratios for the merger with a peer group of seven thrifts and two banks headquartered in the central part of the U.S., which Stifel, Nicolaus deemed to be relevant. The group of selected thrifts and banks consisted of Acadiana Bancshares, Inc., Bank West Financial Corporation, Chester Bancorp, Inc., Citizens First Financial Corp., First Federal Bancshares of Arkansas, Inc., Jacksonville Bancorp, Inc., National Bancshares Corporation of Texas, North Central Bancshares, Inc., and Pocahontas Bancorp, Inc. In order to calculate a range of imputed values for a share of Texarkana First Financial's common stock, Stifel, Nicolaus applied a 30.5% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, latest 12 month earnings, estimated 2000 earnings as provided by Institutional Brokers Estimate System, assets, tangible book value to deposits and deposits. Stifel, Nicolaus then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Texarkana First Financial. This analysis resulted in a range of imputed values for

Texarkana First Financial's common stock of between $14.31 and $29.06 based on the median multiples and ratios for the peer group. The 30.5% control premium selected by Stifel, Nicolaus was based on a 5 year analysis of market premiums paid in bank and thrift merger transactions.

     Additionally, Stifel, Nicolaus calculated the following ratios with respect to the nine selected comparable companies after application of the 30.5% control premium:

                                       Texarkana/         Nine Selected Comparable Companies
                                                          ----------------------------------
                                      First United
Ratios                                                     Minimum       Median         Maximum
------                                                     -------       ------         -------
Deal Price Per Share/Book Value
       Per Share                        136.8%              87.5%         106.4%         144.4%
Deal Price Per Share/Tangible Book
       Value Per Share                  136.8%              92.2%         112.4%         173.3%
Adjusted Deal Price/6.50% Equity        175.2%              79.9%         110.3%         218.5%
Deal Price Per Share/Latest 12
       Months Earnings Per Share         11.0x               9.7x          13.6x          25.4x
Deal Price per share/Estimated
       2000 Earnings Per Share           11.1x               9.5x          13.7x          28.9x
Deal Price/Assets                        18.2%               9.2%          11.1%          25.0%
Premium over Tangible Book
       Value/Deposits                     6.6%              -1.6%           1.6%          10.2%
Deal Price/Deposits                      24.5%              14.6%          16.2%          33.2%


     In connection with its written opinion dated as of the date of this proxy statement, Stifel, Nicolaus performed procedures to update, as necessary, its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Stifel, Nicolaus did not utilize any methods of analysis in addition to those described above in updating its April 25, 2000 oral opinion.

     Pursuant to the terms of Stifel, Nicolaus's engagement, Texarkana First Financial paid Stifel, Nicolaus a nonrefundable cash fee of $50,000 upon the signing of the definitive agreement and a nonrefundable cash fee of $25,000 at the time of mailing of the proxy statement. In addition, Texarkana First Financial has agreed to pay Stifel, Nicolaus an additional fee of 1.00% of the total aggregate consideration paid in the transaction, less the fees already paid, subject to and conditioned upon consummation of the merger. Texarkana First Financial has also agreed to reimburse Stifel, Nicolaus for various out-of-pocket expenses and has agreed to indemnify Stifel, Nicolaus, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     Stifel, Nicolaus was also retained by First United as a financial advisor and provided a fairness opinion in connection with the proposed merger of First United and BancorpSouth Inc. Texarkana First Financial consented to the retention of Stifel, Nicolaus by First United and waived any claim of a conflict of interest with respect to the First United engagement or any activities undertaken by Stifel, Nicolaus in connection therewith. Prior to Stifel, Nicolaus's delivery of its oral opinion to the Texarkana First Financial Board of Directors on April 25, 2000, First United paid Stifel, Nicolaus a nonrefundable cash fee of $250,000 upon the signing of a definitive agreement with regard to the merger of First United and BancorpSouth Inc. See "THE PROPOSED MERGER - BACKGROUND OF THE MERGER."

     In the ordinary course of its business, Stifel, Nicolaus actively trades equity securities of Texarkana First Financial and First United in its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

PURCHASE PRICE

     The merger agreement provides that the aggregate purchase price to be paid by First United for Texarkana First Financial's common stock issued and outstanding immediately prior to the effective time and for all existing options to acquire shares of Texarkana First Financial's common stock outstanding and unexercised immediately prior to the effective time will be an amount equal to $37,500,000. On a per share, per option basis, the purchase price is equivalent to: (i) $23.35208 in cash for each share of Texarkana First Financial common stock outstanding; and (ii) $23.35208 less the per-share exercise price in cash for each option to acquire a share of Texarkana First Financial common stock which is outstanding and unexercised immediately prior to the effective time of the merger. For those option holders who hold options with different exercise prices, the total cash payment to be received for their options will be equal to the mathematical result obtained by multiplying (x) $23.35208 less the weighted average per share exercise price of all options held by the option holder, by
(y) the total number of shares subject to options held by the option holder.

FUNDING OF THE PURCHASE PRICE

     First United intends to borrow $37,500,000 from First Tennessee Bank, N.A., to fund the full amount of the purchase price for the merger.

     If First United merges into BancorpSouth prior to the effective time of the merger of Texarkana First Financial and First United Acquisition Co., then the purchase price of the merger will be funded by BancorpSouth from cash on hand.

THE BANCORPSOUTH MERGER

     On April 16, 2000, First United entered into an Agreement and Plan of Merger with BancorpSouth, pursuant to which First United is to merge with and into BancorpSouth with BancorpSouth being the surviving entity, and each of the following First United subsidiaries is to merge with and into BancorpSouth Bank with BancorpSouth Bank being the surviving entity in each merger: (i) The First National Bank of El Dorado, a national banking association organized under the laws of the United States, (ii) First National Bank of Magnolia, a national banking association organized under the laws of the United States, (iii) Merchants and Planters Bank, National Association, a national banking association organized under the laws of the United States, (iv) The City National Bank of Fort Smith, a national banking association organized under the laws of the United States, (v) The Bank of North Arkansas, an Arkansas banking corporation, (vi) First United Bank, an Arkansas banking corporation, (vii) Citizens National Bank of Hope, a national banking association organized under the laws of the United States, (viii) City Bank & Trust of Shreveport, a Louisiana banking corporation, (ix) First Republic Bank, a Louisiana banking corporation, (x) First United Trust Company, N.A., a national association organized under the laws of the United States, (xi) Fredonia State Bank, a Texas banking association and (xii) FirstBank, a Texas banking association. As consideration for the merger of First United with and into BancorpSouth, First United common stock is to be converted into shares of BancorpSouth common stock at an exchange ratio of 1.125 shares of BancorpSouth common stock per share of First United common stock.

     On July 21, 2000, BancorpSouth received approval from the FDIC for the mergers of the various banking and trust company subsidiaries of First United with and into BancorpSouth. BancorpSouth and First United have each scheduled a special meeting of their respective shareholders to be held on August 24, 2000, to vote on the merger of First United with and into BancorpSouth. If their respective shareholders approve the merger, and if the merger is completed before the merger of Texarkana First Financial and First United Acquisition Co., BancorpSouth would succeed First United as a party to the merger agreement between First United and Texarkana First Financial. First United Acquisition Co. would then be a wholly-owned subsidiary of BancorpSouth immediately prior to the merger of First United Acquisition Co. and Texarkana First Financial. Immediately after the merger of First United Acquisition Co. and Texarkana First Financial, BancorpSouth would then cause First Federal to be merged with and into BancorpSouth Bank, and would cause Texarkana First Financial to be merged with and into BancorpSouth.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     BENEFICIAL OWNERSHIP. As of the record date, the executive officers and directors of Texarkana First Financial, together with their respective affiliates, the Directors' and Officers' MRP Trusts, and including options exercisable within 60 days of the record date, collectively owned or had power to vote approximately 251,528 shares of Texarkana First Financial common stock, or approximately 15.2% of the outstanding shares. The directors and executive officers will receive the same consideration for their shares as the other shareholders and option holders of Texarkana First Financial. See "BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     EMPLOYEE RETENTION AGREEMENTS. On May 15, 2000, Texarkana First Financial entered into employee retention agreements with selected executive officers to provide additional incentives to such officers to continue their employment with Texarkana First Financial in the event that Texarkana First Financial experienced a change of control, i.e., a merger, consolidation, or sale of the assets or stock of Texarkana First Financial. Each employee retention agreement provides that in certain cases the officer will receive a cash lump sum payment equal to one or three times the officer's monthly compensation, excluding bonus or extraordinary compensation. This amount is payable on the effective date of the change in control unless such officer is terminated sooner for cause.

     The following executive officers are entitled to payment of the specified retention benefit in the event of a change in control:

          James Sangalli                     1x monthly compensation

          Travis Mauldin                     3x monthly compensation

     INSURANCE; DIRECTORS' AND OFFICERS' INDEMNIFICATION. At the present time, Texarkana First Financial maintains a directors' and officers liability insurance policy. Prior to the effective date, Texarkana First Financial may obtain an extended reporting period (otherwise known as "tail coverage") under this policy for a period of up to four years from the effective time. In addition, for a period of five years after the effective time, First United shall indemnify, defend and hold harmless the officers and directors of Texarkana First Financial against all liabilities arising out of actions or omissions out of their employment by or service with Texarkana First Financial and occurring at or prior to the effective time of the merger to the full extent permitted under applicable law and by Texarkana First Financial's Articles of Incorporation and Bylaws as in effect on the date of the merger agreement. No such indemnification shall be made by First United for actions or omissions which constitute fraud, are intentionally taken or omitted in bad faith, constitute a knowing breach of the merger agreement or constitute violations of criminal law, unless the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

     EMPLOYMENT AGREEMENTS. Texarkana First Financial and First Federal entered into employment agreements with each of Messrs. McKinney and Harrison effective May 5, 1995 in connection with First Federal's conversion from mutual to stock form in 1995. Texarkana First Financial and First Federal agreed to employ Messrs. McKinney and Harrison for a term of three years, which term is extended each year for an additional one-year period unless Texarkana First Financial and First Federal or the officer elect, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

     Each employment agreement is terminable with or without cause by Texarkana First Financial and First Federal. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by Texarkana First Financial and First Federal for cause, disability, retirement or death, provided, however, that (i) in the event that the officer terminates his employment because of the failure of Texarkana First Financial and First Federal to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by Texarkana First Financial and First Federal other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a change of control of Texarkana First Financial, the respective officer will be entitled to a cash severance amount equal to three times his average annual compensation over the most recent five taxable years (or such shorter time as he has been employed by Texarkana First Financial and First Federal), payable in equal monthly installments over 36 months. In addition, the respective officer will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until the officer obtains full-time employment with another employer, whichever occurs first.

     A "change in control" is generally defined in the employment agreements to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of Texarkana First Financial's outstanding voting securities and (ii) a change in a majority of the directors of Texarkana First Financial during any two-year period without the approval of at least two-thirds of the persons who were directors of the Texarkana First Financial at the beginning of such period. The merger of Texarkana First Financial and First United Acquisition Co. is considered to be a change in control for purposes of the employment agreements.

     The merger agreement provides that it is a condition to First United's obligation to consummate the merger that Mr. McKinney enter into an agreement providing that Mr. McKinney shall retire on the later of November 1, 2000 or one month after the closing date of the merger, and that Mr. McKinney's existing employment agreement with Texarkana First Financial shall terminate on that date. Mr. McKinney will receive his normal compensation and benefits through the date his employment agreement terminates but will receive no compensation or other benefits under his employment agreement after such date, due to his retirement thereunder pursuant to the terms of the amended employment agreement. Although Mr. McKinney has agreed to retire, Mr. Harrison's employment agreement will remain in effect with the surviving entity following the merger.


     Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by Texarkana First Financial and First Federal for federal income tax purposes. Parachute payments generally are payments equal to or exceeding three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change of control of the employer occurred (or such lesser time as the recipient has been employed). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

REGULATORY APPROVALS

     Completion of the merger is conditioned on, among other things, the receipt of approvals by the Federal Deposit Insurance Corporation and the Texas Department of Banking. The Board of Governors of the Federal Reserve System has waived its notification filing requirements with respect to the merger.

     As a Texas state nonmember bank, FirstBank has filed an application with the FDIC for approval of the merger of First Federal with and into FirstBank under Section 18(c) of the Federal Deposit Insurance Act, as amended. The FDIC may disapprove the application if it finds that the merger tends to create or result in a monopoly, substantially lessen competition or would be in restraint of trade. FirstBank filed this application with the FDIC on June 16, 2000. Following approval of the application by the FDIC, the United States Department of Justice has between 15 and 30 calendar days to submit any adverse comments relating to competitive factors resulting from the merger. Based on their current knowledge, management of Texarkana First Financial believes that the merger will likely be approved by the FDIC, and that the merger will not likely be challenged by the Department of Justice under federal antitrust laws. However, no assurance can be provided that the FDIC will provide its approval or that the Department of Justice will not challenge the merger or that, in connection with the grant of any approval, the FDIC will not impose conditions, which are materially burdensome to First United within the meaning of the merger agreement.

     Section 32.301 of the Texas Finance Code provides that a Texas state banking association must obtain prior written approval from the Texas Banking Commissioner in order to merge with another financial institution in a transaction in which the Texas banking association is the surviving entity. FirstBank filed an application with the Texas Banking Commissioner on June 16, 2000 for approval of the merger of First Federal with and into FirstBank. That application consisted primarily of a copy of the application filed with the FDIC, certified copies of board and shareholder resolutions, an opinion of counsel and proof of publication of notice to the public. Based on their current knowledge management of Texarkana First Financial believe that the merger will likely be approved by the Texas Banking Commissioner.

     FirstBank also filed on June 16, 2000 a notification with the Office of Thrift Supervision regarding the merger of First Federal with and into FirstBank. That notification consisted primarily of a copy of the application filed with the FDIC. The prior written approval of the OTS is not required to complete the merger of FirstBank and First Federal. The OTS has acknowledged receipt of notification of the merger, and has not expressed any objection to the merger.

     First United and Texarkana First Financial have agreed that, in the event the banking regulatory agencies require a divestiture of any of the assets or liabilities of First Federal associated with its branch in Hope, Arkansas as a condition to approval of the merger, that condition will be accepted by First United and will not be considered by First United to be an unacceptable condition to consummation of the merger. Further, First United and Texarkana First Financial have agreed that, in the event the Federal Reserve requires a divestiture of any of the assets or liabilities of First Federal associated with its offices in Texarkana as a condition to approval of the merger, that condition will not be acceptable to First United under the merger agreement.

     First United and Texarkana First Financial are not aware of any other governmental approvals or actions that are required for consummation of the merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the merger, or would not be conditioned in a manner that could cause First United to abandon the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. The following is a summary of the material United States federal income tax consequences of the merger to Texarkana First Financial shareholders. This summary is based upon the provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Texarkana First Financial common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Texarkana First Financial shareholder in light of that shareholder's personal investment circumstances, or those Texarkana First Financial shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), Texarkana First Financial shareholders who hold shares of Texarkana First Financial common stock as part of a hedging, "straddle," conversion or other integrated transaction, or Texarkana First Financial shareholders who acquired their shares of Texarkana First Financial common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Texarkana First Financial shareholder.


     TAX CONSEQUENCES OF THE MERGER TO TEXARKANA FIRST FINANCIAL SHAREHOLDERS. The receipt of cash for Texarkana First Financial's common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes to shareholders (and may be a taxable transaction for state, local and foreign tax purposes as well). In general, a holder of Texarkana First Financial's common stock will recognize a gain or loss measured by the difference between such shareholder's adjusted tax basis for Texarkana First Financial's common stock owned by him or her at the effective time and the amount of cash received for the stock. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be a capital gain or loss if the stock is a capital asset of the shareholder. If the shares have been held for one year or less at the effective time of the merger, the gain or loss will be a short-term capital gain or loss. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Shareholders who are individuals are subject to tax on net long-term capital gains at a maximum United States federal income tax rate of 20%. Capital losses are deductable only to the extent of capital gains plus (in the case of non-corporate taxpayers) the lower of the excess of capital losses over capital gains or $3,000 ($1,500 in the case of a married individual filing a separate tax return).


     BACKUP TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, the cash payments due the holders of Texarkana First Financial's common stock upon the exchange of such common stock pursuant to the merger (unless certain exemptions apply) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met under federal law. First United as paying agent is required to and will withhold 31% of all payments to which a Texarkana First Financial shareholder or other payee is entitled in the merger, unless the Texarkana First Financial shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that that number is correct. Each Texarkana First Financial shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Texarkana First Financial shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for that year.

     No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects to Texarkana First Financial's shareholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Texarkana First Financial's shareholders with respect to any of the tax effects of the merger to shareholders.

     THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. THEREFORE, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR OTHER TAXES.

ACCOUNTING TREATMENT

     It is anticipated the merger will be accounted for as a "purchase" transaction under generally accepted accounting principles. Under such method of accounting, the assets and liabilities of Texarkana First Financial will be revalued on First United's consolidated balance sheet at their fair values as of the date the transaction is consummated. The excess purchase price, if any, paid over the fair value of the net assets acquired (including values assigned to core deposits and other such intangible assets) will be reported as goodwill in First United's consolidated balance sheet. The results of operations of Texarkana First Financial will be reported in First United's consolidated statement of operations only after the effective time of the merger.

DISSENTERS' RIGHTS

     Pursuant to Article 5.11 of the Texas Business Corporation Act, any holder of Texarkana First Financial's common stock who does not wish to accept the consideration to be paid pursuant to the merger agreement may dissent from the merger and elect to have the fair value agreed upon by the shareholder and Texarkana First

Financial or judicially determined by a court of competent jurisdiction and paid to the shareholder in cash, provided that the shareholder complies with the provisions of Articles 5.11 through 5.13 of the TBCA.

     The following is a brief summary of the statutory procedures to be followed by a holder of common stock in order to dissent from the merger and perfect his or her appraisal rights under the TBCA. This summary is not intended to be complete and is qualified in its entirety by reference to Articles 5.11 through 5.13 of the TBCA, the text of which is attached as APPENDIX C to this proxy statement.

     If any holder of common stock desires to exercise the right to dissent from the merger and demand appraisal, such shareholder must comply with the following procedures:

- deliver to Texarkana First Financial, prior to the special meeting, a written objection to the merger, setting out that the shareholder's right to dissent will be exercised and the address to which notice that the merger has been effected shall be delivered or mailed;

- vote against or abstain from voting in favor of the merger (failure to vote "AGAINST" the merger will not constitute waiver of dissenters' rights); and

- make written demand on Texarkana First Financial for payment of the fair value of the shareholder's shares after the effective time and within ten days from the delivery or mailing by Texarkana First Financial of the notice to the shareholders that the merger has been effected. The demand must state the number of shares of common stock owned by the shareholder and the fair value of stock as estimated by the shareholder. Any shareholder failing to make a demand within the ten day period will be bound by the terms of the merger. A vote by the shareholder "AGAINST" the merger will not satisfy the notice requirement.

     If, within sixty days after the effective time, the value of the shares is agreed upon by the shareholder and Texarkana First Financial, payment for the shares of common stock must be made within ninety days after the date on which the action was effected and upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or in Texarkana First Financial.

     If, within the period of sixty days after the effective time, the shareholder and Texarkana First Financial do not agree on the value of the shares, then either the shareholder or Texarkana First Financial may, within one hundred twenty days after the effective time, file a petition in any court of competent jurisdiction asking for a finding and determination of the fair value of the shareholder's shares.

     Any shareholder who has demanded payment for his or her shares may not thereafter vote or exercise any other rights of a shareholder except the right to receive the merger consideration in payment for his or her shares or the right to maintain an appropriate action to obtain relief on the ground that the corporate action was fraudulent, and the respective shares for which payment has been demanded will not thereafter be considered outstanding for the purpose of any subsequent vote of shareholders. Within twenty days after demanding payment for his or her shares, each holder of certificates representing shares so demanding payment must submit the certificates to Texarkana First Financial for notation on such certificates that the demand has been made. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made are transferred, any new certificate issued for the transferred certificate must bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares will acquire by such transfer no rights in Texarkana First Financial other than those that the original dissenting shareholder had after making a demand for payment of the fair value. Any shareholder who demanded payment for his or her shares may withdraw such demand at any time before payment for his or her shares.

     All written demands for appraisal (i.e., the notice of intent to dissent) should be addressed to: Debbie Rose, Corporate Secretary, Texarkana First Financial Corporation, 3rd & Olive Streets, Texarkana, Arkansas 71854, before the taking of the vote concerning the merger at the special meeting, and should be executed by, or on behalf of, the holder of record who held such shares on the date of making such demand, and who continuously holds such shares through the time the certificates for such shares are submitted to Texarkana First Financial for endorsement as dissenting shares, fully and correctly, as such shareholder's name appears on his or her stock certificate(s). Such demand must reasonably inform Texarkana First Financial of the identity of the shareholder and that such shareholder is thereby demanding appraisal of his or her shares.

     Failure to comply with these procedures will cause the shareholder to lose his or her dissenters' rights. Consequently, any shareholder who desires to exercise his or her dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.

                                 THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as APPENDIX A.

EFFECTIVE TIME

     The merger agreement provides that the closing of the merger will take place as soon as reasonably practicable after all regulatory, corporate and other approvals have been obtained and required waiting periods have passed. As soon as practicable on or after the closing date, articles of merger will be prepared, executed by representatives of Texarkana First Financial and First United Acquisition Co., and filed with the Secretary of State of the State of Texas. The merger will then become effective upon the approval of the articles of merger by the Secretary of State, and upon the issuance by the Secretary of State of a certificate of merger. The date on which the certificate of merger is issued and the merger is effective is referred to herein as the "effective time." The merger agreement provides that the closing date shall occur as soon as practicable, but in no event later than December 31, 2000, unless approved by both Texarkana First Financial and First United. Although the parties have not adopted any formal timetable, it is presently anticipated that the merger will be consummated on or prior to September 29, 2000, assuming all conditions set forth in the merger agreement are satisfied or waived; however, it is possible that the effective time may extend beyond such date.

CONVERSION OF SHARES OF TEXARKANA FIRST FINANCIAL'S COMMON STOCK

     No later than twenty (20) days prior to the effective time, First United will furnish to Texarkana First Financial a letter of transmittal, and instructions for use in effecting the surrender of the Texarkana First Financial common stock and option certificates held by Texarkana First Financial's shareholders in exchange for the merger consideration. Texarkana First Financial will then mail the letter of transmittal and instructions to its shareholders and option holders of record. The letter of transmittal and instructions will specify that delivery of certificates representing ownership of Texarkana First Financial common stock or options shall be effected only upon delivery, on or after the effective time of the merger, of the certificates to First United Trust Company, N.A., the paying agent for the merger, and that, until the certificates are delivered by the shareholder or option holder in accordance with the letter of transmittal and instructions, the risk of loss of the certificates will remain with the shareholder or option holder. The instructions will request shareholders and option holders to deliver their certificates, along with a properly completed and duly executed letter of transmittal and any other documentation that the instructions may require, to First United Trust Company, N.A. The instructions will provide that, in the event the merger is terminated prior to the effective time, the completed letter of transmittal and other items will be returned to the shareholder or option holder.

     First United will instruct the paying agent that, on and after the effective time, upon the delivery to the paying agent of the properly completed letter of transmittal and other required documentation, the paying agent will pay the shareholder or option holder the amount of cash that the holder is entitled to receive in accordance with the terms of the merger agreement, minus any withholding taxes required by law, payable by check or direct deposit into the shareholder's or option holder's account with First Federal, and the surrendered certificates will be canceled. If shareholders or option holders deliver their properly completed letter of transmittal and other required documentation to the paying agent no later than ten (10) days prior to the effective time, the paying agent will be instructed to mail checks or make direct deposits to those holders immediately after the effective time, and in no event later than the next business day after the effective time. For all other holders, the paying agent will mail checks or make direct deposits promptly, but in no event more than ten (10) days following the later of (i) the effective time, or (ii) the date on which the properly completed letter of transmittal and other required documents are delivered to the paying agent. No payment will be made to an individual until the paying agent has received from such holder the letter of transmittal and all other required documentation, properly completed in accordance with the instructions. No payment will be made for share or option certificates prior to the effective time of the merger. No interest will be payable with respect to the payment of the merger consideration made to Texarkana First Financial shareholders and option holders under the merger agreement.

TREATMENT OF TEXARKANA FIRST FINANCIAL STOCK OPTIONS

     The merger agreement provides that the right to exercise all Texarkana First Financial options shall be accelerated, and all Texarkana First Financial options will be deemed exercised immediately prior to the effective time of the merger. All holders of Texarkana First Financial options prior to the effective time will cease to have any rights with respect to their options, except the right to receive a cash payment computed in the manner provided in the merger agreement, without interest. It is a condition to First United's obligation to consummate the merger that each holder of Texarkana First Financial options execute an agreement and waiver, in the form attached as an exhibit to the merger agreement, providing that the option holder accepts the cash payment due under the merger agreement in full satisfaction of all rights the option holder has under their Texarkana First Financial options.

REPRESENTATIONS AND WARRANTIES

     REPRESENTATIONS AND WARRANTIES OF TEXARKANA FIRST FINANCIAL. The merger agreement contains representations and warranties of Texarkana First Financial, the material ones of which relate to:

- Texarkana First Financial's proper organization, qualification, good standing, authority and other corporate organizational matters;

- Texarkana First Financial's capital structure and the number of its authorized and outstanding shares of its common stock and designated preferred stock;

- First Federal's capital structure and the number of its authorized and outstanding shares of its common stock;

- Texarkana First Financial's compliance with applicable laws and its possession of all requisite corporate power and authority to enter into the merger agreement;

- the consistency of the merger agreement with Texarkana First Financial's charter documents and its agreements;

- the absence of any default by Texarkana First Financial or First Federal under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which either is a party, is bound or to which its assets are subject;

- compliance of Texarkana First Financial's financial statements with generally accepted accounting principles;

- the absence of undisclosed material liabilities, except as provided in Texarkana First Financial's financial statements and as incurred in the ordinary course of business;

- Texarkana First Financial's and First Federal's compliance with all filing requirements with governmental regulatory agencies, and the absence of material misstatements or omissions from any required reports and from any documents to be filed in connection with the merger;

- Texarkana First Financial's and First Federal's material compliance with applicable environmental laws;

- the absence of continuing orders against Texarkana First Financial and First Federal by any federal or state banking or insurance regulatory authority, and the absence of claims of any kind against Texarkana First Financial or First Federal which could be reasonably expected to have a material adverse effect on Texarkana First Financial and First Federal;

- the filing by Texarkana First Financial and First Federal of all required tax returns, and the absence of material tax liens on the property of Texarkana First Financial and First Federal, except for statutory liens for taxes not yet delinquent;

- the absence of any undisclosed professional services agreements, collective bargaining agreements, stock option or employee benefit plans, or noncompetition agreements;

- the absence of any material prohibited transactions, breaches of fiduciary duty or violations of law related to the employee benefit plans of Texarkana First Financial or First Federal;

- the validity and enforceability of the material contracts, employee benefit plans and insurance policies;

-    the conduct of business in the ordinary course since December 31, 1999;

- the absence, since December 31, 1999, of any material adverse change to the financial condition, results of operations or business of Texarkana First Financial or First Federal;

- Texarkana First Financial's and First Federal's good title, free of encumbrances, to all of the personal and real property reflected in Texarkana First Financial's financial statements, except as disclosed in the Texarkana First Financial financial statements, except for property disposed of in the ordinary course of business, and except for encumbrances and title imperfections that do not materially affect the value of the property; and

- the absence of any untrue statements of a significant fact or any omission of a significant fact relating to the representations and warranties of Texarkana First Financial in the merger agreement.

     REPRESENTATIONS AND WARRANTIES OF FIRST UNITED. The merger agreement contains representations and warranties of First United, the material ones of which relate to:

- its proper organization, qualification, good standing and other corporate organizational matters;

-    the execution, delivery and performance of the merger agreement;

- consistency of the merger agreement with First United's charter documents and agreements and any laws applicable to First United;

- required consents and approvals in connection with the execution, delivery and performance of the merger agreement, and the absence of any reason, to First United's knowledge, that would prevent First United from obtaining regulatory approval for the merger;

- the absence, since December 31, 1999, of a material adverse change in the financial condition, results of operations or business of First United; and

- the absence of any untrue statements of a material fact or any omission of a material fact relating to the representations and warranties made by First United in the merger agreement.

EMPLOYEE MATTERS AND IMPACT ON EMPLOYEE BENEFIT PLANS

     BENEFIT PLANS. After the effective time, neither First United, Texarkana First Financial nor First Federal will make additional contributions to Texarkana First Financial's employee benefits plans. Each employee of Texarkana First Financial or First Federal who after the merger becomes an employee of First United or a subsidiary of First United (or of BancorpSouth or a BancorpSouth Subsidiary) or who remains an employee of First Federal, to the extent permissible under the terms of the First United employee benefit plans (or upon the merger of First United with BancorpSouth, under the terms of the BancorpSouth or BancorpSouth Bank plans), will be entitled to participate in the employee benefit plans and programs maintained for similarly situated employees of First United (or of BancorpSouth or BancorpSouth Bank) and its affiliates to the same extent as similarly situated employees of First United (or of BancorpSouth or BancorpSouth Bank), in accordance with the respective terms of such plans and programs. The merger agreement provides that First United will take all actions necessary or appropriate to facilitate coverage of such continuing employees in such plans and programs from and after the effective time (it being understood that inclusion of Texarkana First Financial and First Federal employees in First United's, BancorpSouth's, or BancorpSouth Bank's plans may occur at different times with respect to different plans based on the specific eligibility requirements and entry dates of each plan) subject to the following:

     (a) Each continuing employee shall be given vesting and eligibility service credit for time during which the employee was employed by Texarkana First Financial and/or First Federal for purposes of determining benefits due under the First United Employee Stock Ownership Plan and the First United 401(k) Plan (or, upon the merger of First United with BancorpSouth, the BancorpSouth or BancorpSouth Bank plans). Continuing employees shall not receive service credit for any purpose under the First United Defined Benefit Retirement Plan, which has been frozen (or, upon the merger of First United with BancorpSouth, continuing employees shall not receive service credit for the purpose of accrual of pension benefits under the BancorpSouth or BancorpSouth Bank defined benefit plan).

     (b) Each continuing employee shall receive credit for all time employed with Texarkana First Financial or First Federal for purposes of the application of First United's or a First United subsidiary's (or, if applicable, BancorpSouth's or BancorpSouth Bank's) severance and vacation policies applicable to employees generally, and for all purposes under the employee welfare benefit plans and other employee benefit plans and programs sponsored by First United or its affiliates (or by BancorpSouth or BancorpSouth Bank) (but not for any purpose under the First United Defined Benefit Retirement Plan or for accrual of pension benefits under any defined benefit plan of BancorpSouth or BancorpSouth Bank). Such service, however, shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits or such service would not be recognized under an Employee Benefit Plan (or a plan of BancorpSouth or BancorpSouth
Bank). Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any continuing employee to the same extent waived under Texarkana First Financial or First Federal employee benefit plans. For purposes of determining each continuing employee's benefit for the year in which the merger occurs under First United's (or, if applicable, BancorpSouth's or BancorpSouth Bank's) vacation program, any vacation taken by a continuing employee preceding the closing date of the merger for the calendar year in which the merger occurs will be deducted from the total First United (or, if applicable, BancorpSouth or BancorpSouth Bank) vacation benefit available to such employee for such calendar year.

     (c) On or before, but effective as of the closing date of the merger, Texarkana First Financial may take such actions as may be necessary (i) to cause each individual employed by Texarkana First Financial or First Federal immediately prior to the closing date to have a fully vested and nonforfeitable interest in such employee's account balance in the Texarkana First Financial ESOP and the First Federal Financial Institutions Thrift Plan sponsored by Texarkana First Financial as of the closing date and (ii) to contribute amounts accrued on the books of Texarkana First Financial from January 1, 2000 to the closing date to such plan(s). These provisions do not create or modify any employee benefit plan of First United or any of its affiliates (or of BancorpSouth or BancorpSouth Bank) and should not be construed as creating any employment contract or third party beneficiary right between First United or Texarkana First Financial (or BancorpSouth or BancorpSouth Bank), on one hand, and any such employee, on the other hand.

     (d) Any continuing employee who is terminated for any reason other than for cause within one year from the closing date shall be entitled to receive severance pay equal to the product of (x) the continuing employee's weekly base salary, and (y) the number of weeks applicable to the continuing employee as set forth in the following schedule:

                                                                    Salary Ranges
                                                                    -------------
        Length of Service                $15,000 or less          $15,001 to $40,000          $40,001 or greater
        -----------------                ---------------          ------------------          ------------------
 90 days but less than 5 years               2 weeks                    4 weeks                     8 weeks

 5 years but less than 10 years              5 weeks                    8 weeks                    14 weeks
 10 years or greater                         8 weeks                   12 weeks                    20 weeks

Any continuing employee who receives severance pay under this schedule shall not be entitled to additional severance pay under any other policy of First United (or BancorpSouth) as a result of the termination. For purposes of this provision of the merger agreement, "cause" is defined as (i) any act or omission by the continuing employee constituting fraud under the laws of the State of Arkansas or the United States of America; or (ii) a finding of probable cause, or a plea of nolo contendere to, a felony or other crime involving moral turpitude by the continuing employee; or (iii) the negligent performance by the continuing employee of the material responsibilities of his or her position or the negligent failure by the continuing employee to adhere to the policies of First United (or BancorpSouth); or (iv) the willful or reckless failure by the continuing employee to substantially perform his duties, the willful or reckless failure by the continuing employee to adhere to First United's (or BancorpSouth's) policies, or the willful or reckless engaging by the continuing employee in misconduct which is materially injurious to First United (or BancorpSouth); or (v) failure by the continuing employee to comply with First United's (or BancorpSouth's) policies concerning employment discrimination or harassment; or (vi) the receipt by the continuing employee of a materially and substantially unfavorable performance review, provided, however, that the continuing employee shall be given a thirty-day probationary period within which the continuing employee shall be allowed an opportunity to correct any performance deficiencies included in the review.

     EMPLOYEE STOCK OWNERSHIP PLAN. Pursuant to the merger agreement, upon execution of the agreement, Texarkana First Financial amended the Texarkana First Financial ESOP to provide that: (i) effective with the closing date of the merger, amounts received by the ESOP on the sale of the shares held as collateral for any outstanding ESOP loan will be used first to repay the outstanding balance on the ESOP loan; (ii) then any proceeds from the sale of pledged unallocated shares held by the ESOP in excess of the outstanding balance on the ESOP loan will be allocated directly to participants' accounts under the ESOP, as earnings, in accordance with the terms of the ESOP; and
(iii) none of the proceeds received on the sale of the shares held as collateral for the outstanding ESOP loan will be treated as annual additions for purposes of Internal Revenue Code section 415. Texarkana First Financial has filed this amendment with the Internal Revenue Service for a determination as to the effect of the amendment on the qualified status of the ESOP. Following the receipt of a favorable determination letter, all proceeds received by the ESOP will be allocated to participants' accounts under the ESOP, in accordance with the terms of the approved amendment. In the event a favorable determination letter is not received, all proceeds received by the ESOP will be allocated to participants' accounts under the ESOP in accordance with its terms. Following such allocation, the ESOP may either be terminated or merged into a First United plan (or upon the merger of First United with BancorpSouth, a BancorpSouth plan or BancorpSouth Bank plan) at the request of First United in accordance with the terms of ERISA and all other applicable law.

COVENANTS OF TEXARKANA FIRST FINANCIAL AND FIRST UNITED; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     The merger agreement contains covenants of First United and Texarkana First Financial concerning, among other things:

-    cooperation to obtain government approvals to consummate the merger;

-    provision of information about themselves and their subsidiaries;

-    use of best efforts to consummate the merger;

- prompt notification of any event that would cause or constitute a breach of any representation, warranty or covenant; and

- prompt notification of any pending or threatened legal action, obligation, claim or controversy pending or threatened against that party.

     The merger agreement provides that Texarkana First Financial will (and will cause First Federal to), among other things:

- conduct their banking and related business in the ordinary course and consistent with past practices;

-    use all reasonable efforts to preserve their business organizations intact;

-    perform all of their obligations under agreements and contracts;

- timely file reports, including tax returns, required to be filed with governmental authorities;

-    promptly pay taxes and withhold taxes; and

- maintain all tangible assets in good repair and maintain insurance policies in effect.

     The merger agreement further provides that prior to the effective time neither Texarkana First Financial nor First Federal will, without the prior written consent of First United:

- incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

- (i) except as disclosed in the disclosure schedule of Texarkana First Financial delivered to First United in connection with the merger agreement, and except for merit or promotion increases in accordance with existing policy, grant any bonuses or increases in compensation to their employees, officers or directors, (ii) effect any change in retirement or any other benefits to any class of employees or officers (unless any such change shall be required by the merger agreement or applicable law) which would increase their retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Texarkana First Financial employee benefit plan except as provided in the merger agreement, or (iv) hire any executive officer or elect any new director;

- except as set forth in Texarkana First Financial's disclosure schedule, declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock or equity interests other than cash dividends by First Federal;

- except as contemplated by the merger agreement or as set forth in Texarkana First Financial's disclosure schedule, (i) redeem, purchase or otherwise acquire any shares of its capital stock or equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or equity interests, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or equity interests or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business;

     (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

- issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any equity interests, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting debt or convertible securities;

- initiate, solicit or encourage, or take any action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any competing transaction, except pursuant to a written opinion of legal counsel that failure to take such action would violate the directors' fiduciary duties;

- propose or adopt any amendments to its corporate charter or bylaws except as provided in the merger agreement;

- authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

- except in their fiduciary capacities, purchase any shares of First United common stock;

- change any method of accounting in effect at December 31, 1999, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending September 30, 1999, except as may be required by law, rule or regulation or GAAP;

- change the lending, investment, asset/liability management and other material policies concerning the business of Texarkana First Financial or First Federal, unless required by law or order or unless such change does not cause a material adverse effect on Texarkana First Financial or First Federal;

- make any single new loan or series of loans not in accordance with existing loan policies to one borrower or related series of borrowers in an aggregate amount greater than $500,000;

- sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with GAAP for securities classified as "held to maturity";

- sell or dispose of any real estate or other assets having a value in excess of $100,000;

- make any capital expenditure other than those set forth in Texarkana First Financial's disclosure schedule or those that are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $100,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines; or

-    agree in writing or otherwise to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The closing of the merger will occur only if, among other things:

- the merger shall have been approved and adopted by the required vote of the shareholders of Texarkana First Financial;

- the merger, the merger of First Federal with FirstBank and the other transactions described herein shall have received all necessary regulatory approvals, without any condition not reasonably acceptable to First United;

- no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall be in effect; and

- no material action, suit or proceeding before any governmental authority shall have been commenced against First United, Texarkana First Financial or any affiliate, subsidiary, officer or director of either of them, seeking to restrain or enjoin the transactions contemplated by the merger agreement.

     The obligation of First United to consummate the merger is subject to, among other things, the following conditions:

- the representations and warranties of Texarkana First Financial in the merger agreement must be true and correct as of the closing date;

- Texarkana First Financial must have performed its obligations under the merger agreement;

- Texarkana First Financial must have delivered to First United an opinion of legal counsel;

- there must not have been, since December 31, 1999, a material adverse change in the financial condition, results of operations or business of Texarkana First Financial;

- Phase I environment audits on those portions of Texarkana First Financial's properties selected by First United for audit must have been conducted and must show no material environmental problems;

- First United shall have obtained all consents or approvals required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument;

- the number of dissenting shares of the outstanding Texarkana First Financial common stock must not exceed 11% of the outstanding Texarkana First Financial common stock, excluding options to purchase Texarkana First Financial common stock;

- each of the directors of Texarkana First Financial and of First Federal shall have executed and delivered to First United a noncompetition agreement, which agreements will be effective as of the closing date of the merger;

- each holder of options to purchase Texarkana First Financial common stock shall have entered into a written agreement and waiver with First United and Texarkana First Financial, providing that such option holder will accept the consideration due under the merger agreement in full satisfaction of all rights under their Texarkana First Financial options;

- each director and executive officer of Texarkana First Financial shall have executed and delivered to First United a letter describing all known claims such persons may have against Texarkana First Financial; and

- James McKinney shall have entered into an agreement amending his employment agreement to provide that the employment agreement will terminate on the later of November 1, 2000 or one month after the closing date, and that Mr. McKinney will receive no change of control benefits under his employment agreement as a result of the merger.

     The obligation of Texarkana First Financial to consummate the merger is subject to, among other things, the following conditions:

- the representations and warranties of First United in the merger agreement shall be true and correct as of the closing date of the merger;

- First United shall have performed its obligations under the merger agreement;

- Texarkana First Financial shall have obtained the opinion of Stifel, Nicolaus that the terms of the merger and the other transactions contemplated by the merger agreement are fair from a financial point of view to the shareholders of Texarkana First Financial;

- First United shall have delivered to Texarkana First Financial an opinion of legal counsel; and

- there shall have been no material adverse change since December 31, 1999 in the financial condition, results of operations or business of First United.

NO NEGOTIATIONS WITH OTHERS

     Except upon advice of counsel to the extent required to fulfill the fiduciary duties owed to the shareholders of Texarkana First Financial, Texarkana First Financial will not, directly or indirectly, nor will it permit First Federal or their respective officers, directors, employees, representatives or agents to directly or indirectly:

     - initiate, solicit or encourage, including by way of furnishing information or assistance, or take any action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "Competing Transaction" (as that term is defined below);

     - negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction; or

     - agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by Texarkana First Financial or First Federal to take any such action.

For purposes of the merger agreement, "Competing Transaction" means any of the following involving Texarkana First Financial or First Federal: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; or a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or equity interests.

     If any of the above actions are engaged in by a representative of Texarkana First Financial or First Federal, upon learning of such action by the representative, Texarkana First Financial must take appropriate steps to terminate such action and must promptly notify First United orally of all of the relevant details relating to all inquiries and proposals which it may receive relating to the matter.

NONCOMPETITION AGREEMENTS

     As a condition to First United's obligation to consummate the merger, the directors of Texarkana First Financial and First Federal have, effective as of May 15, 2000, entered into certain noncompetition agreements with First United. Under these agreements each of the directors of Texarkana First Financial and First Federal has agreed that, for a period of two years after the director ceases to be a director, officer or consultant of Texarkana First Financial, First Federal or First United, the director will not:

     - disclose any confidential information regarding Texarkana First Financial, First Federal or First United; or

     - own, manage, or serve as director, officer or consultant for, any business engaged in banking in Hempstead, Howard, Little River, Miller or Sevier Counties, Arkansas or Bowie County, Texas, except with the prior written consent of First United.

     - For these agreements, each director has received consideration of ten dollars ($10.00). The noncompetition agreements are effective as of the closing date of the merger and are null and void if the merger is not consummated.

TERMINATION

     The merger agreement provides that it may be terminated at any time prior to the effective time:

     - by mutual consent of the boards of directors of First United and Texarkana First Financial;

     - by either First United or Texarkana First Financial (i) if there has been a breach by the other party in any material respect of any representation, warranty, covenant or agreement set forth in the merger agreement, or (ii) if any representation or warranty of the other party is discovered to have become untrue in any material respect, and the breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of the breach or other condition from the terminating party;

     - by either First United or by Texarkana First Financial if any permanent injunction preventing the consummation of the merger has become final and nonappealable;

     - by either First United or by Texarkana First Financial if the merger has not have been consummated on or before December 31, 2000, for a reason other than the failure of the terminating party to comply with its obligations under the merger agreement;

     - by either First United or by Texarkana First Financial if the FDIC or other regulatory authority has denied approval of the merger and such denial has become final and nonappealable; or

     - by either First United or by Texarkana First Financial if any condition precedent to the terminating party's obligation to effect the merger has not been satisfied, and the condition cannot reasonably be expected to be satisfied prior to December 31, 2000.

AMENDMENT

     The merger agreement may be amended by the boards of directors of Texarkana First Financial and First United at any time prior to the closing date of the merger, by an instrument in writing signed on behalf of each of Texarkana First Financial and First United. However, the consideration to be received by the Texarkana First Financial shareholders may not be changed after the special shareholders' meeting.

                             MARKET PRICES AND DIVIDENDS

     Texarkana First Financial's common stock trades on the AMEX under the symbol "FTF." The following table sets forth, for the periods indicated, the high and low sales prices for the common stock as quoted on the AMEX and the amount of cash dividends paid per share.

                                                 Common Stock
                               ------------------------------------------------
                                                                 Cash Dividends
                                     High             Low           Per Share
                               ---------------  ---------------  --------------
 Year Ended September 30, 1998

 First Quarter                  $27.125          $23.875             $0.14

 Second Quarter                 $29.625           $24.75             $0.14

 Third Quarter                   $30.63          $27.875             $0.14

 Fourth Quarter                  $28.25          $21.875             $0.16

 Year Ended September 30, 1999

 First Quarter                   $24.25           $20.00             $0.16

 Second Quarter                 $24.125           $22.25             $0.16

 Third Quarter                   $24.50           $23.25             $0.16

 Fourth Quarter                  $24.50           $21.25             $0.17

 Year Ending September 30, 2000

 First Quarter                   $21.00           $19.25             $0.17

 Second Quarter                  $19.25           $13.75             $0.17

 Third Quarter                 $22.8125           $15.75             $0.17

 Fourth Quarter                 $22.875         $22.4375                 -
 (to August 7, 2000)


     The closing price per share for the common stock as reported on the AMEX on April 17, 2000, the lowest price the stock reached in the month immediately preceding the public announcement of the proposed merger, was $15.875. The closing price per share on May 5, 2000, ten days before public announcement of the proposed merger, was $16.625. The closing price per share on May 15, 2000, the last full trading day prior to the public announcement of the proposed merger, was $21.50. As of the record date, July 26, 2000, there were approximately 391 holders of record of the common stock.

                         WHERE YOU CAN FIND MORE INFORMATION

     Each of Texarkana First Financial, First United and BancorpSouth is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and the SEC's Regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                             FUTURE SHAREHOLDER PROPOSALS

     Texarkana First Financial intends to hold an annual meeting in 2001 only if the merger is not completed. Any Texarkana First Financial shareholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2001 annual meeting of shareholders, in the event that it is held, must submit the proposal to the attention of our Corporate Secretary at our principal executive office sufficiently far in advance so that it is received by us not later than August 29, 2000, and such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

                                    OTHER BUSINESS

     No other business may be presented for consideration at the special meeting other than as stated in the accompanying Notice of Special Meeting of Shareholders.

                  FORWARD-LOOKING STATEMENTS--CAUTIONARY STATEMENTS

     This proxy statement contains certain forward-looking statements and information relating to Texarkana First Financial and its subsidiaries that are based on the beliefs of Texarkana First Financial's management as well as assumptions made by and information currently available to Texarkana First Financial's management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to Texarkana First Financial or its subsidiaries or Texarkana First Financial management, are intended to identify forward-looking statements. Such statements reflect the current view of Texarkana First Financial with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, the interest rate environment, governmental regulation and supervision, nonperforming asset levels, loan concentrations, changes in industry practices, one time events and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Texarkana First Financial does not intend to update these forward-looking statements.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER, TEXARKANA FIRST FINANCIAL OR FIRST FEDERAL, THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC.
THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                     APPENDIX A


                        AGREEMENT AND PLAN OF REORGANIZATION
                                   BY AND BETWEEN
                           FIRST UNITED BANCSHARES, INC.
                                        AND
                       TEXARKANA FIRST FINANCIAL CORPORATION

                              Dated as of May 15, 2000

                                  TABLE OF CONTENTS


SECTION                                                                       PAGE *
-------                                                                       ------
                                      ARTICLE I

                                      THE MERGER

SECTION 1.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 1.02.  Conversion of FFC Stock . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 1.03.  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . .  2

SECTION 1.04.  Effective Time of the Merger  . . . . . . . . . . . . . . . . . . .  3

SECTION 1.05.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 1.06.  Subsidiary Mergers  . . . . . . . . . . . . . . . . . . . . . . . .  3


                                      ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF FFC

SECTION 2.01.  Organization of FFC . . . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2.02.  Capital Structure of FFC  . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2.03.  Ownership and Organization of FSA . . . . . . . . . . . . . . . . .  4

SECTION 2.04.  Capital Structure of FSA  . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.05.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.06.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.07.  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.08.  FFC Financial Statements  . . . . . . . . . . . . . . . . . . . . .  5

SECTION 2.09.  FFC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 2.10.  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 2.11.  Authorizations; Compliance with Applicable Laws . . . . . . . . . .  6

SECTION 2.12.  Compliance With Environmental Laws  . . . . . . . . . . . . . . . .  6

SECTION 2.13.  Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 2.14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

SECTION                                                                       PAGE *
-------                                                                       ------
SECTION 2.15.  Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . .  8

SECTION 2.16.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . .  8

SECTION 2.17.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 2.18.  Conduct of FFC to Date  . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 2.19.  Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 2.20.  Properties, Leases and Other Agreements . . . . . . . . . . . . . . 12

SECTION 2.21.  No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 2.22.  Proper Documentation  . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 2.23   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 2.24.  Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 2.25.  Federal Financial Assistance  . . . . . . . . . . . . . . . . . . . 14

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BANCSHARES

SECTION 3.01.  Organization of Bancshares  . . . . . . . . . . . . . . . . . . . . 14

SECTION 3.02.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 3.03.  No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 3.04.  Bancshares Financial Statements . . . . . . . . . . . . . . . . . . 15

SECTION 3.05.  No Untrue Statements  . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 3.06.  Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 3.07.  Authorizations; Compliance with Applicable Laws . . . . . . . . . . 15

SECTION 3.08.  Regulatory Approval . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 3.09.  Accredited Investor . . . . . . . . . . . . . . . . . . . . . . . . 15

                                      ARTICLE IV

                                  AGREEMENTS OF FFC

SECTION 4.01.  Affirmative Covenants of FFC  . . . . . . . . . . . . . . . . . . . 15

SECTION                                                                       PAGE *
-------                                                                       ------
SECTION 4.02.  Negative Covenants of FFC . . . . . . . . . . . . . . . . . . . . . 16

SECTION 4.03.  Access and Information  . . . . . . . . . . . . . . . . . . . . . . 17

SECTION 4.04.  FFC Shareholders Meeting. . . . . . . . . . . . . . . . . . . . . . 18

SECTION 4.05.  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 18

SECTION 4.06.  Termination or Merger of Employee Benefit Plans . . . . . . . . . . 18

SECTION 4.07.  FFC ESOP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

SECTION 4.08.  FFC's Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . 19

                                      ARTICLE V

                               AGREEMENTS OF BANCSHARES

SECTION 5.01.  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 19

SECTION 5.02.  Bancshares Employee Benefit Plans . . . . . . . . . . . . . . . . . 19

SECTION 5.03.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

SECTION 6.01.  Legal Conditions to Merger  . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.02.  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.03.  Update Disclosure; Breaches . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.04.  Ability to Perform  . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.05.  Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.06.  Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 6.07.  Governmental and Other Third Party Approvals  . . . . . . . . . . . 23

SECTION 6.08.  Nonpublic Information . . . . . . . . . . . . . . . . . . . . . . . 23


                                     ARTICLE VII

                                 CONDITIONS PRECEDENT

SECTION 7.01.  Conditions to Each Party's Obligation to Effect the Merger  . . . . 23

SECTION 7.02.  Conditions to Obligations of Bancshares . . . . . . . . . . . . . . 24

SECTION                                                                       PAGE *
-------                                                                       ------
SECTION 7.03.  Conditions to Obligations of FFC  . . . . . . . . . . . . . . . . . 25

                                     ARTICLE VIII

                              TERMINATION AND AMENDMENT

SECTION 8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 8.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 8.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 8.04.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                      ARTICLE IX

                                  GENERAL PROVISIONS

SECTION 9.01.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 9.02.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.03.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.04.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.05.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.06.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.07.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.08.  Knowledge of FFC  . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.09.  Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 9.10.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 9.11.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 9.12.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 9.13.  Non-Survival of Representations and Warranties  . . . . . . . . . . 28


EXHIBIT A      Plan of Merger

EXHIBIT 7.02(c)     Legal Opinion of Jenkens & Gilchrist, P.C.

EXHIBIT 7.02(h)     Noncompetition Agreement

EXHIBIT 7.02(i)     FFC Option Holder Agreement and Waiver

EXHIBIT 7.03(d)     Legal Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

                              INDEX OF DEFINED TERMS


                                                                             SECTION
                                                                             -------
Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.09

Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.04

BHC Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.07(a)

Bancshares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Bancshares Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . 3.04

Bancshares Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.07

Certificate, Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.05

Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.05

Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.16

Competing Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.02(f)

Continuing Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.02

Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.04

Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.16

Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.10(f)

ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.16

ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.06

Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.07

401(k) Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5.02 C.

FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.09

FFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

FFC Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.08

FFC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.08

FFC Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.23

FFC Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.06

                             INDEX OF DEFINED TERMS


                                                                             SECTION
                                                                             -------
FFC Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.02

FFC Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.11

FFC Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.12(h)

FFC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.09

FFC Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.02

FFC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

FSA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.12(a)

FSA Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.06

FRB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10

GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.08

Governmental Entity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.07

Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.10(g)

Held to Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.02(m)

HOL Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.01

Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.03

Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.01(c)

Instructions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

IRS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.14

Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.11, 3.07

Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Merger Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Option Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .1.02(a)(ii)

OTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

Per Share Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . 1.02(a)(i)

Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.10(b)

                             INDEX OF DEFINED TERMS


                                                                             SECTION
                                                                             -------
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.02

SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.09

Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.07

Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 1

Subsidiary Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.06

Tax, Taxes, Taxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.14

TBCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.01

Transmittal Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

Transmittal Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.03

Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.04

Voting Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.03

                    AGREEMENT AND PLAN OF REORGANIZATION

       THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of May 15, 2000 by and between First United Bancshares, Inc. ("Bancshares") and Texarkana First Financial Corporation ("FFC").

       WHEREAS, FFC owns one hundred percent (100%) of the issued and outstanding shares of capital stock of First Federal Savings & Loan Association of Texarkana, Texarkana, Arkansas ("FSA"); and

       WHEREAS, Bancshares desires to acquire one hundred percent (100%) of the capital stock of FFC (the "FFC Stock") upon the terms and conditions hereinafter set forth through the merger of a newly created subsidiary of Bancshares ("Sub") with and into FFC with FFC to be the surviving corporation, (the "Merger"), pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

       WHEREAS, it is the intention of the parties to this Agreement that the Merger shall not subject either party or Sub to any federal income tax pursuant to provisions of the Internal Revenue Code; and

       WHEREAS, the respective Boards of Directors of Bancshares and FFC believe that such proposed Merger and the exchange of cash for the FFC Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is in the best interests of their respective corporations and shareholders; and

       WHEREAS, Bancshares and FFC desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

       NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE I
                                 TERMS OF THE MERGER

       1.01. THE MERGER. Subject to the terms and conditions of this Agreement, Bancshares and FFC agree to effect the Merger of Sub, a wholly-owned subsidiary of Bancshares to be created by Bancshares, with and into FFC in accordance with the Texas Business Corporation Act (the "TBCA"). FFC shall be the surviving corporation under the Merger. The separate corporate identity of Sub shall cease upon consummation of the Merger. The Merger will not effect any changes in FFC's Articles of Incorporation.

       1.02.  CONVERSION OF FFC STOCK.

              (a)    PURCHASE PRICE.   At the Effective Time (as defined in
Section 1.04), by virtue of the Merger and without any action on the part of any holder of FFC Stock ("FFC Shareholder"), but subject to the rights of dissenting shareholders of FFC, all of the shares of the FFC Stock issued and outstanding and all options to purchase shares of FFC Stock (the "FFC Options") which are outstanding and unexercised immediately prior to the Effective Time, shall be converted into the right to receive from Bancshares, an aggregate amount in cash equal to $37,500,000 (the "Purchase Price"). The Purchase Price shall be allocated to the holders of the FFC Stock and FFC Options as follows:

                     (i) FFC STOCK. For each share of FFC Stock issued and outstanding at the Effective Time, an amount in cash of $23.35208 per share (the "Per Share Purchase Price"). Subject only to dissenter's rights under Articles 5.11 through 5.13 of the TBCA, at the Effective Time all shares of FFC Stock shall no longer be outstanding and shall be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of FFC Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the certificate(s) representing any such shares of FFC Stock, his pro rata share of the Purchase Price.

                     (ii) FFC OPTIONS. For each FFC Option outstanding and unexercised immediately prior to the Effective Time, an amount in cash calculated in the manner provided in this Section 1.02(a)(ii). The amount of cash to be received by each holder of an FFC Option shall be equal to the mathematical result obtained by multiplying (x) the Per Share Purchase Price less the weighted average per-share exercise price of all FFC Options held by such holder, by (y) the number of shares subject to FFC Options held by such holder (such amount of cash to be received by a holder of FFC Options with respect to such holder's total FFC Options being the "Option Consideration").

              (b) CANCELLATION OF SHARES. All shares of FFC Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except dissenter's rights or the right to receive a pro rata cash payment as provided in this Section 1.02 and Section 1.03 and in accordance with the Plan of Merger, without interest.

              (c) ACCELERATION AND CANCELLATION OF OPTIONS. The right to exercise all FFC Options shall be accelerated and all FFC Options shall be deemed exercised immediately prior to the Effective Time. All holders of FFC Options prior to the Effective Time shall cease to have any rights with respect thereto except the right to receive a pro rata cash payment as provided in this Section 1.02 and Section 1.03 and in accordance with the Plan of Merger, without interest.

              (d) CONVERSION OF STOCK OF SUB. At the Effective Time, the shares of Sub common stock validly issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action by the holder thereof, be converted into the capital stock of FFC, so that all shares of capital stock of FFC will be owned by Bancshares. The outstanding certificates representing shares of Sub common stock will, after the Effective Time, be deemed to represent the number of shares of FFC into which they have been converted and may be exchanged for new certificates of FFC upon request of the holder thereof.

              (e) DISSENTING SHAREHOLDERS. Any shares of FFC Stock held by FFC Shareholders who perfect their dissenters' rights under the TBCA shall not be converted as provided herein but shall, after the Effective Time, represent such rights as are granted to dissenting shareholders by the TBCA.

       1.03. EXCHANGE PROCEDURES. No later than twenty (20) days prior to the Effective Time, Bancshares shall furnish to FFC, and FFC shall mail to each holder of record of the FFC Stock and FFC Options, addressed to the most current address of such persons according to the records of FFC, the following: (i) a letter of transmittal specifying that delivery of certificates representing ownership of FFC Stock or FFC Options ("Certificates" or, individually, a "Certificate") shall be effected and risk of loss shall pass, on or after the Effective Time only upon delivery of the Certificates to First United Trust Company, N.A. (the "Paying Agent"), which shall be in a form and contain any other provisions as Bancshares may reasonably require (the "Transmittal Letter"), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash in the amount of the consideration due hereunder (the "Instructions"). The Instructions shall request holders to deliver their Certificates, a properly completed, duly executed Transmittal Letter, and any other documentation that may be required from such holder pursuant to the Instructions (collectively, the "Transmittal Items") to the Paying Agent, and shall state that (x) occurrence of the Effective Time is contingent upon the satisfaction of significant conditions, including regulatory approval of the Merger and expiration of statutory waiting periods, and (y) the Transmittal Items will be returned to the holders thereof if the Agreement is terminated prior to the Effective Time. Bancshares shall instruct the Paying Agent that, on and after the Effective Time, upon the delivery to the Paying Agent of the properly completed Transmittal Items, the Paying Agent is to pay the holder of such Certificate in exchange therefor the amount of cash such holder is entitled to receive in respect of the Certificate surrendered, pursuant to the provisions of Section 1.02 and this Section 1.03, payable by check or direct deposit into such shareholder's or option holder's account with FSA, and the Certificate so surrendered shall forthwith be canceled. Such payments shall be made, in the case of holders whose properly completed Transmittal Items are delivered to the Paying Agent no later than ten (10) days prior to the Effective Time, by mailing checks or making the direct deposit immediately after the Effective Time and in no event later than the next business day after the Effective Time, and in all other cases, by mailing checks or making the direct deposit promptly, but in no event more than ten (10) days following the later of (i) the Effective Time, or (ii) the date on which the properly completed Transmittal Items are delivered to the Paying Agent. Only holders of Certificates who have delivered their properly completed Transmittal Items to the Paying Agent no later than ten (10) days prior to the Effective Time shall be eligible to receive payment at the Effective Time as herein provided. Notwithstanding the foregoing, no payment shall be made to an individual under this section until the Paying Agent has received from such holder all of the required Transmittal Items properly completed in accordance with the instructions. No payment shall be made for the Certificates prior to the Effective Time, and no interest shall be payable with respect to the payment of the Purchase Price.

       1.04. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger shall be duly prepared and executed by Sub and FFC (the "Articles of Merger") and thereafter delivered to the Secretary of State of Texas for filing, as provided in the TBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.05). The Merger shall become effective upon the approval and filing of the Articles of Merger by the Secretary of State of Texas (the "Effective Time").

       1.05. CLOSING. The closing of the Merger (the "Closing") will take place at the offices of Bancshares at a time and on a date (the "Closing Date") to be specified in writing by the parties as soon as reasonably practicable after the later to occur of all regulatory and other approvals and the expiration of all waiting periods but in no event later than ten (10) business days after the satisfaction of all conditions set forth in Article VII.

       1.06. SUBSIDIARY MERGERS. Immediately after the Effective Time FFC shall be merged with and into Bancshares in accordance with the provisions of the TBCA and the Arkansas Business Corporation Act, with Bancshares to be the surviving corporation (the "FFC Merger"). Also, immediately after the Effective Time FSA shall be merged with and into FirstBank, Texarkana, Texas, with FirstBank to be the surviving entity (the "FSA Merger"). FFC and Bancshares will take and will, respectively, cause FSA and FirstBank to take, all such actions as are necessary to effect the FFC Merger and the FSA Merger (which together are referred to herein as the "Subsidiary Mergers") immediately after the Effective Time, including the filing of all necessary applications for approval by banking regulators, providing information, and taking all necessary corporate action.

                                      ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF FFC

       FFC hereby represents and warrants to Bancshares and United the following:

       2.01. ORGANIZATION OF FFC. FFC is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. FFC is qualified to do business in Arkansas and FFC is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified. FFC is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners Loan Act of 1933, as amended (the "HOL Act"). FFC has delivered to Bancshares true, accurate and complete copies of its currently effective Articles of Incorporation and Bylaws, including all amendments thereto.

       2.02. CAPITAL STRUCTURE OF FFC. The authorized capital stock of FFC consists of (i) 15,000,000 shares of common stock, $0.01 par value, of which 1,983,750 shares are issued, 1,539,342 shares are outstanding and 444,408 shares are held by FFC in its treasury and (ii) 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. Options to purchase 172,614 shares of FFC common stock are outstanding, all of which shall be deemed to be exercised immediately prior to Closing. All outstanding shares of FFC common stock are validly issued, fully paid, nonassessable, and have not been issued in violation of any preemptive rights. FFC has not issued and has no outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). Except as described herein, there are no outstanding options, warrants, calls, rights, or agreements of any character whatsoever to which FFC is a party or by which FFC is obligated to issue, deliver or sell additional shares of capital stock or any Voting Debt or by which FFC is obligated to grant, extend or enter into any such option, warrant, call, right or agreement.

       2.03. OWNERSHIP AND ORGANIZATION OF FSA. FFC directly and beneficially owns all of the shares of the outstanding capital stock of FSA. FSA is a federal savings association duly organized and in good standing under the laws of the United States and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. FFC has caused FSA to deliver to Bancshares true, accurate and complete copies of its currently effective Articles of Association and Bylaws, including all amendments thereto.

       2.04. CAPITAL STRUCTURE OF FSA. The authorized capital stock of FSA consists of (i) 10,000,000 shares of common stock $0.01 par value, of which 100 shares are issued and outstanding and no shares are held by FSA in its treasury and (ii) 5,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. All of the outstanding shares of common stock of FSA are fully paid and nonassessable and are owned by FFC free and clear of any claim, lien, encumbrance or agreement with respect thereto and were not issued in violation of any preemptive rights. FSA has not issued and has no outstanding Voting Debt. There are no outstanding options, warrants, calls, rights, or agreements of any character whatsoever to which FSA is a party or by which FSA is obligated to issue, deliver or sell additional shares of capital stock or any Voting Debt or by which FSA is obligated to grant, extend or enter into any such option, warrant, call, right or agreement.

       2.05. SUBSIDIARIES. FFC has no subsidiaries other than FSA. Except as described herein and except for securities held in FSA's capacity as a fiduciary or as investments made and held in the ordinary course of business, neither FFC nor FSA owns beneficially, directly or indirectly, any class of equity securities, partnership interests or similar interests of any corporation, bank, partnership, limited partnership, business trust, association or similar organization.

       2.06. AUTHORITY. FFC has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of FFC and by applicable regulatory authorities, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FFC's board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by FFC, and, subject to such shareholder approval, each constitutes a valid and binding obligation of FFC enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       2.07.  NO DEFAULT.

              (a) Except as set forth in Schedule 2.07 of FFC's Disclosure Schedule, the execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of (i) the Articles of Incorporation, Articles of Association, or Bylaws of FFC or FSA or (ii) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FFC or FSA or their respective properties or assets, except where such violation would not have a material adverse effect on the business, operations or financial condition of FFC and FSA taken as a whole. Other than in connection or in compliance with the provisions of the TBCA, the Securities Act of 1933, as amended and the regulations thereunder (the "Securities Act"), the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the Bank Merger Act, the Bank Holding Company Act of 1956 (the "BHC Act"), the HOL Act, Arkansas banking laws, Texas banking laws, and from other Governmental Entities (as defined below), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to FFC or FSA in connection with the execution and delivery of this Agreement and the Plan of Merger by FFC or the consummation by FFC of the transactions contemplated hereby and thereby.

              (b) Neither FFC nor FSA is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

       2.08.  FFC FINANCIAL STATEMENTS.

              (a) The (i) consolidated balance sheet of FFC as of September 30, 1999 and 1998 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the years then ended certified Wilf & Henderson, P.C., and (ii) the internally prepared and unaudited financial statements for FFC and FSA dated February 29, 2000, (items (i) - (ii) being called collectively the "FFC Financial Statements"), copies of which have been furnished by FFC to Bancshares, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as otherwise noted therein and, except for year-end adjustments of the unaudited financial statements of a non-material nature), present fairly the consolidated financial condition of FFC and the financial condition of FSA, at the dates, and the results of operations and cash flows for the periods, stated therein.

              (b) Neither FFC nor FSA has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to FFC and is required to be so disclosed under GAAP, except as provided for or disclosed in the FFC Financial Statements and except for such liabilities as are incurred in the ordinary course of business.

       2.09. FFC REPORTS. FFC and FSA have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the OTS, (ii) the Federal Deposit Insurance Corporation ("FDIC"), (iii) the Securities and Exchange Commission ("SEC") and (iv) any other applicable Governmental Entity (all such reports and statements are collectively referred to herein as the "FFC Reports"), except where such failure to file would not have a material adverse effect on the business operations or financial condition of FFC or FSA. The FFC Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       2.10.  INFORMATION SUPPLIED.

              (a) None of the information provided or to be provided by FFC for inclusion or incorporation by reference in any document to be filed with the SEC, the Board of Governors of the Federal Reserve System ("FRB"), the FDIC, the Texas Banking Commissioner or any regulatory agency or officer in connection with the transactions contemplated hereby, contains or will contain any untrue statement of any material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) None of the information with respect to FFC or FSA to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the FFC Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

       2.11. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. FFC and FSA hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of FFC or FSA (the "FFC Permits"). FFC and FSA are in compliance with the terms of the FFC Permits, except where the failure so to comply would not have a material adverse effect on FFC or FSA. To the knowledge of FFC, the businesses of FFC and FSA are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on FFC or FSA. Other than routine, scheduled examinations by banking regulators, no investigation or review by any Governmental Entity with respect to FFC or FSA is pending or, to the knowledge of FFC, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

       2.12   COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as disclosed in
Schedule 2.12 of FFC's Disclosure Schedule:

              (a) To the knowledge of FFC, FFC and FSA are, and at all times have been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Law as defined below. FFC and FSA do not have any basis to expect, nor has either received, any actual or threatened order, notice or other communication from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any of the FFC Property, as defined below, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear any costs or expenses to comply with or as a result of such Environmental Law with respect to any of the FFC Property, or with respect to any of the FFC Property to or at which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by FFC or FSA or any person for whose conduct they are or may be held responsible, or from or at which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

              (b) None of the FFC Property contains Hazardous Materials that cannot be easily remediated, removed or cleaned up, and, in the case of asbestos, completely abated. For purposes of this provision, a Hazardous Material is deemed easily remediated, removed or cleaned up, and, in the case of asbestos, completely abated, if the reasonably estimated cost of such removal, clean-up, remediation, restoration of natural resources, or abatement does not exceed $250,000 in the aggregate and if such removal, clean-up, remediation, restoration of natural resources, or abatement does not materially interfere with the day-to-day operations of FFC or FSA.

              (c) To the knowledge of FFC, none of the outstanding loans of FFC or FSA are secured by properties (such term shall include properties held by FFC or FSA as trustee) that contain Hazardous Materials that cannot be remediated, removed or cleaned up, and, in the case of asbestos, completely abated, at an expense not exceeding ten percent (10%) of the fair market value of such properties.

              (d) To the knowledge of FFC, FFC and FSA do not hold in the capacity of trustee, and have not loaned money against, the securities or assets of any company or other association that has not obtained all permits, licenses, approvals, and other authorizations that are required under Environmental Laws relating to emissions, discharges, wetlands, releases or threatened releases of pollutants, contaminants or Hazardous Materials into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, release, discharge, emission, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Materials.

              (e) To the knowledge of FFC, FFC and FSA do not hold in the capacity of trustee, and have not loaned money against, the securities or assets of any company or other association, and have not at any time owned property, that is presently, or for which there is a reasonable basis to believe that it will be in the future, subject to any claim, action, suit, proceeding, hearing, investigation, injunction, notice of violation, consent administrative order, or penalty arising out of or relating to the manufacture, presence, processing, distribution, use, treatment, release, discharge, emission, storage, disposal, transport or handling of any pollutant, contaminant, or Hazardous Material or violation of Environmental Laws.

              (f) As used in this Agreement, "Environmental Laws" means any and all federal, state and local environmental, health and/or safety-related laws, standards, ordinances, rules, codes, judicial or administrative orders or decrees, directives, guidelines, and permits or permit conditions, which are or become applicable to the FFC Property, including, without limitation, (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), (ii) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, ET SEQ.), (iii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, ET SEQ.), (iv) the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, ET SEQ. and Sections 1321, ET SEQ.), (v) the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. Sections 651 ET SEQ.), (vi) the Toxic Substances Control Act, as amended (15 U.S.C.Section 2601 ET SEQ.), and in the regulations adopted and promulgated pursuant thereto, as such laws or regulations now exist or may be amended, enacted, issued or adopted in the future.

              (g) As used in this Agreement, "Hazardous Materials" means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos and asbestos-containing materials, radon, underground storage tanks and the contents thereof, polychlorinated biphenyls (PCBs), and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof, which are listed, defined or regulated in any manner, based directly or indirectly upon such properties or effects, pursuant to any Environmental Law.

              (h) As used in this Agreement, "FFC Property" means any and all real estate currently or previously owned, leased or otherwise used in the ordinary course of business by FFC or FSA, or in which FFC or FSA has or had an investment or security interest (by mortgage, deed of trust or otherwise), including, without limitation, properties owned pursuant to foreclosure, properties held by FFC or FSA in the capacity of a trustee or properties in which any venture capital or similar unit of FFC or FSA had an interest. Warranties given herein with respect to the FFC Property in which FFC or FSA has only a security interest shall be to the knowledge of FFC.

              (i)    There shall be no breach of any warranty given in this
Section 2.12 unless as a result of the acts or omissions in question FFC and/or FSA are subject to or reasonably likely to incur a material liability, or suffer a diminution in value of any interests, exceeding $300,000.

       2.13. LITIGATION AND CLAIMS. Except as disclosed in Schedule 2.13 of FFC's Disclosure Schedule, (a) neither FFC nor FSA is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting FFC or FSA pending or, to the knowledge of FFC, threatened, which will have or can reasonably be expected to have a material adverse effect on FFC or FSA, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to FFC or FSA as a result of the examination by any bank regulatory authority.

       2.14. TAXES. FFC and FSA have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent FFC Financial Statements reflect an adequate reserve for all taxes payable by FFC and FSA accrued through the date of such financial statements. There has been no audit by the United States Internal Revenue Service ("IRS") of FFC or FSA. There is no audit pending by the IRS with respect to FFC or FSA. Neither FFC nor FSA has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax, and there are no existing material disputes as to federal, state, or local taxes due from FFC or FSA. There are no material liens for taxes upon the assets of FFC or FSA, except for statutory liens for taxes not yet delinquent. Neither FFC nor FSA is a party to any action or proceeding by any Governmental Entity for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. FFC and FSA have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

       2.15. CERTAIN AGREEMENTS. Except as disclosed in Schedule 2.15 of FFC's Disclosure Schedule or as otherwise contemplated by this Agreement, neither FFC nor FSA is a party to any written, or to their knowledge, oral
(i) consulting, professional services, employment or other agreement providing any term of employment, compensation, guarantee, or severance or supplemental retirement benefit not terminable at will, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement,
(iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock or other equity in FFC or FSA, or (v) contract containing covenants which limit the ability of FFC or FSA to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, FFC or FSA may carry on its business (other than as may be required by law or applicable regulatory authorities). FFC and FSA shall terminate all existing consulting, professional services and employment contracts other than at will employment contracts and other than those disclosed in Schedule 2.15 of FFC's Disclosure Schedule, by no later than the Closing Date unless otherwise requested by Bancshares.

       2.16.  EMPLOYEE BENEFIT PLANS.

              (a) Schedule 2.16(a) of FFC's Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the "Employee Benefit Plans") of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended and the rules and regulations promulgated thereunder (collectively, "ERISA") all benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto except to the extent previously disclosed under Section 2.15,

              (i)     which is currently or has been at any time within the last sixty (60) months maintained or contributed to by FFC, FSA or any ERISA Affiliate (as herein defined), or

              (ii)    with respect to which FFC, FSA or any ERISA Affiliate, to
                     the knowledge of FFC, has any liability or obligations to any current or former officer, Employee, or service provider of FFC, FSA or any ERISA Affiliate, or the dependents of any thereof, and regardless of whether funded, or

              (iii) which to the knowledge of FFC could result in the imposition of liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not now due or to become due, to FFC, FSA or an ERISA Affiliate which would have a material adverse effect on FFC, FSA or Bancshares.

              (b) No Employee Benefit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. Except as disclosed in Schedule 2.16(b) of FFC's Disclosure Schedule, during the last sixty (60) months,

FFC, FSA and all ERISA Affiliates have not maintained, sponsored or been obligated to contribute to any Employee Benefit Plans that are subject to Title IV of ERISA, that are multi-employer plans, or that are multiple employer plans as defined under the Code and ERISA.

              (c) FFC has heretofore provided to Bancshares, or will provide to Bancshares, within fourteen days following the date hereof (or for purposes of Section 2.16(c)(xv), the date of request by Bancshares, if later) with respect to each of the Employee Benefit Plans, true, accurate and complete copies of the following documents as applicable:

       (i)    the Employee Benefit Plan document and all amendments,

       (ii) the actuarial report, if any, for such Employee Benefit Plan for each of the last three (3) years,

       (iii) the most recent determination letter from the Internal Revenue Service for such Employee Benefit Plan,

       (iv) the Internal Revenue Service Form 5500 annual reports for such Employee Benefit Plan for each of the last three years,

       (v) the most recent summary plan description and related summaries of material modifications,

       (vi)   all personnel, payroll and employment manuals and policies,

       (vii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred by FFC, FSA or any ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities,

       (viii) a written description of any Employee Benefit Plan that is not otherwise in writing,

       (ix) all registration statements filed with respect to any Employee Benefit Plan,

       (x) all insurance policies purchased by or to provide benefits under any Employee Benefit Plan,

       (xi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Benefit Plan,

       (xii) all tests for compliance for the past three (3) years under Code Sections 401(a)(4), 401(a)(26), 401(k), 401(m), 404, 410(b), 415
              and 416, if applicable and reports submitted within the three (3) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Employee Benefit Plan,

       (xiii) sample notices that were given by FFC, FSA, or any ERISA Affiliate to the Internal Revenue Service (the "IRS"), the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL") or any participant or beneficiary, pursuant to statute, within the three (3) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 2.16,

       (xiv) all closing agreements and documentation regarding any IRS, DOL or PBGC audits or self-correction programs and all notices that were given by the IRS, the PBGC, or the DOL to FFC, FSA, or any ERISA Affiliate within the three (3) years preceding the date of this Agreement, and

       (xv) such other documents, records or other materials related thereto reasonably requested by Bancshares prior to the Merger.

              (d) Except as disclosed in Schedule 2.16(d) of FFC's Disclosure Schedule, there have been no material prohibited transactions, breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Benefit Plans. None of the facts disclosed in
Schedule 2.16(d) of FFC's Disclosure Schedule have had or could reasonably be expected to have a material adverse effect on FFC and FSA taken as a whole. Except as disclosed in Schedule 2.16(d) of FFC's Disclosure Schedule, each Employee Benefit Plan is in compliance with all applicable material provisions of the Code and ERISA; each Employee Benefit Plan intended to be qualified under Code Section 401(a) has a current favorable determination letter and any subsequent amendments are within the remedial amendment period; and nothing has occurred which could reasonably be expected to result in the revocation of such favorable determination letter. There are no pending or, to the knowledge of FFC, threatened or anticipated claims, lawsuits or actions relating to, by, on behalf of or against any Employee Benefit Plan (other than routine claims for benefits). There is no medical, dental, life or disability coverage for any period of time beyond termination of employment (except to the extent of coverage required under the Family and Medical Leave Act, Section 4980B of the Code and Section 601 of ERISA).

              (e)    To the knowledge of FFC and except as disclosed in
Schedule 2.16(e) of FFC's Disclosure Schedule:

                     (i) FFC and FSA have performed all of their respective obligations under all Employee Benefit Plans, and have made appropriate entries in their financial records and statements for all obligations and liabilities under such Employee Benefit Plans, that have accrued but are not due.

                     (ii) No statement, either written or oral, has been made by FFC or FSA with regard to any Employee Benefit Plan that was not in accordance with the Employee Benefit Plan that could have a material adverse economic consequence to FFC, FSA or to Bancshares.

                     (iii) Each Employee Benefit Plan is in full compliance with ERISA, the Code, all securities laws, and other applicable laws including the provisions of such laws expressly mentioned in this Section 2.16 and with any applicable collective bargaining agreement.

                     (iv) All filings required by ERISA and the Code as to each Employee Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                     (v) All contributions and payments made or accrued with respect to all Employee Benefit Plans, are deductible under Code Section 162 or Section 404. No amount, or any asset of any Employee Benefit Plan is subject to tax as unrelated business taxable income.

                     (vi) Except to the extent disclosed pursuant to this Agreement, each Employee Benefit Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the acceleration of any benefits promised by such Employee Benefit Plan.

                     (viii) No event has occurred or circumstance exists that
                            could result in a material increase in premium costs of Employee Benefit Plans that are insured, or a material increase in benefit costs of any other Employee Benefit Plan.

                     (ix) FFC and FSA have not filed a notice of intent to terminate any Employee Benefit Plan or adopted any amendment to treat any Employee Benefit Plan as terminated.

                     (x) No payment that is owed or may become due to any director, officer, Employee, or agent of FFC or FSA or any ERISA Affiliate will be non-deductible to the FFC or FSA or subject to tax under Code Section 280G or Section 4999; nor will FFC or FSA be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                     (xi) The consummation of the Merger will not result in the payment, vesting, or acceleration of any benefit except as otherwise contemplated by this Agreement.

                     (xii) Full payment has been made of all amounts which FFC, FSA or any ERISA Affiliate is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which FFC, FSA or any ERISA Affiliate is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity, and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or
                            disallowance.   FFC and FSA have made adequate
                            provision for the reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided except as otherwise contemplated by this Agreement.

              (f) For the purpose of this Section 2.16, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with FFC or FSA under Code Sections 414(b), (c),
(m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Benefit Plan; and (iii) any predecessor or successor company or trade or business of FFC or FSA or any entity described in 2.16(f)(i) and (f)(ii).

              (g) For the purpose of this Section 2.16, the term "Employee" shall be considered to include individuals rendering personal services to FFC or FSA as independent contractors and leased employees as defined in Code Section 414(n) and the regulations promulgated pursuant thereto.

              (h) No lien, security interests or other encumbrances exist with respect to any of the assets of FFC or FSA, which were imposed pursuant to the terms of the Code or ERISA, and to the knowledge of FFC or FSA no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Benefit Plans which could have a material adverse effect on FFC, FSA or Bancshares.

       2.17. INSURANCE. FFC has delivered to Bancshares correct and complete copies of all material policies of insurance of FFC and FSA currently in effect, including, but not limited to, directors and officers liability policies and blanket bond policies. Neither FFC nor FSA has any liability for unpaid premiums or premium adjustments not properly reflected on the FFC Financial Statements.

       2.18. CONDUCT OF FFC TO DATE. Except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1999: (a) FFC and FSA have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) FFC and FSA have not issued or sold any capital stock or equity interests or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of FFC or FSA other than in connection with FFC Employee Benefit Plans,
(c) FFC and FSA have not granted any option for the purchase of capital stock, effected any stock split, or otherwise changed their capitalization,
(d) except as set forth in Schedule 2.18 of FFC's Disclosure Schedule, FFC has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock, (e) neither FFC nor

FSA has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither FFC nor FSA has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither FFC nor FSA has since December 31, 1999, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) except as set forth in Schedule 2.18 of FFC's Disclosure Schedule, neither FFC nor FSA has increased the rate of compensation of, or paid any bonus to, any of its directors, executive officers, or other employees, except merit, promotion, or periodic increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified (other than as legally required to do so with respect to the qualified plans) any Employee Benefit Plan in respect of any of their present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither FFC nor FSA has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance, (j) except as set forth in Schedule 2.18 of FFC's Disclosure Schedule, neither FFC nor FSA has cancelled or compromised any debt to an extent exceeding $250,000.00 owed to FFC or FSA or claim to an extent exceeding $250,000.00 asserted by FFC or FSA, (k) neither FFC nor FSA has entered into any transaction, contract, or commitment outside the ordinary course of its business, (1) neither FFC nor FSA has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights, (m) there has not been any material change in the method of accounting or accounting practices of FFC or FSA other than as a result of changes or pronouncements by a Governmental Entity, and (n) FFC and FSA have kept all records substantially in accordance with all regulatory and statutory requirements and substantially in accordance with industry standards, and have retained such records for the periods required by statute, regulation industry standards.

       2.19. MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has been no material adverse change in the financial condition, results of operations or business of FFC or FSA.

       2.20. PROPERTIES, LEASES AND OTHER AGREEMENTS. Except (i) with respect to debts reflected in the FFC Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the FFC Financial Statements or acquired since the date of such FFC Statements, FFC and FSA have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the FFC Financial Statements, and all personal and real property acquired since the date of such FFC Financial Statements, except such personal and real property as has been disposed of in the ordinary course of business. All of the buildings and equipment in regular use by FFC and FSA have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to FFC and FSA pursuant to which FFC or FSA, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by FFC or FSA, or, to their knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of FFC and FSA.

       2.21. NO UNTRUE STATEMENTS. To the knowledge of FFC, no representation or warranty hereunder in any financial statement or any other document delivered to Bancshares pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

       2.22. PROPER DOCUMENTATION. With respect to all loans to borrowers which are payable to FFC or FSA either directly or as a participant and except for such imperfections in documentation which when considered as a whole would not have a material adverse effect on the business, operations or financial condition of either FFC or FSA:

              (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and, to the knowledge of FFC, constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

              (b) The amounts reflected in the FFC Statements as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

              (c) The collateral securing each loan as referenced in a security agreement is in fact the collateral held by FFC or FSA to secure each loan;

              (d) Except for loans originated by others in which FSA participates, FFC or FSA has possession of reasonably complete loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

              (e) To the knowledge of FFC, FFC and FSA hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the security agreements and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

              (f) To the knowledge of FFC, each lien or security interest of FFC or FSA in the collateral held for each loan is properly perfected in the priority described as being held by FFC or FSA in the security agreements contained in the loan document or credit files;

              (g) FFC and FSA are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

              (h) To the knowledge of FFC, all guaranties granted to FFC and FSA to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

              (i) With respect to any loans in which FFC and FSA have sold participation interests to another bank or other financial institution, to the knowledge of FFC, none of the buyers of such participation interests are in default under any participation agreements.

       2.23. MATERIAL CONTRACTS. Except as set forth in the FFC Reports and except for contracts with data processing providers, neither FFC nor FSA is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 2.23 being referred to herein as "FFC Material Contracts").
Schedule 2.23 of FFC's Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all contracts (other than those disclosed in FFC's SEC reports) to which FFC or FSA is a party relating to the business or assets of FFC or FSA (except, with respect to clauses (ii) and (iv) below, any of the foregoing calling for aggregate payments of less than $100,000), including, without limitation, all written or oral, express or implied (i) contracts not made in the ordinary course of business consistent with past practice; (ii) purchase, supply and customer contracts;
(iii) contracts relating to the borrowing of money or for lines of credit; (iv) contracts involving leases and subleases of real or personal property; (v) contracts for the sale of any assets other than in the ordinary course of business consistent with past practice or for the grant of any options or preferential rights to purchase any assets, property or rights; (vi) contracts granting any power of attorney with respect to the affairs of either FFC or FSA; (vii) suretyship contracts, working capital maintenance or other forms of guaranty contracts; (viii) contracts limiting or restraining FFC or FSA from engaging or competing in any lines of business or with any person, firm or corporation, (ix) partnership and joint venture contracts; (x) indentures, mortgages, notes, installment obligations, or other instruments relating to the borrowing of money in excess of $100,000 by FFC or FSA; (xi) contracts which have remaining terms, as of the date of this Agreement, of over one year in length of obligation on the part of FFC or FSA and provide for aggregate payments in excess of $100,000; and (xii) all amendments, modifications, extensions or renewals of any of the foregoing. Each contract described above is valid and binding on FFC or FSA and is in full force and effect, and FFC and FSA have in all material respects performed all obligations required to be performed by them to date under each FFC Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on FFC or FSA. Neither FFC nor FSA knows of, or has received notice of, any violation or default under any such contract except for such violations or defaults as would not in the aggregate have a material adverse effect on FFC or FSA.

       2.24. REGULATORY APPROVALS. FFC is not aware of any reason that would prevent Bancshares from obtaining the necessary regulatory approval for the consummation of the Merger.

       2.25. FEDERAL FINANCIAL ASSISTANCE. FFC has never received any Federal Financial Assistance as that term is defined in Section 597 of the Code and the regulations adopted thereunder.

                                     ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BANCSHARES

       Bancshares hereby represents and warrants to FFC as follows:

       3.01. ORGANIZATION OF BANCSHARES. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the state of Arkansas and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Bancshares is registered as a bank holding company with the FRB under the BHC Act.

       3.02. AUTHORITY. Subject to the approval of this Agreement and the Plan of Merger by applicable regulatory authorities, Bancshares has the corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancshares' board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by Bancshares and each constitutes a valid and binding obligation of Bancshares enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       3.03. NO DEFAULT. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of (i) the Articles of Incorporation or Bylaws of Bancshares or any of its subsidiaries or (ii) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancshares or any of its subsidiaries or their respective properties or assets, except where such violation would not have a material adverse effect on the business, operations or financial condition of Bancshares and its subsidiaries taken as a whole. Other than in connection or in compliance with the provisions of the TBCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the Bank Merger Act, BHC Act, the HOL Act, Arkansas banking laws, Texas banking laws, and from other Governmental Entities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Bancshares in connection with the execution and delivery of this Agreement and the Plan of Merger by Bancshares or the consummation by Bancshares of the transactions contemplated hereby and thereby.

       3.04. BANCSHARES FINANCIAL STATEMENTS. (a) The (i) consolidated balance sheets of Bancshares as of December 31, 1999 and 1998 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the years then ended certified by Arthur Andersen LLP ("Bancshares Financial Statements") copies of which have been furnished by Bancshares to FFC, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except for year end adjustments of a non-material nature), and present fairly the consolidated financial condition of Bancshares, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

       3.05. NO UNTRUE STATEMENTS. To Bancshares' knowledge, no representation or warranty hereunder or in any financial statement or any other document delivered to FFC pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

       3.06. MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has been no material adverse change in the financial condition, results of operations or business of Bancshares.

       3.07. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. Bancshares and its subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the business of Bancshares and its subsidiaries (the "Bancshares Permits"). Bancshares and its subsidiaries are in compliance with the terms of the Bancshares Permits, except where the failure so to comply would not have a material adverse effect on Bancshares or a Bancshares subsidiary. To the knowledge of Bancshares, the businesses of Bancshares and its subsidiaries are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Bancshares or a Bancshares subsidiary. Other than routine, scheduled examinations by banking regulators, no investigation or review by any Governmental Entity with respect to Bancshares or a Bancshares subsidiary is pending or, to the knowledge of Bancshares, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

       3.08. REGULATORY APPROVAL. Bancshares is not aware of any reason that would prevent Bancshares from obtaining the necessary regulatory approvals for the consummation of the Merger and the Subsidiary Mergers.

       3.09. ACCREDITED INVESTOR. Bancshares is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended ("Act").

                                      ARTICLE IV
                                  AGREEMENTS OF FFC

       4.01. AFFIRMATIVE COVENANTS OF FFC. FFC hereby covenants and agrees with Bancshares that prior to the Effective Time, unless the prior written consent of Bancshares shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated herein, FFC will and FFC will cause FSA to:

              (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

              (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with existing employment procedures of FFC or FSA) and maintain its relationships with customers;

              (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

              (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

              (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

              (f) use reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all Laws; and

              (g) give Bancshares notice of all board of directors meetings, allow Bancshares to have a non-voting representative at each such meeting except to the extent that FFC's legal counsel advises the directors that permitting Bancshares' presence would constitute a breach of its fiduciary duties, and provide Bancshares with all written materials and communications provided to the directors in connection with such meetings; provided, however, that such representative will not receive written materials relating solely to the Merger and will be excused from the portion of such meetings at which the sole matter to be considered is action related to the Merger.

       4.02. NEGATIVE COVENANTS OF FFC. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, FFC shall not do, and FFC will cause FSA not to do, any of the following acts without the prior written consent of Bancshares, which consent shall not be unreasonably withheld:

              (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

              (b) (i) except as disclosed in Schedule 2.18 of FFC's Disclosure Schedule and except for merit or promotion increases in accordance with existing policy, grant any bonuses or increase in compensation to their employees, officers or directors, (ii) effect any change in retirement or any other benefits to any class of employees or officers (unless any such change shall be required by this Agreement or applicable law) which would increase their retirement benefit liabilities, (iii) adopt, enter into, amend or modify any FFC Employee Benefit Plan except as provided herein, or (iv) hire any executive officer or elect any new director;

              (c) except as set forth in Schedule 4.02(c) of FFC's Disclosure Schedule, declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock or equity interests other than cash dividends by FSA;

              (d) except as contemplated by this Agreement or as set forth in Schedule 4.02(d) of FFC's Disclosure Schedule, (i) redeem, Purchase or otherwise acquire any shares of its capital stock or equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or equity interests, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or equity interests or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) Purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

              (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any equity interests, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, Voting Debt or convertible securities;

              (f) except pursuant to a written opinion of legal counsel that failure to take such action would violate the directors' fiduciary duties, initiate, solicit or encourage (including by way of furnishing information or assistance), take any action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by FFC or FSA to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action and shall promptly notify Bancshares orally of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving FFC or FSA: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or equity interests;

              (g) propose or adopt any amendments to its corporate charter or bylaws except as provided in this Agreement;

              (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

              (i) except in their fiduciary capacities, Purchase any shares of Bancshares common stock;

              (j) change any method of accounting in effect at December 31, 1999, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1999, except as may be required by law, rule or regulation or GAAP;

              (k) change the lending, investment, asset/liability management and other material policies concerning the business of FFC or FSA, unless required by Law or order or unless such change does not cause a material adverse effect on FFC or FSA;

              (l) make any single new loan or series of loans not in accordance with existing loan policies to one borrower or related series of borrowers in an aggregate amount greater than $500,000;

              (m) sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with GAAP for securities classified as "held to maturity";

              (n) sell or dispose of any real estate or other assets having a value in excess of $100,000.00;

              (o) make any capital expenditure other than those set forth in Schedule 4.02(o) of FFC's Disclosure Schedule or those that are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $100,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines; or

              (p)    agree in writing or otherwise to do any of the foregoing.

       4.03. ACCESS AND INFORMATION. Upon reasonable notice, FFC shall, and shall cause FSA to, afford to Bancshares's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. Bancshares agrees that any such investigation will be conducted in a manner that is the least disruptive to FFC's and FSA's business as possible. During such period, FFC shall, and shall cause FSA to, furnish promptly to Bancshares (i) a copy of each FFC Report filed by it during such period pursuant to the requirements of all applicable federal or state banking laws or bank holding company laws promptly after such documents are available, (ii) the monthly financial statements of FSA promptly after such financial statements are available, (iii) minutes of the meetings of the Boards of Directors, or any committee thereof, of FFC or FSA, and (iv) all other information concerning its business, properties and personnel as Bancshares may reasonably request.

       4.04. FFC SHAREHOLDERS MEETING. FFC shall call a meeting of its shareholders to be held as promptly as practicable, which date may be after Bancshares has filed its regulatory applications related to the Merger, for the purpose of voting upon the Merger Agreements. Consummation of the Merger shall be contingent upon its approval by the legally required votes of the shares of FFC Stock at such shareholder meeting. FFC will with the cooperation and assistance of Bancshares, prepare and file a Proxy Statement soliciting proxies from FFC's shareholders in connection with the FFC shareholders meeting. The Board of Directors of FFC shall recommend approval of the Plan of Merger to FFC's shareholders, provided, however, that FFC's Board of Directors may submit this Agreement and the transactions contemplated therein to its shareholders for approval without recommendation pursuant to Article 5.03(B) of the TBCA if such Board of Directors determines in good faith that it must do so in order to comply with its fiduciary duties.

       4.05. PROXY STATEMENT. As soon as practicable after the date hereof, after Bancshares files its applications, FFC shall prepare and file the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Bancshares and FFC shall cooperate with each other in the preparation of the Proxy Statement. FFC shall notify Bancshares promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. FFC shall provide to Bancshares promptly copies of all correspondence between FFC or any representative of FFC and the SEC. FFC shall give Bancshares and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Bancshares and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Bancshares and FFC agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of FFC Stock entitled to vote at the FFC shareholders meeting referred to in
Section 4.04 at the earliest practicable time.

       4.06. TERMINATION OR MERGER OF EMPLOYEE BENEFIT PLANS. If requested by Bancshares, prior to the Effective Time, FFC hereby covenants and agrees to cooperate with Bancshares and take all reasonable actions to effect the merger of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a) into the appropriate tax qualified retirement plan of Bancshares (or upon merger of Bancshares with BancorpSouth, Inc. of BancorpSouth, Inc. or BancorpSouth Bank) after the Merger is completed, so that such plan merger satisfies the requirements of Code Section 414(l); PROVIDED, HOWEVER, that Bancshares shall not be obligated to effect any such merger of an Employee Benefit Plan.

       If requested by Bancshares (or, upon merger of Bancshares with BancorpSouth, Inc., by BancorpSouth, Inc.), prior to the Effective Time, FFC hereby covenants and agrees to freeze, terminate, amend or take other action with respect to any Employee Benefit Plan that Bancshares (or BancorpSouth, Inc.), in its sole discretion, deems advisable and not inconsistent with this Agreement; to take all steps necessary to accomplish such requests, including terminating FFC's and FSA's participation in any Employee Benefit Plan with respect to FFC and FSA Employees; to provide all the required notices to participants and appropriate governmental agencies, to adopt all necessary resolutions and Employee Benefit Plan amendments, and to provide to Bancshares (or BancorpSouth, Inc.) satisfactory evidence of the executed documents described in this Section 4.06.

       4.07 FFC ESOP. Upon execution of this Agreement, FFC will amend the FFC ESOP to provide that: (i) effective with the Closing Date, amounts received by the FFC ESOP on the sale of the shares held as collateral for the outstanding FFC ESOP loan will be used first to repay the outstanding balance on the FFC ESOP loan; (ii) then any proceeds from the sale of pledged unallocated shares held by the FFC ESOP in excess of the outstanding balance on the FFC ESOP loan, will be allocated directly to participants' accounts under the FFC ESOP, as earnings, in accordance with the terms of the FFC ESOP; and (iii) that none of the proceeds received on the sale of the shares held as collateral for the outstanding FFC ESOP loan will be treated as annual additions for purposes of

Code section 415. FFC shall then promptly file such amendment with the Internal Revenue Service for a determination as to the effect of the amendment on the qualified status of the FFC ESOP. Following the receipt of a favorable determination letter, all proceeds received by the FFC ESOP will be allocated to participants' accounts under the FFC ESOP, in accordance with the terms of the approved amendment. In the event a favorable determination letter is not received, all proceeds received by the FFC ESOP will be allocated to participants' accounts under the FFC ESOP in accordance with its terms. Following such allocation, and subject to Section 4.06 and Section 5.02(c) hereof, the FFC ESOP may either be terminated or merged into a Bancshares plan (or upon the merger of Bancshares with BancorpSouth, Inc., a BancorpSouth, Inc. Plan or BancorpSouth Bank plan) at the request of Bancshares in accordance with the terms of ERISA and all other applicable law.

       4.08. FFC'S DISCLOSURE SCHEDULE. On or prior to the date hereof, FFC has delivered to Bancshares a schedule ("FFC's Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties.

                                      ARTICLE V
                               AGREEMENTS OF BANCSHARES

       5.01. REGULATORY APPROVALS. Bancshares shall file all regulatory applications required to consummate the Merger, including but not limited to an application for the prior approval of the FDIC and the Texas Banking Commissioner, and shall use its reasonable best efforts to have the applications approved. Bancshares and FFC shall cooperate with each other in the preparation of the applications and Bancshares shall notify FFC promptly of the receipt of any comments of any regulatory agency with respect to an application and of any request for any amendment or supplement thereto or for additional information. Bancshares shall provide to FFC promptly copies of all correspondence between Bancshares or any representative of Bancshares and any regulatory agency regarding an application. Bancshares shall give FFC and its counsel the opportunity to review the applications prior to their being filed and shall give FFC and its counsel the opportunity to review all amendments and supplements to any application and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the regulatory agency. Each of Bancshares and FFC agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by a regulatory agency.

       5.02. BANCSHARES EMPLOYEE BENEFIT PLANS. Bancshares presently intends that, whether the Employee Benefit Plans are terminated or merged, after the Merger, neither Bancshares, FFC nor FSA will make additional contributions to the Employee Benefit Plan, under the terms of the Employee
Benefit Plans.   Each employee of FFC or FSA who after the Merger becomes an employee of Bancshares or a Bancshares subsidiary (or of BancorpSouth or a BancorpSouth subsidiary) or who remains an employee of FSA, (each, a "Continuing Employee"), to the extent permissible under the terms of the Bancshares plans (or upon the merger of Bancshares with BancorpSouth, Inc., under the terms of the BancorpSouth, Inc. or BancorpSouth Bank plans), will be entitled to participate in the employee benefit plans and programs maintained for similarly situated employees of Bancshares (or of BancorpSouth, Inc. or BancorpSouth Bank) and its affiliates to the same extent as similarly situated employees of Bancshares (or of BancorpSouth, Inc. or BancorpSouth Bank), in accordance with the respective terms of such plans and programs, and Bancshares shall take all actions necessary or appropriate to facilitate coverage of the Continuing Employees in such plans and programs from and after the Effective Time (it being understood that inclusion of FFC and FSA employees in Bancshares', BancorpSouth, Inc.'s, or BancorpSouth Bank's plans may occur at different times with respect to different plans based on the specific eligibility requirements and entry dates of each plan) subject to the following:

       (a) Each Continuing Employee shall be given vesting and eligibility service credit for time during which the employee was employed by FFC and/or FSA for purposes of determining benefits due under the Bancshares' Employee Stock Ownership Plan and the Bancshares' 401(k) Plan (or upon the merger of Bancshares with BancorpSouth, Inc., the BankcorpSouth, Inc. or BancorpSouth Bank plans). Continuing Employees shall not receive service credit, for any purpose under the Bancshares' Defined Benefit Retirement Plan, which has been frozen (or upon merger of Bancshares with BancorpSouth, Inc., Continuing Employees shall not receive service credit for the purpose of accrual of pension benefits under the BancorpSouth, Inc. or BancorpSouth Bank defined benefit plan).

       (b) Each Continuing Employee shall receive credit for all time employed with FFC or FSA for purposes of the application of Bancshares' or a Bancshares' subsidiary's (or, if applicable, BancorpSouth, Inc.'s or BancorpSouth Bank's) severance (as limited by Section 5.02(d)) and vacation policies applicable to employees generally, and for all purposes under the employee welfare benefit plans and other employee benefit plans and programs sponsored by Bancshares or its affiliates (or by BancorpSouth, Inc. or BancorpSouth Bank) (but not for any purpose under the Bancshares' Defined Benefit Retirement Plan or for accrual of pension benefits under any defined benefit plan of BancorpSouth, Inc. or BancorpSouth Bank); PROVIDED HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits or such service would not be recognized under an Employee Benefit Plan (or a plan of BancorpSouth, Inc. or BancorpSouth Bank). Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Continuing Employee to the same extent waived under the FFC or FSA Employee Benefit Plans. For purposes of determining each Continuing Employee's benefit for the year in which the Merger occurs under the Bancshares' (or, if applicable, BancorpSouth, Inc.'s or BancorpSouth Bank's) vacation program, any vacation taken by a Continuing Employee preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Bancshares' (or, if applicable, BancorpSouth, Inc.'s or BancorpSouth Bank's) vacation benefit available to such employee for such calendar year.

       (c) On or before, but effective as of the Closing Date, FFC may take such actions as may be necessary (a) to cause each individual employed by FFC or FSA immediately prior to the Closing Date to have a fully vested and nonforfeitable interest in such employee's account balance in the FFC ESOP and the First Federal Savings & Loan Association of Texarkana Financial Institutions Thrift Plan ("401(k) Plan") sponsored by FFC as of the Closing Date and (b) to contribute amounts accrued on the books of FFC from January 1, 2000 to the Closing Date to such plan(s).

       The provisions of this Section are solely for the purpose of setting forth the understanding between Bancshares and FFC, and shall not create or modify any employee benefit plan of Bancshares or any of its affiliates (or of BancorpSouth, Inc. or BancorpSouth Bank), and shall not be construed as creating any employment contract or third party beneficiary right between Bancshares or FFC (or BancorpSouth, Inc. or BancorpSouth Bank), on one hand, and any such employee, on the other hand.

       (d) Any Continuing Employee who is terminated for any reason other than for cause within one year from the Closing Date shall be entitled to receive severance pay ("Severance Pay") equal to the product of (x) such Continuing Employee's weekly base salary, and (y) the number of weeks applicable to such Continuing Employee as set forth in the following schedule:

                                                                              Salary Ranges
                                                                              -------------
 Length of Service                            $15,000 or less               $15,001 to $40,000        $40,001 or greater
 -----------------                            ---------------               ------------------        ------------------
 90 days but less than 5 years                        2 weeks                    4 weeks                         8 weeks

 5 years but less than 10 years                       5 weeks                    8 weeks                        14 weeks

 10 years or greater                                  8 weeks                    12 weeks                       20 weeks


Any Continuing Employee who receives Severance Pay under this schedule shall not be entitled to additional severance pay under any other policy of Bancshares (or BancorpSouth) as a result of the termination described herein. For purposes of this Section 5.02(d), "cause" shall be defined as (i) any act or omission by such Continuing Employee constituting fraud under the laws of the State of Arkansas or the United States of America; or (ii) a finding of probable cause, or a plea of nolo contendere to, a felony or other crime involving moral turpitude by such Continuing Employee; or (iii) the negligent performance by such Continuing Employee of the material responsibilities of his or her position or the negligent failure by such Continuing Employee to adhere to the policies of Bancshares (or BancorpSouth); or (iv) the willful or reckless failure by such Continuing Employee to substantially perform his duties hereunder, the willful or reckless failure by such Continuing Employee to adhere to

Bancshares' (or BancorpSouth's) policies, or the willful or reckless engaging by such Continuing Employee in misconduct which is materially injurious to Bancshares (or BancorpSouth); or (v) failure by such Continuing Employee to comply with Bancshares' (or BancorpSouth's) policies concerning employment discrimination or harassment; or (vi) the receipt by such Continuing Employee of a materially and substantially unfavorable performance review, provided, however, that such Continuing Employee shall be given a thirty day probationary period within which said Continuing Employee shall be allowed an opportunity to correct any performance deficiencies included in the review.

       5.03.  INDEMNIFICATION.

              (a) For a period of five years after the Effective Time, Bancshares shall indemnify, defend and hold harmless the officers and directors of FFC (each, an "Indemnified Party") against all liabilities arising out of actions or omissions out of their employment by or service with FFC and occurring at or prior to the Effective Time to the full extent permitted under applicable law and by Bancshares' Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation; provided that no such indemnification shall be made for actions or omissions which constitute fraud, are intentionally taken or omitted in bad faith, constitute a knowing breach of this Agreement or constitute violations of criminal law, unless the Indemnified Party had no reasonable cause to believe his or her conduct was unlawful.

              (b) Any Indemnified Party wishing to claim indemnification under this Section 5.03, upon learning of any such liability of litigation, shall promptly notify Bancshares thereof (provided, however, that the failure to so notify shall release Bancshares only to the extent it actually prejudiced thereby). In the event of any such litigation (whether arising before or after the Effective Time), (i) Bancshares shall have the right to assume the defense thereof and Bancshares shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Bancshares elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Bancshares and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Bancshares shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; PROVIDED, HOWEVER, that Bancshares shall be obligated pursuant to this Section 5.03 to pay for such additional counsel for Indemnified Parties in any jurisdiction as counsel for Bancshares shall determine is necessary under law and professional ethics;
(ii) the Indemnified Parties will cooperate in the defense of any such litigation, and (iii) Bancshares shall not be liable for any settlement effected without its prior written consent; and provided, further, that Bancshares shall not have obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

              (c) In consideration of the indemnification obligations provided by Bancshares in this Section 5.03 and as a condition precedent thereto, each officer and director of FFC shall have delivered to Bancshares on or prior to the date of this Agreement a letter (in form reasonably satisfactory to Bancshares) describing all known claims such officers and directors may have against FFC. In the letter, the officer or director shall; (a) acknowledge the assumption by Bancshares of all liability (to the extent FFC would be so liable) for claims for indemnification arising under
Section 5.03 hereof; (b) affirm that he or she is not aware of any claims he or she might have against FFC; (c) identify any other facts or circumstances of which he or she is aware and which he or she reasonably believes could give rise to a claim for indemnification under Section 5.03 hereof; and (d) release as of the Effective Time any and all claims that he or she may have against FFC known to him or her which he or she knowingly did not disclose to Bancshares.

              (d) FFC hereby represents and warrants to Bancshares that it has no knowledge of any claim, pending or threatened, or of any facts or circumstances that it reasonably believes could give rise to any obligation by Bancshares to provide the indemnification required by this Section 5.03.

              (e) Bancshares shall cause the persons serving as officers and directors of FFC immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors' and officers' liability insurance policy maintained by Bancshares with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

                                      ARTICLE VI
                                ADDITIONAL AGREEMENTS

       6.01. LEGAL CONDITIONS TO MERGER. Each of FFC and Bancshares will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the FDIC or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger. Each of FFC and Bancshares will, respectively, cause their subsidiaries to take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Bancshares, FFC or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

       6.02.  REPORTS.

              (a) Prior to the Effective Time, FFC shall prepare and file as and when required all FFC Reports.

              (b) FFC shall prepare such FFC Reports such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any FFC Report containing financial information of the type included in the FFC Financial Statements, the financial information (A) will be prepared in accordance with GAAP, applied on a consistent basis with past practices (except as stated therein or in the notes thereto) (B) will present fairly the consolidated financial condition of FFC, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, will reflect fairly the consolidated financial condition of FFC, at the dates, and the consolidated results of operations and cash flows for the periods stated therein, subject to year-end audit adjustments.

       6.03. UPDATE DISCLOSURE; BREACHES. From and after the date hereof until the earlier of the termination of this Agreement or the Effective Time, FFC and Bancshares shall provide to the other party prompt notice of any matters which have become known or have occurred after the date hereof which
(i) are material to the financial condition or operations of the disclosing party, (ii) which have a material bearing on any matter dealt with herein,
(iii) would cause or constitute a failure of a condition precedent to either party's obligation to effect the Merger, or (iv) would cause or constitute a material breach, or would have caused or constituted a material breach had such matter been known prior to the date hereof, of any of its representations, warranties or agreements contained herein.

       6.04. ABILITY TO PERFORM. Neither FFC nor Bancshares will knowingly take action which would or is reasonably likely to (i) adversely affect the ability of either of Bancshares or FFC to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby; (ii) adversely affect FFC's or Bancshares' ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

       6.05. BROKERS OR FINDERS. Except as set forth in Section 7.03(c), Bancshares and FFC represent that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

       6.06. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Bancshares with full title to all properties, assets, rights, approvals, immunities and franchises of either of FFC or FSA, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       6.07. GOVERNMENTAL AND OTHER THIRD PARTY APPROVALS. FFC and Bancshares shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. FFC and Bancshares agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. FFC and Bancshares will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. Bancshares and FFC will each provide to the other copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement. Within ten days from the date of this Agreement Bancshares will make an initial request of FFC for FFC to provide to Bancshares information Bancshares needs to prepare its applications for regulatory approval of the Merger. Bancshares agrees to file its applications for regulatory approval of the Merger within 45 days from the date of this Agreement or within 30 days from the date it receives the information required in the initial request for information from FFC, whichever is later.

       6.08. NONPUBLIC INFORMATION. Unless otherwise required by law, each party will hold any nonpublic information obtained from the other in connection with the transaction in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the party holding nonpublic information of the other party, and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from the other party, and any copies made of such documents, to such other party or destroy such documents and copies.

                                     ARTICLE VII

                                 CONDITIONS PRECEDENT

       7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

              (a) SHAREHOLDER APPROVAL. The Merger shall have been approved and adopted by the legally required vote of the holders of the outstanding shares of FFC Stock at a shareholders meeting duly called for the purpose of voting on the Merger.

              (b) BANKING REGULATORS. The Merger, the Subsidiary Mergers and the transactions contemplated hereby shall have been approved by the FDIC, the Texas Banking Commissioner, and any other necessary federal or state banking authorities without any condition not reasonably acceptable to Bancshares. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

              (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

              (d) NO PROCEEDING OR LITIGATION. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against Bancshares or FFC or any affiliate, subsidiary, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

              (e) CLOSING DATE. The Closing Date shall occur as soon as practicable but in no event later than December 31, 2000 unless extended by FFC and Bancshares.

              (f) CONSENTS UNDER AGREEMENTS. Bancshares, FFC and their subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

       7.02. CONDITIONS TO OBLIGATIONS OF BANCSHARES. The obligation of Bancshares to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by Bancshares:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of FFC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Bancshares shall have received a certificate signed on behalf of FFC by its chief executive officer and chief financial officer to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF FFC. FFC shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Bancshares shall have received a certificate signed on behalf of FFC by its chief executive officer and chief financial officer to such effect.

              (c) OPINION OF COUNSEL. FFC shall have delivered to Bancshares an opinion of its counsel, Jenkens & Gilchrist, P.C., dated as of the Closing Date and in substantially the form and substance attached hereto as Exhibit 7.02(c).

              (d) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since December 31, 1999 in the financial condition, results of operations or business of FFC.

              (e) ENVIRONMENTAL AUDITS. Phase I environmental audits of such portions of the FFC Property as are selected by Bancshares shall have been conducted at Bancshares' expense and shall, to Bancshares' satisfaction, reflect no material problems under Environmental Laws.

              (f) CONSENTS UNDER AGREEMENTS. Bancshares and its subsidiaries shall have obtained the consent or approval of each person whose consent or approval of any transaction contemplated herein is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

              (g) DISSENTING SHARES. The number of dissenting shares shall not exceed eleven percent (11%) of the outstanding FFC Stock, not including the FFC Options.

              (h) NONCOMPETITION AGREEMENTS OF FFC DIRECTORS AND OFFICERS. Each of the directors of FFC and FSA as of the date of this Agreement shall have executed and delivered to Bancshares a non-competition agreement substantially in the form of Exhibit 7.02(h) hereto. Such non-competition agreements shall be effective as of the Closing Date and shall be null and void in the event the Merger is not consummated.

              (i) FFC OPTIONS. Each holder of an FFC Option shall have entered into a written agreement and waiver with Bancshares and FFC in the form attached hereto as Exhibit 7.02(i) that said holder will accept in full satisfaction of all rights under the FFC Options the Option Consideration due to said holder.

              (j) DIRECTORS AND OFFICERS LETTERS. Each of the Directors and Officers of FFC shall have executed and delivered to Bancshares the letter described in Section 5.03(c).

              (k) TERMINATION OF EMPLOYMENT AGREEMENT. James W. McKinney, FFC, FSA and Bancshares shall have entered into an agreement amending the provisions of McKinney's employment agreement

("Employment Agreement") to provide (i) on the later of November 1, 2000 or one month after the Closing Date McKinney shall retire, (ii) the Employment Agreement shall terminate on the later of November 1, 2000 or one month after the Closing Date, (iii) McKinney shall receive usual compensation and benefits through the later of November 1, 2000 or one month after the Closing Date, and (iv) no compensation or other benefits shall be paid to or provided for McKinney under Section 5(c) of the Employment Agreement.

       7.03. CONDITIONS TO OBLIGATIONS OF FFC. The obligations of FFC to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by FFC:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Bancshares set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and FFC shall have received a certificate signed on behalf of Bancshares by its chief executive officer and chief financial officer to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF BANCSHARES. Bancshares shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and FFC shall have received a certificate signed on behalf of Bancshares by its chief executive officer and chief financial officer to such effect.

              (c) FAIRNESS OPINION. FFC shall have obtained, at its expense, on or before the Closing Date, the opinion of Stifel, Nicolaus & Company, acceptable to it to the effect that the terms of the transaction contemplated by this Agreement are fair from a financial point of view to the FFC Shareholders.

              (d) OPINION OF COUNSEL. Bancshares shall have delivered to FFC an opinion of its counsel, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., dated as of the Closing Date in substantially the form and substance attached hereto as Exhibit 7.03(d).

              (e) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since December 31, 1999 in the financial condition, results of operations or business of Bancshares.

                                     ARTICLE VIII
                              TERMINATION AND AMENDMENT

       8.01. TERMINATION. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

              (a) by mutual consent of the Boards of Directors of Bancshares, United and FFC;

              (b) by either Bancshares and United or by FFC (A) if there has been a breach by the other party in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement, or (B) if any representation or warranty of the other party shall be discovered to have become untrue in any material respect, and in either case such breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition from the terminating party;

              (c) by either Bancshares and United or by FFC if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

              (d) by either Bancshares and United or by FFC if the Merger shall not have been consummated on or before December 31, 2000, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

              (e) by either Bancshares and United or by FFC if the FDIC or other Governmental Entity has denied approval of the Merger and such denial has become final and nonappealable; or

              (f) by either Bancshares and United or by FFC if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d).

       8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either FFC or Bancshares as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of FFC, Bancshares, United or their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the duties of the parties with respect to nonpublic information as set forth in Section 6.09 will not be terminated.

       8.03. AMENDMENT. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by the Boards of Directors of Bancshares and FFC at any time prior to the Closing Date, except that the consideration to be received by the FFC shareholders may not be changed after the FFC shareholders' meeting. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, Bancshares or FFC by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                      ARTICLE IX
                                  GENERAL PROVISIONS

       9.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Bancshares or United, to

                     First United Bancshares, Inc.
                     Attention:  John G. Copeland
                     P. O. Box 751
                     El Dorado, Arkansas 71731


              with a copy to:

                     Hermann Ivester, Esq.
                     Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800
                     Little Rock, Arkansas 72201

              (b)    if to FFC, to:

                     Texarkana First Financial Corporation
                     Third & Olive Streets
                     Texarkana, Arkansas 71854
                     Attention:  Mr. James W. McKinney
              with a copy to:

                     Jenkens & Gilchrist, P.C.
                     1445 Ross Avenue, Suite 3200
                     Dallas, Texas  75202
                     Attention:  Financial Institutions Department

       9.02. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

       9.03. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

       9.04. ENTIRE AGREEMENT. Except for those provisions of the letter agreement dated January 26, 2000 between the parties under which First United is obligated to maintain the confidentiality of certain information and to refrain from soliciting the employment of employees of FFC, this Agreement (including the Plan of Merger and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

       9.05. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas, except that the Plan of Merger shall be filed in accordance with and comply with the corporate laws of the State of Texas.

       9.06. PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement. However, the determination by Bancshares as to when and whether it will make a public statement and the contents of any such public statement shall be final and binding.

       9.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise, without the prior written consent of the other parties, provided, however, that Bancshares may assign this Agreement and its rights, interests, and obligations hereunder to BancorpSouth, Inc., by operation of law or otherwise, without the prior written consent of FFC and, in the event of an assignment other than by operation of law, so long as BancorpSouth, Inc. expressly assumes Bancshares' obligations hereunder. No such assignment shall alter or terminate Bancshares' obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

       9.08. KNOWLEDGE OF FFC. Wherever in this Agreement any representation or warranty is made to the knowledge of FFC, such knowledge shall be limited to the actual knowledge of the directors of FFC and FSA as of the date of this Agreement and the individuals listed in Schedule 9.08 of FFC's Disclosure Schedule.

       9.09. MATERIAL ADVERSE CHANGE. Material Adverse Change shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the parties.

       9.10. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect.

       9.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

       9.12. EXPENSES. Except as otherwise provided herein, all expenses incurred by Bancshares and FFC in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

       9.13. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive Closing or, after Closing be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations and except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

       IN WITNESS WHEREOF, FFC and Bancshares have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          FIRST UNITED BANCSHARES, INC.


                                          By: /s/  JAMES V. KELLEY
                                              --------------------
                                                James V. Kelley
                                                Chairman, President and Chief
Executive Officer
ATTEST:


/s/  JOHN G. COPELAND
---------------------
John G. Copeland, Secretary

                                          TEXARKANA FIRST FINANCIAL CORPORATION


                                          By: /s/  JAMES W. MCKINNEY
                                              ----------------------
ATTEST:                                         James W. McKinney
                                                Chairman

/s/  DEBBIE ROSE
----------------
Debbie Rose, Secretary

                                      EXHIBIT A

                                    PLAN OF MERGER


       This Plan of Merger, dated as of __________, 2000 ("Plan of Merger"), by and between First United Bancshares, Inc., an Arkansas corporation ("Bancshares"), Texarkana First Financial Corporation, a Texas corporation ("FFC"), and Acquisition Co., Inc., a Texas corporation and wholly-owned subsidiary of Bancshares ("Sub").

       WHEREAS, FFC is a corporation with authorized capital stock consisting of 15,000,000 shares of common stock, $0.01 par value of which 1,539,342 shares of common stock ("FFC Stock") are validly issued and outstanding and 444,408 shares are held by FFC in its treasury on the date hereof;

       WHEREAS, Sub is a corporation with authorized capital stock of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares of common stock are validly issued and outstanding on the date hereof;

       WHEREAS, Sub is a corporation duly organized and existing under the laws of Texas;

       WHEREAS, Bancshares and FFC have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Sub with and into FFC (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Texas Business Corporation Act (the "TBCA"), with FFC to be the surviving corporation and, upon consummation of the Merger, become a wholly-owned subsidiary of Bancshares;

       WHEREAS, the Boards of Directors of Bancshares, FFC and Sub deem it fair and equitable to, and in the best interests of, their respective corporations and shareholders that Sub be merged with and into FFC with FFC being the surviving corporation, and the Boards of Directors and shareholders of FFC and Sub have approved this Plan of Merger and have authorized its execution and delivery.

       NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                      ARTICLE I
                                      THE MERGER

       1.01. THE MERGER. Subject to the terms and conditions of the Merger Agreements, Sub will be merged with and into FFC , which will continue as the surviving corporation, in accordance with and with the effect provided in the TBCA.

       1.02. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by FFC and Sub and thereafter delivered to the Secretary of State of Texas for filing, as provided in the TBCA as soon as practicable on or after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Texas (the "Effective Time").

       1.03. EFFECTS OF THE MERGER. (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into FFC ( FFC and Sub are sometimes referred to herein as the "Constituent Corporations" and FFC is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of Sub in effect as of the Effective Time (the "Articles") shall become the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of Sub in effect as of the Effective Time (the "Bylaws") shall become the Bylaws of the Surviving Corporation; and (iv) the Directors and officers of FFC immediately after the Effective Time shall be the Directors and officers of FFC prior to the Effective Time.

              (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                      ARTICLE II
      EFFECT OF THE MERGER ON THE COMMON STOCK OF THE CONSTITUENT CORPORATIONS;
                               EXCHANGE OF CERTIFICATES

       2.01. CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FFC Stock or options to purchase FFC Stock ("FFC Options"), but subject to the rights of dissenting shareholders of FFC:

              (a) CONVERSION OF FFC STOCK AND FFC OPTIONS. All FFC Stock and all FFC Options shall be converted in accordance with the Agreement into the right to receive the amount of cash consideration provided in Section
1.02 of the Agreement.

              (b) CANCELLATION OF FFC SHARES AND FFC OPTIONS. All shares of FFC Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and all FFC Options in effect immediately prior to the Effective Time shall no longer be effective and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such FFC Stock or FFC Options (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive a pro rata amount of the consideration provided therefor upon the surrender of such Certificate in accordance with the Plan of Merger.

       2.02.  THE EXCHANGE.

              (a) PAYING AGENT. At the Effective Time, Bancshares shall deposit with First United Trust Company, N.A. (the "Paying Agent") for the benefit of the holders of FFC Stock and FFC Options the cash consideration to be paid pursuant to Section 1.02 of the Agreement (the "Exchange Fund").

              (b) EXCHANGE PROCEDURES. No later than twenty (20) days prior to the Effective Time, Bancshares shall furnish to FFC, and FFC shall mail to each holder of record of the FFC Stock and FFC Options, addressed to the most current address of such persons according to the records of FFC, the following: (i) a letter of transmittal specifying that delivery of Certificates shall be effected and risk of loss shall pass, on or after the Effective Time only upon delivery of the Certificates to First United Trust Company, N.A. (the "Paying Agent"), which shall be in a form and contain any other provisions as Bancshares may reasonably require (the "Transmittal Letter"), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash in the amount of the consideration due pursuant to the Agreement (the "Instructions"). The Instructions shall request holders to deliver their Certificates, a properly completed, duly executed Transmittal Letter, and any other documentation that may be required from such holder pursuant to the Instructions (collectively, the "Transmittal Items") to the Paying Agent, and shall state that (x) occurrence of the Effective Time is contingent upon the satisfaction of significant conditions, including regulatory approval of the Merger and expiration of statutory waiting periods, and (y) the Transmittal Items will be returned to the holders thereof if the Agreement is terminated prior to the Effective Time. Bancshares shall instruct the Paying Agent that, on and after the Effective Time, upon the delivery to the Paying Agent of the properly completed Transmittal Items, the Paying Agent is to pay the holder of such Certificate in exchange therefor the amount of cash such holder is entitled to receive in respect of the Certificate surrendered, pursuant to the provisions of Article I of the Agreement and this Section 2.02, payable by check or direct deposit into such shareholder's or option holder's account with FSA, and the Certificate so surrendered shall forthwith be canceled. Such payments shall be made, in the case of holders whose properly completed Transmittal Items are delivered to the Paying Agent no later than ten (10) days prior to the Effective Time, by mailing checks or making the direct deposit immediately after the Effective Time and in no event later than the next business day after the Effective Time, and in all other cases, by mailing checks or making the direct deposit promptly, but in no event more than ten (10) days following the later of (i) the Effective Time, or (ii) the date on which the properly completed Transmittal Items are delivered to the Paying Agent. Only holders of Certificates who have delivered their properly completed Transmittal Items to the Paying Agent no later than ten (10) days prior to the Effective Time shall be eligible to receive payment at the Effective Time as herein provided. Notwithstanding the foregoing, no payment shall be made to an individual under this section until the Paying Agent has received from such holder all of the required Transmittal Items properly completed in accordance with the instructions. No payment shall be made for the Certificates prior to the Effective Time, and no interest shall be payable with respect to the payment of the Purchase Price.

              (c)    DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED
CERTIFICATES. No cash payment of any kind shall be made to the holder of any unsurrendered Certificate until the holder of record or owner of such Certificate shall surrender such Certificate.

              (d) NO FURTHER OWNERSHIP RIGHTS. The consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FFC Stock, or issuance of any stock pursuant to FFC Options, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and payment shall be made as provided in this Plan of Merger.

              (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed as provided herein for six months after the Effective Time shall be delivered to Bancshares and holders of FFC Stock and holders of FFC Options who have not theretofore complied with this
Section 2.02 shall thereafter look only to Bancshares for payment of the cash due.

              (f) NO LIABILITY. Neither Bancshares, FFC nor Sub shall be liable to any holder of FFC Stock or FFC Options for cash due to said holders that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (g) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bancshares, the posting by such person of a bond in such amount as Bancshares may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payable in respect thereof pursuant to the Agreement and this Plan of Merger.

                                     ARTICLE III
                          CONDITIONS; TERMINATION; AMENDMENT

       3.01. CONDITIONS TO THE MERGER. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VII of the Agreement.

       3.02.  TERMINATION.  If the Agreement is terminated in accordance with
Article VIII thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by FFC, Sub or Bancshares.

       3.03. AMENDMENT. Subject to the next following sentence and to the provisions of the Agreement, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Closing Date. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       3.04. EXTENSION; WAIVER. Subject to the provisions of the Agreement, at any time prior to the Closing Date, Bancshares and Sub, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                      ARTICLE IV
                                  GENERAL PROVISIONS

       4.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Bancshares, to

                     First United Bancshares, Inc.
                     Attention:  John G. Copeland
                     Chief Financial Officer
                     P. O. Box 751
                     El Dorado, Arkansas 71731

                     with a copy to:

                     Hermann Ivester, Esq.
                     Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800
                     Little Rock, Arkansas 72201

              (b)    if to FFC, to

                     Texarkana First Financial Corporation
                     Third & Olive Streets
                     Texarkana, Arkansas  71854
                     Attention:  Mr. James W. McKinney

                     with a copy to:

                     Jenkens & Gilchrist, P.C.
                     1445 Ross Avenue, Suite 3200
                     Dallas, Texas  75202
                     Attn:  Financial Institutions Department

       4.02. INTERPRETATION. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

       4.03. COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       4.04. CAPITALIZED TERMS. Capitalized terms used in this Plan of Merger that are not defined herein shall have the meaning given to them in the Agreement.

       4.05. GOVERNING LAW. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Texas.

       IN WITNESS WHEREOF, FFC, Sub and Bancshares have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ACQUISITION CO., INC.


                                         By:
                                            ------------------------------------
ATTEST:                                         James V. Kelley
                                                President
------------------------------
                , Secretary
----------------


                                          TEXARKANA FIRST FINANCIAL CORPORATION


                                         By:
                                            ------------------------------------

                                            ------------------------------------
ATTEST:                                     Title:
                                                  ------------------------------
------------------------------
                , Secretary
----------------

                                          FIRST UNITED BANCSHARES, INC.


                                         By:
                                            ------------------------------------
ATTEST:                                         James V. Kelley
                                                Chairman, President and Chief
                                                Executive Officer
------------------------------
John G. Copeland, Secretary

                                      APPENDIX B

                         FAIRNESS OPINION OF STIFEL, NICOLAUS

                                  [LETTERHEAD]

                                 August 11, 2000


Board of Directors
Texarkana First Financial Corporation
3rd & Olive Street
Texarkana, Arkansas  75502


Members of the Board:

       You have requested our opinion as to the fairness from a financial point of view to the shareholders of Texarkana First Financial Corporation ("FTF") of the right to receive an amount of cash equal to $23.35208 from First United Bancshares, Inc. ("UNTD") for each outstanding share of common stock, par value $0.01 per share, of FTF ("FTF Common Stock") pursuant to the terms of the Agreement and Plan of Reorganization by and between UNTD and FTF, dated as of May 15, 2000 (the "Agreement"). For the purposes of our opinion, we have assumed that the merger of FTF with a subsidiary of UNTD (the "Merger") will be consummated pursuant to the terms of the Agreement and will constitute a taxable reorganization as contemplated by the Agreement and the Merger will be accounted for under the purchase accounting method.

       Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Stifel actively trades equity securities of FTF and UNTD for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

       In rendering our opinion, we have reviewed, among other things: the Agreement; the financial statements of FTF and UNTD included in their respective Annual Reports on Form 10-K for the 5 years ended September 30, 1999 and December 31, 1999; their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000; certain internal financial analyses and forecasts for FTF and UNTD prepared by their respective managements; and certain pro forma financial forecasts for the pro forma combined company resulting from the merger of UNTD with BancorpSouth, Inc. prepared by their respective managements which utilized UNTD's and BancorpSouth, Inc.'s internal financial forecasts. We have conducted conversations with FTF's and UNTD's senior management regarding their respective business

Board of Directors - Texarkana First Financial Corporation
Page 2


plans and financial forecasts. We have also compared certain financial and securities data of FTF and UNTD with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of FTF and UNTD, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the bank and thrift industries generally.

       In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed with your consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of FTF and UNTD as to the future operating and financial performance of FTF and UNTD, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either FTF or UNTD since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of FTF and UNTD are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of FTF's or UNTD's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of FTF or UNTD. We relied on advice of FTF's counsel and accountants as to all legal and accounting matters with respect to FTF, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. As you are aware and with your consent, we have acted as financial advisor to UNTD for the purpose of rendering a fairness opinion with respect to the acquisition of UNTD by BancorpSouth, Inc.

       Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of FTF for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of FTF or UNTD might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

Board of Directors - Texarkana First Financial Corporation
Page 3


       Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the right to receive an amount of cash equal to $23.35208 per share pursuant to the Agreement is fair to the holders of FTF Common Stock from a financial point of view.

Very truly yours,



/s/ STIFEL, NICOLAUS  &  COMPANY, INCORPORATED

STIFEL, NICOLAUS  &  COMPANY, INCORPORATED

                                      APPENDIX C

                                 ARTICLES 5.11-5.13
                                       OF THE
                            TEXAS BUSINESS CORPORATION ACT

ART. 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

       (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

       (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholder hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

       (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

       (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

              (a)    listed on a national securities exchange;

              (b) listed on the Nasdaq Stock Market (or successor quotation) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or


              (c)    held of record by not less than 2,000 holders;

       (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

       (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

              (a) shares of domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                     (i) listed, or authorized for listing upon official notice of issuance national securities exchange;

                     (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                     (iii)  held of record by not less than 2,000 holders;

              (b) cash in lieu of fractional shares otherwise entitled to be received; or

              (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12 PROCEDURE FOR DISSENT BY SHAREHOLDER AS TO SAID CORPORATE ACTIONS

A. Any shareholder of any domestic corporation who has the right to dissent only by complying with the following procedures:

       (1)    (a)    With respect to proposed corporate action that is
submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

              (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

       (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

       (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, do
not    so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of
the sixty (60) day      period, file a petition in any court of competent
jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued thereof shall bear similar notation together with the name of the original dissenting holder of such shares and transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 or this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                     TEXARKANA FIRST FINANCIAL CORPORATION
                              3rd & Olive Streets
                          Texarkana, Arkansas  71854

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James Sangalli and Travis Mauldin and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the common stock of Texarkana First Financial Corporation held of record by the undersigned on July 26, 2000, at the Special Meeting of Shareholders to be held on September 13, 2000, or any adjournment(s) thereof.

Proposal to approve and adopt the Agreement and Plan of Reorganization by and between First United Bancshares, Inc. and Texarkana First Financial Corporation, dated as of May 15, 2000, and the Plan of Merger attached thereto as EXHIBIT A, pursuant to which:

        - First United Acquisition Co., Inc., a Texas corporation to be formed as a wholly-owned subsidiary of First United, will merge with and into Texarkana First Financial, with Texarkana First Financial continuing as the surviving corporation and a wholly-owned subsidiary of First United; and

        - the outstanding shares of, and options to acquire shares of, the common stock of Texarkana First Financial will be exchanged for an aggregate consideration of $37,500,000 in cash.

                      FOR [_]   AGAINST [_]   ABSTAIN [_]

        Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized persons. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

                                   This proxy, when properly executed,
                                   will be voted in the manner directed
                                   herein by the undersigned shareholder(s).
                                   If no direction is made, this proxy will be voted "for" the approval and adoption of the Agreement and Plan of Reorganization.


                                   DATED: _____________________, 2000


                                   ______________________________
                                   Signature

                                   ______________________________
                                   Signature if Held Jointly